Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VERENGO, INC.,

MACE MERGER SUB, INC.,

U.S. GAS & ELECTRIC, INC.

MVC CAPITAL, INC.,
as a Seller and Holder Representative,

JAMES B. WISER,
as Legacy Holder Representative

and solely for the limited purposes set forth herein,

CRIUS ENERGY TRUST

and

CRIUS SOLAR FULFILLMENT, LLC

Dated as of May 30, 2017

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Noncompetition Agreement
Exhibit C	Customer Contracts
Exhibit D	Fully-Diluted Common Shares and Percentages
Exhibit E	Net Working Capital Methodology
Exhibit E.1	Deferred Tax Calculation
Exhibit F	Form of Legacy Escrow Agreement
Exhibit G	Form of Seller Note
Exhibit H	Form of Crius Trust Guaranty
Exhibit I	Form of Exchange Agent Agreement
Exhibit J	Risk Management Policy

SCHEDULES

Schedule 1.1.(s)	Company SARs
Schedule 1.1.(www)	Permitted Tax Liens
Schedule 3.3(a)(i)	Indebtedness to be Paid at Closing
Schedule 4.1	Jurisdictions
Schedule 4.3	Capital Stock
Schedule 4.4	Subsidiaries
Schedule 4.5(a)	Absence of Restrictions and Conflicts
Schedule 4.5(b)	Consents
Schedule 4.6	Real Property Leases
Schedule 4.7(a)	Financial Statements
Schedule 4.8	Absence of Certain Changes
Schedule 4.9	Legal Proceedings
Schedule 4.10	Compliance with Law and Permits
Schedule 4.11(a)	Company Contracts
Schedule 4.12	Taxes
Schedule 4.13	Officers and Employees
Schedule 4.14	Employee Plans and Benefit Arrangements
Schedule 4.15	Labor Relations and Employees
Schedule 4.16(a)	Owned Intellectual Property
Schedule 4.16(b)	Licensed Intellectual Property
Schedule 4.16(c)	Intellectual Property Liens
Schedule 4.18	Environmental Liability
Schedule 4.19	Regulatory Matters
Schedule 4.19(b)	Electric and Natural Gas Supplier Licenses
Schedule 4.20	Transactions with Affiliates
Schedule 4.21	Company Employee Payments
Schedule 4.22	Company Brokers, Finders and Investment Bankers
Schedule 4.23	Insurance Policies
Schedule 4.24(a)	Rebates and Promotions
Schedule 4.24(b)	Commissions and Payments
Schedule 4.24(c)	Compliance with Customer Contracts
Schedule 4.26	Agents and Brokers
Schedule 5.3(a)	Capital Stock

v

Schedule 5.5	Required Filings and Consents
Schedule 5.18	Buyer Brokers, Finders and Investment Bankers
Schedule 6.3	Title to Interests
Schedule 6.4	MVC Brokers, Finders and Investment Bankers
Schedule 7.1	Conduct of Business Pending Closing
Schedule 7.2	Other Conduct of Business
Schedule 7.8	Equity Interests Agreements
Schedule 7.13(a)	Indemnity Agreements
Schedule 7.15	Run-out Schedule
Schedule 8.2(c)	Company Required Closing Consents
Schedule 8.3(c)	Buyer Required Closing Consents
Schedule 9.1(a)(iii)	Indemnified Legal Proceedings
Schedule 9.1(a)(viii)	Special Indemnities
Schedule 9.4(b)	Regulatory Proceedings

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 30, 2017 (the “Agreement Date”), is made and entered into by and among Verengo, Inc., a Delaware corporation (“Buyer”); Mace Merger Sub, Inc., a Delaware corporation (“Merger Sub”); U.S. Gas & Electric, Inc., a Delaware corporation (the “Company”); MVC Capital, Inc., a Delaware corporation, in its capacity as a Seller (“MVC”) and as the representative of the Company Holders (the “Holder Representative”); James B. Wiser, solely in his capacity as representative of the Company Holders other than the Sellers with respect to the matters described in Section 12.2 (the “Legacy Holder Representative”); and solely for the limited purposes in this Agreement in which their names are referenced, Crius Energy Trust, an unincorporated open-ended limited purpose trust established under the laws of the Province of Ontario (“Crius Energy Trust”) and Crius Solar Fulfillment, LLC a Delaware limited liability company (“CSF”). In this Agreement, Buyer, Merger Sub, the Company, MVC, the Holder Representative and the Legacy Holder Representative are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

A.           Crius Energy Trust indirectly owns a controlling interest in CSF, which owns 100% of the capital stock of Buyer, which owns 100% of the capital stock of Merger Sub.

B.            The Company owns all of the issued and outstanding capital stock of Energy Services Providers, Inc., a New York corporation (“ESPI”).  ESPI owns all of the outstanding capital stock of Creative Marketing Resources, Inc., a Delaware corporation (“CMRI”), Massachusetts Gas & Electric, Inc., a Massachusetts corporation (“MAG&E”), Connecticut Gas & Electric, Inc., a Delaware corporation (“CTG&E”), Kansas State Gas & Electric, Inc., a Kansas corporation (“KSG&E”), USG&E Solar, Inc., a Delaware corporation (“USG&E Solar”) and Texas Gas & Electric, Inc., a Delaware corporation (“TXG&E”).  In this Agreement, the Company, ESPI, CMRI, MAG&E, CTG&E, KSG&E, USG&E Solar and TXG&E are sometimes referred to individually as a “USG&E Company” and collectively as the “USG&E Companies.”  In this Agreement, CMRI, MAG&E, CTG&E, KSG&E and TXG&E are sometimes referred to individually as an “ESPI Subsidiary” and collectively as the “ESPI Subsidiaries.”  The USG&E Companies engage in the businesses of providing natural gas to commercial and residential customers in Indiana, Kentucky and Michigan, marketing electricity to mass-market customers in Connecticut, the District of Columbia, Illinois and Massachusetts, and both such services in Maryland, New York, New Jersey, Ohio and Pennsylvania (such business collectively, the “Business”).  The Company also owns 20% of the issued and outstanding equity interests of each of USG&E Drilling I, LLC, USG&E Drilling II, LLC and USG&E Drilling III, LLC, each a Delaware limited liability company (the “Drilling Companies”).

C.            The respective Boards of Directors or member, as applicable, of (i) Crius Energy Administrator Inc. (“Administrator”), as administrator for and on behalf of Crius Energy Trust, (ii) CSF, (iii) Buyer, (iv) Merger Sub and (v) the USG&E Companies have approved this Agreement and declared advisable the transactions contemplated hereby upon the terms and subject to the conditions of this Agreement.

D.            The Board of Directors of the Company has determined that the Merger is in furtherance of and in accordance with the USG&E Companies’ business strategy and is advisable and fair to, and in the best interest of, the Company Holders.

E.            The Board of Directors of the Company has resolved to recommend to the Company Holders the approval and adoption of this Agreement and the approval of the transactions contemplated in this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

F.            Pursuant to the Company’s Certificate of Incorporation dated November 4, 1999, as amended, the Merger requires the approval of the Company Stockholders holding a majority interest.

G.            In connection with entering into the Merger Agreement, MVC and David Phillips have entered into a support agreement with Buyer in the form attached hereto as Exhibit A  (each, a “Support Agreement”), representing, in the aggregate, 39.9% of the outstanding capital stock of the Company.

H.            Following the execution of this Agreement, the Company intends to solicit the approval of the Company Stockholders at a special meeting of the Company Stockholders as set forth herein, together with the approval of a majority of the Legacy Holders.

I.             As a condition for Buyer and Merger Sub to enter into this Agreement, simultaneous with the execution of this Agreement, MVC is executing a noncompetition agreement in the form of Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1.           Definitions.  The following capitalized terms shall have the following meanings:

(a)           “Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of the USG&E Companies pursuant to which the holders of the voting power of the Company immediately prior to such transaction own less than 90% of the voting power of the surviving or resulting entity immediately following the transaction, (B) sale, lease, contribution or other disposition, directly or indirectly of any business or assets of the Company or any of the USG&E Companies representing 10% or more of the consolidated revenues, net income or assets of the Company and the USG&E Companies, taken as a whole, other than any such sales, leases, contributions or other dispositions in the Ordinary Course of Business (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, (D) transaction in which the holders of the voting power of the Company immediately prior to such transaction own less than 90% of the voting power of the Company immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of any class of capital stock of the Company or (F) any combination of the foregoing.

(b)           “Adjusted Net Merger Consideration” means (i) the Merger Consideration, minus (ii) the Holder Representative Fund Amount, minus (iii) the Indebtedness to be paid at Closing as set forth on Schedule 3.3(a)(i), minus (iv) the Third Party Transaction Expenses, minus (v) the Company Employee Payments, minus (vi) the aggregate amount of Preferred Share Liquidation Preferences, plus (vii) the aggregate amount of the grant prices with respect to the Company SARs, plus (viii) the aggregate amount of the exercise prices of the Company Warrants.

(c)           “Affiliate” means with respect to any Person, (i) if such Person is an individual, a member of such Person’s immediate family as defined in Rule 16(a)-1(e) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and (ii) if such Person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the 1934 Act.

(d)          “Aggregate Company Transaction Expenses” means (i) the Company Employee Payments; (ii) the Third Party Transaction Expenses; and (iii) any (A) payments to Company Warrantholders, and (B) payments to Company SAR Grantees, each to the extent that the payment or exercise of which would result in a Tax deduction.

(e)           “Aggregate Fully-Diluted Capital Stock” means (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (excluding any Dissenting Shares), plus (b) the aggregate number of shares of Common Stock that would be issuable upon conversion to Common Stock of all of the shares of Preferred Stock outstanding immediately prior to the Effective Time in accordance with the applicable Preferred Conversion Ratios, plus (c) the aggregate number of shares of Common Stock that would be issuable upon the exercise in full of all Company Warrants outstanding immediately prior to the Effective Time, plus (d) the aggregate number of shares of Common Stock represented by all Company SARs outstanding immediately prior to the Effective Time.

(f)           “Ancillary Documents” means the Exchange Agent Agreement, the Seller Notes, the Seller Notes Security Agreement, the Crius Trust Guaranty, the Legacy Escrow Agreement and any other certificate, agreement, document or other instrument required to be executed and delivered in connection with the transactions contemplated by this Agreement.  Where the term Ancillary Documents is used in the context of a given Party to this Agreement, it shall be deemed to refer only to those Ancillary Document to which such Party is a party unless otherwise provided in the relevant provision.

(g)          “Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, characteristic and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

(h)          “Benefit Arrangement” shall mean each material employee benefit plan, program, contract or arrangement that (i) is not an Employee Plan and (ii) provides benefits or compensation to any employee or former employee of the Company or any of its subsidiaries as a result of such employee’s or former employee’s employment with the Company or such subsidiary.

(i)            “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.

(j)            “Capital Leases” means all obligations of a Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases.

(k)          “Class A Common” means the Company’s class A common stock, par value $0.0001 per share.

(l)            “Class B Common” means the Company’s class B common stock, par value $0.0001 per share.

(m)          “Closing Net Working Capital” shall mean Net Working Capital as of the close of business on the Economic Closing Date (without giving effect to any changes, including any purchase accounting adjustments, which arise solely as a result of the Merger).

(n)          “Code” means the Internal Revenue Code of 1986, as amended.

(o)          “Common Stock” means the Class A Common and the Class B Common.

(p)          “Company Employee Payments” means (i) any and all transaction bonuses paid or payable by the Company to employees or service providers of the USG&E Companies in connection with the Closing, (ii) any and all other bonuses or sales incentive payments payable to employees or service providers of the USG&E Companies as of the Closing with respect to periods prior to the Closing, and (iii) (A) any and all severance payments, and related out-of-pocket severance costs and expenses, arising out of termination of employees or service providers of the USG&E Companies or the Continuing Employees or (B) relocation costs and retention costs incurred in connection with offers made for employment or service with Buyer or any Affiliate thereof, in each case, concurrently with, prior to, or within ninety (90) days following, the Closing, as contemplated in Section 7.14 and Schedule 4.21, provided that the aggregate amount of such payments or costs and expenses in this clause (iii) shall not exceed $1,000,000.

(q)          “Company Holder” means any Company Stockholder, Company SAR Grantee or Company Warrantholder.

(r)            “Company Organizational Documents” means, with respect to each USG&E Company, the certificate of incorporation, charter, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement or other similar organizational instrument or document governing such entity, as applicable.

(s)          “Company SAR” or “Company SARs” means stock appreciation rights granted to a Company SAR Grantee by the Company pursuant to an agreement between the Company and a Company SAR Grantee as described in Schedule 1.1(s).

(t)           “Company SAR Grantee” means an individual to whom the Company has awarded a Company SAR, which Company SAR is outstanding immediately prior to the Effective Time (without giving effect to vesting or forfeiture restrictions).

(u)          “Company Stock” means the Common Stock and the Preferred Stock.

(v)          “Company Stockholder” means a holder of any Company Stock.

(w)         “Company Warrant” means (i) the Class A Common Stock Purchase Warrant issued to Macquarie on October 23, 2014, and (ii) the Amended and Restated Class A Common Stock Purchase Warrant issued to Macquarie on October 23, 2014.

(x)           “Company Warrantholder” means any Person who holds a Company Warrant.

(y)          “Crius Stock” means the trust units of Crius Energy Trust.

(z)            “Customer” means any customer of any USG&E Company that has an executory contract to receive “residential”, “commercial” or “industrial” natural gas or electric service, in any retail natural gas or electricity customer program for the purchase and sale of natural gas or electricity related to the Business and under contract as of the Closing Date.

(aa)         “Customer Book” has the meaning set forth in the definition of “Mace Book”.

(bb)         “Customer Contract” means any retail natural gas or electricity contract with any Customer under any retail natural gas or electricity customer program for the purchase and sale of natural gas or electricity related to the Business as of the Closing Date, each form of which used at any time in the past two years is attached hereto as Exhibit C.

(cc)         “DGCL” means the Delaware General Corporation Law, as amended.

(dd)         “Disclosure Schedules” means the disclosure schedules dated the date hereof regarding this Agreement.

(ee)         “Dollars” or “$” means United States dollars, unless otherwise indicated.

(ff)          “Employee Plan” means each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, that (A)(i) is subject to ERISA and (ii) is maintained or contributed to by the Company, or (B)(i) is subject to any provision of Title IV of ERISA and (ii) is maintained or contributed to by any ERISA Affiliate.

(gg)        “Environmental Laws” means all local, state and federal Laws governing pollution or the release of or exposure to Hazardous Materials as in effect on the date of this Agreement.

(hh)        “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(ii)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(jj)           “ERISA Affiliate” means any trade or business (whether incorporated or unincorporated) which is a member of a controlled group described in Section 414(b), (c), (m) or (o) of the Code, of which the Company is also a member.

(kk)         “Excess Regulatory Liabilities” means any Liabilities relating to or arising from the matters set forth on Schedule  9.4(b) (notwithstanding that they are included in the Disclosure Schedules), solely to the extent such Liabilities are in excess of the Specified Settlement Amount.

(ll)           “Exchange Agent” means Computershare Limited.

(mm)       “FERC” means the U.S. Federal Energy Regulatory Commission, or any successor entity.

(nn)        “FPA” means the Federal Power Act, as amended.

(oo)        “Fully-Diluted Common Shares” means, with respect to any Company Holder, the sum of (1) the number of shares of Common Stock held by such Company Holder immediately prior to the Effective Time, (2) the number of shares of Common Stock issuable upon the conversion of all Preferred Stock held by such Company Holder immediately prior to the Effective Time in accordance with the applicable Preferred Conversion Ratios, (3) the number of shares of Common Stock issuable upon the exercise of all Company Warrants held by such Company Holder immediately prior to the Effective Time, and (4) the number of shares of Common Stock represented by the Company SARs held by such Company Holder immediately prior to the Effective Time.  The Fully-Diluted Common Shares with respect to each Company Holder are set forth on Exhibit D.

(pp)        “Fully-Diluted Percentage” means, with respect to any Company Holder, a fraction (expressed as a percentage), prepared by the Company, (i) the numerator of which equals the sum of (1) the number of shares of Common Stock held by such Company Holder immediately prior to the Effective Time, (2) the number of shares of Common Stock issuable upon the conversion of all Preferred Stock held by such Company Holder immediately prior to the Effective Time in accordance with the applicable Preferred Conversion Ratios, (3) the number of shares of Common Stock issuable upon the exercise of all Company Warrants held by such Company Holder immediately prior to the Effective Time, and (4) the aggregate number of shares of Common Stock represented by all Company SARs held by such Company Holder and outstanding immediately prior to the Effective Time, and (ii) the denominator of which equals the Aggregate Fully-Diluted Capital Stock.  The Fully-Diluted Percentages with respect to each Company Holder are set forth on Exhibit D.

(qq)        “Fundamental Capitalization Representation” means the representations and warranties in Section 4.3 of this Agreement.

(rr)          “Fundamental Representations” means the representations and warranties in Sections 4.1, 4.2, 4.4, 4.5(a)(i), 4.7(b), 4.22, 6.1, 6.2(a)(i), 6.3 and 6.4 of this Agreement.

(ss)         “GAAP” means generally accepted accounting principles as in force in the United States of America at the date of the determination thereof, consistently applied.

(tt)          “Governmental Authority” means any foreign, federal, state, local, county, municipal, provincial, multinational government or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, body, self-regulating authority, bureau, agency, independent system operator, regional transmission organization or reliability council or authority, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

(uu)        “Hazardous Materials” means (i) any substance that is regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

(vv)         “Hedge Book” has the meaning set forth in the definition of “Mace Book”.

(ww)      “Holder Representative Fund Amount” means an amount equal to $1,000,000.

(xx)         “Indebtedness” means, as to any Person, (i) all short-term or long-term obligations of such Person for borrowed money, whether absolute, contingent, matured, unmatured, liquidated, unliquidated, or whether due or to become due (including all associated accrued and unpaid interest, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances), including senior and subordinated indebtedness, but excluding (x) indemnification obligations incurred in connection with this Agreement, and (y) trade and other accounts payable in the Ordinary Course of Business in accordance with ordinary course trade terms or payment plans, (ii) all Capital Leases, (iii) any income Taxes due for Pre-Closing Tax Periods, (iv) in connection with the USG&E Companies, any indebtedness, fees or expenses due to MVC or its Affiliates (with respect to MVC or its Affiliates, either before or after the Closing), (v) any amounts due to Macquarie or its Affiliates in connection with accrued dividend rights or arising out of the transactions contemplated by this Agreement and (vi) to the extent the USG&E Companies’ cash balances and cash deposits immediately prior to Closing, if any, as set forth on the Payment Schedule, are below the Specified Settlement Amount, the amount of such deficit.  For the avoidance of doubt, none of (i) the Seller Notes, (ii) trade payables and other expenses included in the calculation of Net Working Capital, or (iii) surety bonds and letters of credit issued by, for the benefit of, or in connection with, Macquarie or its Affiliates or any pipeline operations, shall constitute Indebtedness unless the beneficiary has made a claim under such bonds or letters of credit prior to Closing.

(yy)       “Intellectual Property” means with respect to the USG&E Companies, all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names; copyrights and copyrightable works; information systems, databases and software, websites; licenses, registrations, applications and renewals for any of the forgoing; and Trade Secrets.

(zz)          “IRS” means the Internal Revenue Service, or any successor entity.

(aaa)       “Knowledge” with respect to the Company, means that (i) Puneet Sanan has actual knowledge of the fact or other matter at issue or (ii) one or more of David Weinberg, Eric Hansen, Kevin McMinn, Michelle Mann or Anthony Zannini (1) has actual knowledge of the fact or other matter at issue or (2) should have had actual knowledge of such fact or other matter assuming reasonable investigation; provided, however, the term “Knowledge” as used in Section 4.12 shall only include the actual knowledge of Puneet Sanan, David Weinberg, Eric Hansen or Kevin McMinn.

(bbb)      “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.

(ccc)       “Legacy Escrow Amount” means $1,500,000.

(ddd)      “Legacy Holder Representative Fund Amount” means an amount equal to $100,000.

(eee)       “Legacy Holders” means all Company Stockholders other than the Sellers.

(fff)         “Liability” or “Liabilities” means any direct or indirect Indebtedness, liability, obligation, commitment, claim, settlement payment obligation, award, judgment, or deficiency, fixed or unfixed, asserted or unasserted, due or to become due, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, direct or indirect or otherwise, including costs and expenses, and whether or not accruing after the giving of notice or the lapse of time or both and any interest or penalties thereon or with respect thereto.

(ggg)      “Liens” means any mortgage, pledge, security interest, encumbrance, restriction, lien, limitation, or charge of any kind or nature (including, any conditional sale or other title retention agreement or lease in the nature thereof), any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of any Person.

(hhh)          “Mace Book” means, as of a specified date (which date shall be reflected in the applicable electronic file name), (i) a list of all Customers, including the following information in respect of such Customers: Customer’s historical usage for the past 12 months, utility service territory or zone if applicable, if a fixed Customer, the start and end date of the term and the corresponding fixed price, installed capacity tags for Customers in the New York Independent System Operator, Inc., PJM Interconnection, L.L.C., Midcontinent Independent System Operator, Inc. and ISO New England Inc., most recent invoice price (if known) for variable price, and Customer start or drop date (this clause (i), the “Customer Book”), and (ii) a list of the Company’s wholesale market hedged supply contracts that support the Customer Book (this clause (ii), the “Hedge Book”), each of which are delivered concurrently with the execution of this Agreement and pursuant to Section 7.18.

(iii)          “Macquarie” means Macquarie Energy LLC, a Delaware limited liability company.

(jjj)          “Macquarie Financing Agreements” means (i) Trade Energy Supply Contract by and between the Company and Macquarie dated as of December 29, 2016, (ii) the Master Transaction Agreement among Macquarie, the Company and certain other parties thereto, dated as of March 31, 2010, as amended up to December 29, 2016, and the documents entered into in connection therewith, including the following (in each case, as may be amended, restated, supplemented or otherwise modified from time to time): (a) Common Terms Agreement, dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, and any other agreements, documents or instruments executed in connection therewith (b) Credit Agreement, dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (c) Subordination Agreement dated as of March 31, 2010 among Macquarie, the Company and certain other parties thereto, (d) Collateral Agency and Intercreditor Agreement (First Lien), dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (e) Pledge and Security Agreement (First Lien), dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (f) ISDA 2002 Master Agreement, dated as of March 31, 2010, between Macquarie and the Company, and any other agreements, documents or instruments executed in connection therewith, (g) ISDA 2002 Master Agreement, dated as of October 1, 2010, between Macquarie and ESPI, and any other agreements, documents or instruments executed in connection therewith, and (h) Guaranty and Contribution Agreement, dated as of October 1, 2010, given by CMRI, Energy Services Providers of Texas, Inc., MAG&E, and ESPI Wholesale, Inc.

(kkk)       “Material Adverse Effect” means any event, condition or circumstance that could reasonably be expected to have a material adverse effect on the assets, Liabilities, results of operations or financial condition of the Company or any of its subsidiaries but does not include effects resulting from: (i) any change in the general business or economic conditions relating to the industry or territory in which such Party operates, (ii) any natural or international political or social conditions including the outbreak of hostilities or terrorist actions, (iii) any fluctuations in the financial, banking or securities markets, (iv) any adverse change relating to changes in GAAP, (v) any change in Law, or (vi) the announcement of this Agreement and the transactions contemplated hereby; provided, however, that any such matter described in the foregoing clauses (i), (ii), (iii), (iv) and (v) shall be a “Material Adverse Effect” to the extent disproportionately affecting the Business as compared to other similarly situated electric retail companies doing business in the same territories.

(lll)          “Minority Approval” means the affirmative vote (in person or by proxy) of a majority of the aggregate voting power of Company Stock held by the Legacy Holders entitled to vote, to approve this Agreement and the transactions contemplated hereby.

(mmm)    “MVC” means MVC Capital, Inc., a Delaware corporation.

(nnn)      “Necessary Stockholder Approval” means the approval of Company Stockholders holding the number of outstanding shares of Company Stock entitled to vote necessary to adopt this Agreement, including the approval of the Merger, pursuant to the terms of the certificate of incorporation of the Company and in accordance with the DGCL.

(ooo)      “Net Working Capital” shall mean, as of any date (without giving effect to any changes, including any purchase accounting adjustments, which arise solely as a result of the Merger), and as calculated in accordance with Exhibits E and E.1, (i) the current assets of the USG&E Companies, including billed and unbilled accounts receivable net of an allowance for doubtful accounts, prepaid storage gas and other current assets, excluding net derivative (mark-to-market) assets and cash and marketable securities plus (ii) any net deferred Tax assets and the Other Agreed Upon Assets, minus (iii) the current portion of the Liabilities of the USG&E Companies, including any Taxes and deferred Tax Liabilities but excluding (A) any net derivative (mark-to-market) liabilities, (B) any Indebtedness, fees or expenses due to MVC or its Affiliates, (C) the current portion of short-term borrowings (including any obligations under Capital Leases), (D) the Other Agreed Upon Excluded Liabilities, (E) the Aggregate Company Transaction Expenses, (F) any Taxes included in the definition of Indebtedness, (G) any indemnification obligations to Buyer, (H) any Liabilities of the USG&E Companies to be paid at Closing, (I) the Macquarie warrant liability and (J) the Seller Notes.

(ppp)     “Non-MVC Holders” means all Company Holders other than MVC.

(qqq)      “Ordinary Course of Business” means the ordinary course of business consistent with past practice in the past twelve (12) months prior to the Agreement Date (including with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, Customer Contracts and pricing policies, levels of capital expenditures, and operation of cash management practices).

(rrr)         “Other Agreed Upon Assets” means the specific items listed on Exhibit E.

(sss)       “Other Agreed Upon Excluded Liabilities” means the specific items listed on Exhibit E.

(ttt)         “Payment Schedule” means the schedule that sets forth (i) the formula for calculating the Adjusted Net Merger Consideration, (ii) the Preferred Share Liquidation Preferences for each series of Preferred Stock, (iii) the Preferred Conversion Ratios for each series of Preferred Stock, and (iv) as of the Closing Date, shall be amended by the Company and the Holder Representative to include: (1) the calculation as of the Closing of the Per Share Closing Consideration; (2) the calculation of the amount which each Legacy Holder, Seller, Company SAR Grantee and Company Warrantholder is entitled to receive in accordance with Section 3.6 hereof; and (3) a true, correct and complete screenshot of all bank accounts or other sources of cash of the Company which shall identify the Cash Deposit Amount.

(uuu)      “Per Share Closing Consideration” means the quotient of the Adjusted Net Merger Consideration divided by the aggregate number of Fully-Diluted Common Shares.

(vvv)      “Permit” means any permit, license, accreditation, consent, certificate, approval, exemption, order, franchise, permission, agreement, qualification, authorization or registration.

(www)    “Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith through appropriate proceedings, in each case, for which adequate reserves are established in accordance with GAAP, (ii) Liens in effect as of the Closing as set forth on Schedule 1.1(www), (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, (v) Liens in favor of utility and local distribution companies securing interests in accounts receivable in connection with “purchase of receivables” or other similar programs conducted by such utility and local distribution companies and (vi) in the case of owned or leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (a) interfere in any material respect with the present use of or occupancy of the affected parcel by the relevant entity, (b) have more than an immaterial effect on the value thereof (if such parcel is owned by the relevant entity) or its use (if such parcel is leased by the relevant entity) or (c) would impair the ability of such parcel to be sold for its present use (if such parcel is owned by the relevant entity).

(xxx)        “Person” means an individual, a partnership, a corporation, a limited liability company, any other entity, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

(yyy)      “Preferred Conversion Ratio” means the ratio at which one share of a particular series of Preferred Stock converts into Class A Common, as set forth on the Payment Schedule.

(zzz)        “Preferred Share” means each share of the Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding any Preferred Stock cancelled or deemed cancelled upon the exercise of any Preferred Stock conversion rights).

(aaaa)     “Preferred Share Liquidation Preference” means the liquidation preference afforded to a particular series of Preferred Stock, as set forth on the Payment Schedule.

(bbbb)    “Preferred Stock” means the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series I Preferred, Series J Preferred, Series K Preferred, Series L Preferred and Series M Preferred.

(cccc)      “Pro Rata Sharing Event” means, with respect to an event in which all Company Holders are liable for Losses under this Agreement on a pro rata basis, whether in respect to adjustments set forth in Article 3, indemnification obligations under Article 9, or otherwise, then, such amounts shall be obtained solely by, and on a pro rata basis based on their Fully-Diluted Percentages, (i) in the case of the Sellers, reduction of the aggregate amount outstanding under the Seller Notes including any accrued and unpaid interest under the Seller Notes and (ii) in the case of the Legacy Holders, reduction of the aggregate amount outstanding under the Legacy Escrow; provided, that for the avoidance of doubt, if any Seller, together with its Affiliates or permitted transferees, holds more than one Seller Note, all such Seller Notes of such Seller or any of its Affiliates or permitted transferees shall be reduced equally and on a pro rata basis for any such obligations of such Seller, notwithstanding any several liability provisions in this Agreement.

(dddd)    “QRCE” means, as of any measurement date, the sum of (i) with respect to electricity customers, (A) the aggregate annual usage in kWh of the Qualified Customers, divided by (B) 10,000 kWh, plus (ii) with respect to natural gas customers, (A) the aggregate annual usage in MMBtu of the Qualified Customers, divided by (B) 100 MMBtu, in each case as calculated (x) by Buyer in a commercially reasonable manner and in accordance with industry practice based on weather-normalized historical data, and (y) to the extent that historical data for a customer is not available, using the average annual weather normalized usage for the applicable customer rate class as reported by the applicable local distribution company and/or public utilities commission.

(eeee)     “Qualified Customer” means, as of any date, a customer of any USG&E Company (i) with respect to which the applicable USG&E Company has not received a pending drop request that has not been revoked, whether formally or by continuation of service past the intended drop date; (ii) that is active with a USG&E Company as its registered supplier pursuant to a valid contract and is receiving natural gas or electricity services from a USG&E Company; and (iii) for non-purchase of receivables customers or purchase of receivables customers in Public Service Electric and Gas Company and Jersey Central Power and Light Company territories in New Jersey and Commonwealth Edison territories in Illinois, which the USG&E Companies do not have an outstanding receivable balance in excess of 60 days as of such date.

(ffff)         “Run-out Schedule” shall mean the information set forth in Schedule 7.15, including for each Customer Contract, a description of the price, product, contract start and end date, commission, profiled usage, and account number.

(gggg)     “Run-out Update Date” shall mean the date that is five (5) Business Days prior to the Economic Closing Date.

(hhhh)    “Sellers” means MVC, Phillip George, Franklin Lewis, James Pinto, Victor Ferreira and Big Apple Energy, LLC.

(iiii)         “Series A Preferred” means the Company’s series A preferred stock, par value $0.0001 per share.

(jjjj)         “Series B Preferred” means the Company’s series B preferred stock, par value $0.0001 per share.

(kkkk)     “Series C Preferred” means the Company’s series C preferred stock, par value $0.0001 per share.

(llll)         “Series D Preferred” means the Company’s series D preferred stock, par value $0.0001 per share.

(mmmm) “Series E Preferred” means the Company’s series E preferred stock, par value $0.0001 per share.

(nnnn)    “Series F Preferred” means the Company’s series F preferred stock, par value $0.0001 per share.

(oooo)    “Series G Preferred” means the Company’s series G preferred stock, par value $0.0001 per share.

(pppp)    “Series H Preferred” means the Company’s series H preferred stock, par value $0.0001 per share.

(qqqq)    “Series I Preferred” means the Company’s series I preferred stock, par value $0.0001 per share.

(rrrr)        “Series J Preferred” means the Company’s series J preferred stock, par value $0.0001 per share.

(ssss)     “Series K Preferred” means the Company’s series K preferred stock, par value $0.0001 per share.

(tttt)        “Series L Preferred” means the Company’s series L preferred stock, par value $0.0001 per share.

(uuuu)    “Series M Preferred” means the Company’s series M preferred stock, par value $0.0001 per share.

(vvvv)    “Special Representations” means the representations and warranties of the Company in Sections 4.12 and 4.14 of this Agreement.

(wwww)  “Specified Settlement Amount” means $4,050,000 less any amounts paid by the USG&E Companies until the Closing in respect of the actions set forth on Schedule 9.4(b).

(xxxx)       “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that for purposes of this definition, references therein to 10% shall be 50%) made by a third party that the Board of Directors of the Company concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of such proposal and including the terms and conditions of this Agreement (i) is more favorable to the Company Holders from a financial point of view, than the transactions contemplated by this Agreement, (ii) is reasonably likely to be consummated in accordance with its terms, taking into account all the terms and conditions of such proposal and the Person making such proposal that are deemed relevant by the Board of Directors and (iii) is fully financed or contains no financing contingency and reasonably likely to receive all required approvals of Governmental Authorities and otherwise reasonably capable of being completed on the terms proposed.

(yyyy)    “Target Net Working Capital” means Nineteen Million U.S. Dollars ($19,000,000).

(zzzz)       “Tax” or “Taxes” means (A) all taxes, including any premiums, taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) in the nature of a tax, whether disputed or not including federal, state, provincial, city, county, foreign or other income, branch, franchise, capital, capital stock, real property, ad valorem, personal property, tangible, intangible, payroll, employment, withholding, FICA, unemployment compensation, disability, employment insurance, transfer, registration, sales, use, goods and services, excise, gross receipts, severance, stamp, occupation, windfall profits, environmental, customs duties, value-added, alternative or add-on minimum, estimated and all other taxes imposed by any Governmental Authority, and also including interest, penalties or additions to Tax associated therewith, and (B) Liability for payment of any amounts described in the preceding clause (A) by reason of being a member of a consolidated, combined, unitary, affiliated or similar group for Tax purposes, as a transferee or successor, or pursuant to a Tax sharing, indemnity, allocation or similar agreement.

(aaaaa)   “Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

(bbbbb)  “Tax Return” means a declaration, statement, report, return or other document or information required to be filed or supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated or similar returns for any group of entities.

(ccccc)   “Third Party Transaction Expenses” means (i) all fees and expenses of outside professionals (including legal, accounting, tax advisory and investment banking fees and expenses) incurred and unpaid by the USG&E Companies in connection with the transactions contemplated by this Agreement, (ii) any unpaid termination fee payable with respect to the USG&E Companies’ trade credit and supply facility with Macquarie and (iii) any unpaid termination fee, consent fee or other fee payable to a third party by the USG&E Companies, the Sellers, or its or their Affiliate or its or their representatives in connection with the transactions contemplated by this Agreement.

(ddddd)  “Trade Secrets” means information, including, but not limited to, technical or non-technical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, ideas, formulas, compositions, business methods, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans, and related information, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

(eeeee)    “USG&E Holder Approval” means the Necessary Stockholder Approval together with the Minority Approval.

1.2.          Cross Reference.  The following capitalized terms shall have the meanings assigned to them in the following sections:

Term	Section Reference

1933 Act	1.1.(c)
1934 Act	1.1.(c)
Adjustment Objection Notice	3.3.(d)(i)
Administrator	Recitals
Agreement	Preamble
Agreement Date	Preamble
Antitrust Laws	7.11.(a)
APP	4.25
Assisting Party	7.7.(a)
Audit	7.10.(d)
Bankruptcy Code	7.2(i)
Basket	9.6.(a)
Business	Recitals
Buyer	Preamble
Buyer Benefit Plans	7.14.(d)
Buyer Indemnified Parties	9.1.(a)
Buyer Losses	9.1.(b)
Cap	9.7
Cash Consideration	3.1(b)
Cash Deposit Amount	3.1(b)
Cash Purchase Price	3.1(b)
Claim Notice	9.3.(a)
Claims Period	9.5
Closing	2.3(a)
Closing Date	2.3(a)
CMRI	Recitals
Company	Preamble
Company 401(k) Plans	7.14.(c)
Company Contracts	4.11(a)
Company Meeting	7.21.(b)
Confidentiality Agreement	7.4
Continuing Employees	7.14(a)
Crius Energy Trust	Preamble
Crius Equity Raise	8.1(f)
Crius Securities Reports	5.10
Crius Trust Guaranty	3.3.(a)(vii)
CSF	Preamble
CTG&E	Recitals
Debt Purchase Price	3.1(b)

Term	Section Reference

Dissenting Shares	3.6(f)
DOJ	7.11.(a)
Drilling Companies	Recitals
Economic Closing Date	2.3(b)
Effective Time	2.2
Equity Consideration	3.1(b)
ESCO	4.19.(b)
ESCO Requirements	4.19.(c)
ESPI	Recitals
ESPI Subsidiary or ESPI Subsidiaries	Recitals
Exchange Agent Agreement	3.5.(a)(i)
Excess Cash	3.1(b)
Expenses	7.166
Final Adjustment Date	3.3(d)(iii)
Final Closing Balance Sheet	3.3.(c)(iii)
Final Closing Balance Sheet Date	3.3.(c)(iii)
Final Working Capital	3.3.(c)(iii)(A)(i)
Financial Statements	4.7(a)
FIRPTA Affidavit	8.4.(c)
FTC	7.11.(a)
Holder Indemnified Parties	9.2.(a)
Holder Losses	9.2.(b)
Holder Representative	Preamble
Holder Representative Indemnitees	11.5.(b)
HSR Act	7.11.(a)
Indemnified Party	9.3.(a)
Indemnified Taxes	7.10.(a)(i)
Indemnifying Party	9.3.(a)
Independent Accountants	3.3.(c)(ii)
Insurance Policies	4.23
KSG&E	Recitals
Legacy Escrow Agent	3.3(a)(v)
Legacy Escrow Agreement	3.3(a)(v)
Legacy Holder Representative	Preamble
Legacy Holder Representative Indemnitees	12.5.(b)
Legal Dispute	13.7
MAG&E	Recitals
Majority Holders	11.1
Merger	2.1.(a)
Merger Certificate	2.2
Merger Consideration	3.1
Merger Sub	Preamble
MVC	Preamble
NGA	4.19.(a)
Objection Notice	3.3.(c)(i)
Party or Parties	Preamble
Pre-Closing Tax Periods	7.10.(a)(i)
Proposed Adjustment Statement	3.3.(d)(i)
Proposed Closing Balance Sheet	3.3.(c)(i)
Prospectus Materials	7.21.(a)

Term	Section Reference

Proxy Statement	7.21.(a)
Representative	7.3(a)
Risk Management Policy	7.1(s)
Securities	6.5
Seller Notes	3.3.(a)(vii)
Seller Notes Security Agreement	3.3.(a)(vii)
Support Agreement	Recitals
Straddle Period	7.10.(a)(i)
Surviving Corporation	2.1.(a)
Termination Date	10.1
Third Party Beneficiaries	13.10
Third Party Beneficiary Parties	13.10
TXG&E	Recitals
USG&E Companies	Recitals
USG&E Solar	Recitals
WARN Act	4.15

2.	THE MERGER; CLOSING

2.1.          The Merger.  Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time:

(a)           Structure and Effects of the Merger.  Merger Sub will merge with and into the Company, and the separate existence of Merger Sub shall thereupon cease (the “Merger”).  The Company will be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and will continue to be governed by the laws of Delaware, and the separate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, except as set forth in Sections 2.1.(b) and 2.1.(c).  The Merger will have the effects specified in Subchapter IX of the DGCL.

(b)           Certificates of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety and will be the certificate of incorporation of the Surviving Corporation effective as of the Effective Time until duly amended in accordance with the terms thereof and applicable Law.  At the Effective Time, the certificates of incorporation of ESPI and each of the ESPI Subsidiaries will be amended and restated in their entirety and will be the certificates of incorporation of ESPI or the respective ESPI Subsidiary effective as of the Effective Time until duly amended in accordance with the terms thereof and applicable Law.

(c)           Bylaws.  The bylaws of the Surviving Corporation will be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the certificate of incorporation of the Surviving Corporation.  The bylaws of ESPI and each of the ESPI Subsidiaries will be amended and restated in their entirety and will be the bylaws of such entity effective as of the Effective Time until duly amended in accordance with the terms thereof and applicable Law.

(d)           Directors.  The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall be, from and after the Effective Time, the directors of each of the USG&E Companies until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with each of the USG&E Companies’ respective certificate of incorporation and bylaws.

(e)           Officers.  The Parties shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall be, from and after the Effective Time, the officers of each of the USG&E Companies until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with each of the USG&E Companies’ respective certificate of incorporation and bylaws.

2.2.          Effective Time of Merger.  On the Closing Date, the Parties shall cause the Merger to be consummated by filing, in the offices of the Secretary of State of the State of Delaware, the certificate of merger (the “Merger Certificate”) in accordance with applicable Law, and the Merger will become effective upon such filing of the Merger Certificate or at such later date and time as may be set forth in the Merger Certificate (the “Effective Time”).

2.3.          Closing, Closing Date and Economic Closing Date .

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by the exchange of documents and signatures or at the offices of Baker Botts L.L.P. at 1299 Pennsylvania Avenue NW, Washington, D.C. at 10:00 A.M., Eastern Time, two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article 7 that are contemplated to be satisfied at or prior to the Closing, but subject to the terms included in Section 2.3(b) and (c) below, or on such other date as Buyer and the Company may agree (such date, the “Closing Date”).

(b)           If the Closing Date occurs on any date from July 1, 2017 through July 21, 2017, or August 1, 2017 through August 16, 2017, or September 1, 2017, the Parties will calculate certain events as specifically referenced in this Agreement as if the Closing occurred on the first day of the month in which such Closing occurred (July 1, 2017, August 1, 2017 and September 1, 2017, respectively) (the “Economic Closing Date”) notwithstanding that the transactions contemplated herein may be consummated as of a date subsequent to the Economic Closing Date.

(c)           If the Closing Date would otherwise occur on any date from July 22, 2017 through July 31, 2017 or, August 17, 2017 through August 31, 2017, the Closing will be delayed until the first day of the next succeeding calendar month for all purposes of this Agreement (August 1, 2017 and September 1, 2017, respectively).  In this event the “Economic Closing Date” as used in this Agreement will be the same date as the actual Closing Date.

(d)           If the Closing Date occurs on a date not specifically provided for in Section 2.3(b) or (c) above, the “Economic Closing Date” as used in this Agreement will be the same date as the actual Closing Date.

3.	CONSIDERATION; PAYMENT AND DELIVERIES

3.1.          Merger Consideration.

(a)           The consideration in respect of the Merger consists of the Cash Purchase Price, plus the Debt Purchase Price, plus the Cash Deposit Amount, plus the Equity Consideration (each as defined below in Section 3.1(b), and in each case subject to adjustment in accordance with this Section 3.1 and Section 3.3) (collectively, the “Merger Consideration”), for an aggregate of (x) US$152,500,000, together with US$20,000,000 in working capital, for an expected aggregate transaction value of US$172,500,000, plus (y) the Cash Deposit Amount.

(b)           The Merger Consideration consists of (i) the sum of (inclusive of all payments or adjustments set forth in Section 3.3): (x) US$95,000,000 (the “Cash Purchase Price”), plus (y) US$47,500,000 in Seller Notes (the “Debt Purchase Price”), plus (z) the aggregate amount of deposits of the USG&E Companies at Closing that are not current assets (inclusive of all adjustments as set forth in Section 3.1(c)(i)), minus amounts of Indebtedness that are not paid to holders of Indebtedness at the Closing as agreed by Buyer and remaining as Indebtedness as set forth on the Payment Schedule (the “Cash Deposit Amount”) (the sum of (x) plus (y) plus (z), as adjusted, collectively, the “Cash Consideration”), and (ii) 3,847,870 trust units of Crius Stock (the “Equity Consideration”). The Merger Consideration shall be paid by Merger Sub in accordance with Section 3.3.

(c)           In determining the amount of the Cash Consideration, (i) to the extent the USG&E Companies’ cash balances immediately prior to Closing, if any, as set forth on the Payment Schedule, are in excess of the Specified Settlement Amount (such excess amount being, the “Excess Cash”), the amount of such Excess Cash shall be added to and included as a part of the Cash Deposit Amount for purposes of determining the Cash Consideration and the amount of such Excess Cash shall not be added to or included in the calculation of Net Working Capital, and (ii) the Cash Consideration shall be calculated based on the representative example set forth on Exhibits E and E.1 (which also includes a representative example calculation of Net Working Capital).

3.2.          Payment Schedule.  No later than 6:00 p.m., Eastern Time on the date that is three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a draft of the Payment Schedule.  After such delivery and prior to the Closing, Buyer, Company and Holder Representative will work in good faith to determine the amounts and other matters to be included in the Payment Schedule.  To the extent that the Payment Schedule assumes a Closing Date that is different than the actual Closing Date, the Company shall, on the day prior to the Closing Date, provide an updated version of the Payment Schedule that reflects the correct Closing Date (and Buyer, Company and Holder Representative will again work in good faith to determine the amounts and other matters to be included in such schedule).

3.3.          Payment of Consideration.

(a)           Subject to Section 3.5, upon the Closing, Merger Sub will pay the Merger Consideration as set out below, and upon such payment will be deemed to have satisfied its obligation to pay the Merger Consideration to the Company Holders:

(i)           Pay to the respective holders of Indebtedness set forth on Schedule 3.3(a)(i) the aggregate amount of such Indebtedness outstanding as of the Closing, minus amounts agreed by Buyer to be retained in the Company set forth on Schedule 3.3(a)(i); any such Indebtedness (other than amounts agreed to be retained by Buyer) shall be paid pursuant to payoff letters from each holder of such outstanding Indebtedness indicating the amount required to discharge such Indebtedness in full and terminate all lines of credit thereunder at the scheduled Closing and agreeing to release any and all Liens upon receipt of the applicable payoff amount;

(ii)           Pay the Holder Representative Fund Amount, via wire transfer of immediately available funds, to an account designated by the Holder Representative;

(iii)          Pay the Legacy Holder Representative Fund Amount, via wire transfer of immediately available funds, to an account designated by the Legacy Holder Representative;

(iv)          Pay all Third Party Transaction Expenses and Company Employee Payments, in each case, as set forth on the Payment Schedule;

(v)           Deposit with Computershare Trust Company, N.A. (the “Legacy Escrow Agent”), via wire transfer of immediately available funds, the Legacy Escrow Amount for the purposes of securing the Legacy Holders’ obligations pursuant to a Pro Rata Sharing Event to be held in an escrow account (the “Legacy Escrow Account”) and disbursed by the Legacy Escrow Agent in accordance with terms and conditions of an escrow agreement in the form attached hereto as Exhibit F (the “Legacy Escrow Agreement”);

(vi)          Deposit with the Exchange Agent, via wire transfer of immediately available funds, an amount equal to (A) the Cash Purchase Price, plus (B) the Cash Deposit Amount, minus (C) all Indebtedness set forth on Schedule 3.3(a)(i) (to be paid or agreed to be retained by Buyer), minus (D) the Holder Representative Fund Amount, minus (E) the Legacy Holder Representative Fund Amount, minus (F) the Legacy Escrow Amount, minus (G) the aggregate Third Party Transaction Expenses and Company Employee Payments paid pursuant to Section 3.3(a)(iv), which amount shall be distributed by the Exchange Agent in accordance with the Exchange Agent Agreement;

(vii)         Deliver to each Seller, a promissory note in the form of Exhibit G issued by the Surviving Corporation as the successor in interest to Merger Sub in the aggregate principal amount of the Debt Purchase Price allocated to such Seller as set forth on the Payment Schedule (collectively, the “Seller Notes”), which Seller Notes shall (A) bear interest, payable in cash quarterly in arrears, at the rate of 9.5% per annum, (B) mature on the eight-year anniversary of the Closing, (C) be secured by a second priority lien on the assets of the Company, junior only to the lien of Macquarie pursuant to a security agreement substantially in the form of the Pledge and Security Agreement (First Lien), dated as of March 31, 2010, among USG&E, each grantor from time to time a party thereto, and Macquarie (the “Seller Notes Security Agreement”) and (D) be guaranteed by Crius Energy Trust pursuant to a guaranty substantially in the form of Exhibit H (the “Crius Trust Guaranty”). At the option of all of the holders of the Seller Notes, delivered after the Closing, the Surviving Corporation shall execute a Note Agency Administration Agreement under which the holders of the Seller Notes may designate an agent to administer all of the Seller Notes which activity shall include collection, enforcement and undertaking day-to-day ministerial duties associated with the Seller Notes and all collateral and guarantees issued in connection therewith. In such event, the holders of the Seller Notes may assign the Seller Notes as often as they choose and may assign or participate the Seller Notes in whole or in part; it being understood that the Surviving Corporation shall only be obligated to execute new/replacement Seller Notes for amounts in excess of $5,000,000; and

(viii)        Deliver to the Exchange Agent, a number of trust units of Crius Stock sufficient to pay the aggregate Equity Consideration.

(b)           Notwithstanding the foregoing, in the event that there are any Dissenting Shares, Merger Sub shall deduct and withhold from each of the amounts and number of shares that would otherwise be paid or delivered by Merger Sub pursuant to this Section 3.3 the portion of the Merger Consideration attributable to such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.

(c)           Working Capital.

(i)            Post-Closing.  Within one-hundred twenty (120) calendar days after the Closing Date, Buyer will deliver to the Holder Representative a written statement setting forth (A) the Closing Net Working Capital of the USG&E Companies as of the Economic Closing Date (the “Proposed Closing Balance Sheet”) and (B) as of the Closing, the Cash Deposit Amount, amounts under Capital Leases, Indebtedness, Third Party Transaction Expenses and Company Employee Payments (together with the Proposed Closing Balance Sheet, the “Post-Closing Statement”), in each case, prepared in accordance with the methodology set forth on Exhibits E and E.1 (and which methodology, for the avoidance of doubt, will control in the event of a conflict between amounts or other matters set forth in the Payment Schedule).  If the Holder Representative disputes any items included in the Post-Closing Statement, the Holder Representative shall deliver to Buyer written notice of such dispute (the “Objection Notice”) within thirty (30) days of receipt of the Post-Closing Statement, which shall list with reasonable specificity the Holder Representative’s points of disagreement with, and proposed revisions to, the Post-Closing Statement.

(ii)           Dispute Resolution.  In the event of a dispute regarding the Post-Closing Statement (which for the avoidance of doubt, shall include any dispute regarding (i) data underlying the Post-Closing Statement as derived from financial statements or financial data or (ii) the financial statements or financial data itself and the preparation thereof under GAAP or otherwise), Buyer and the Holder Representative will work in good faith to resolve such dispute within thirty (30) days of Holder Representative’s timely delivery of an Objection Notice.  If they are unable to resolve all matters subject to dispute within 30 days, any matters that remain disputed will be identified in writing and submitted to an independent accounting firm mutually selected by Buyer and the Holder Representative (the “Independent Accountants”), which firm will make a final and binding determination as to such matter or matters.  If Buyer and the Holder Representative are unable to agree on the Independent Accountants, then the Independent Accountants will be one of the “Big Four” accounting firms other than PriceWaterhouseCoopers (i.e., Deloitte, Ernst & Young or KPMG) selected by the Holder Representative and reasonably satisfactory to Buyer.  As soon as practicable, the Independent Accountants will send to the Holder Representative and Buyer its written determination as to such disputed matter or matters, which, absent manifest error having a material effect, will be binding on the Parties and deemed final as of the date delivered to the Holder Representative and Buyer.  The fees, expenses and costs of the Independent Accountants in connection with such review and report shall be borne by Holder Representative and Buyer in proportion to the amounts by which their respective proposed calculations as initially submitted to the Independent Accountant differed from the Independent Accountant’s final calculations.

(iii)          Payments.  Upon the earlier of (A) resolution of all disagreements, if any, related to the Post-Closing Statement and (B) if the Holder Representative does not deliver an Objection Notice to Buyer within thirty (30) days of receipt of the Post-Closing Statement, the date that is thirty-one (31) days after the Holder Representative’s receipt of the Post-Closing Statement (such date, the “Final Closing Balance Sheet Date”), (x) the Proposed Closing Balance Sheet, as and if modified by Buyer and the Holder Representative pursuant to written agreement between Buyer and the Holder Representative, or as modified by the Independent Accountants pursuant to a written report, will be binding on the Parties and will be referred to as the “Final Closing Balance Sheet” and (y) the Cash Deposit Amount and amounts under Capital Leases at Closing, as and if modified by Buyer and the Holder Representative pursuant to written agreement between Buyer and the Holder Representative, or as modified by the Independent Accountants pursuant to a written report, will be binding on the Parties.

(A)         If the USG&E Companies’ Net Working Capital on the Final Closing Balance Sheet (the “Final Working Capital”) is less than the Target Net Working Capital, then one hundred percent (100%) of the amount of the entire difference will be paid by the Company Holders to the Surviving Corporation pursuant to a Pro Rata Sharing Event on the Final Closing Balance Sheet Date.

(B)         If the Final Working Capital is the same as, or greater than, the Target Net Working Capital, there shall be no payment or other adjustment by any Party.

(C)         If the Cash Deposit Amount is (i) less than the amount calculated at Closing, then one hundred percent (100%) of the amount of the entire difference will be paid by the Company Holders to the Surviving Corporation pursuant to a Pro Rata Sharing Event on the Final Closing Balance Sheet Date or (ii) greater than the amount calculated at Closing, then one hundred percent (100%) of the amount of the entire difference will be paid by Buyer to the Exchange Agent for distribution to the Company Holders in accordance with their Fully-Diluted Percentages.

(D)         If the amounts due under Capital Leases at Closing is (i) less than the amount calculated at Closing, then one hundred percent (100%) of the amount of the entire difference will be paid by Buyer to the Exchange Agent for distribution to the Company Holders in accordance with their Fully-Diluted Percentages or (ii) greater than the amount calculated at Closing, then one hundred percent (100%) of the amount of the entire difference will be paid by the Company Holders to the Surviving Corporation pursuant to a Pro Rata Sharing Event on the Final Closing Balance Sheet Date.

(E)          If there are any Third Party Transaction Expenses or Company Employee Payments that have not been paid at Closing, then the Company Holders shall pay the Surviving Corporation for such Third Party Transaction Expenses and Company Employee Payments pursuant to a Pro Rata Sharing Event on the Final Closing Balance Sheet Date.

(F)          If the Indebtedness after Closing is greater than the amount calculated at Closing, then one hundred percent (100%) of the amount of the difference shall be paid by the Company Holders to the Surviving Corporation pursuant to a Pro Rata Sharing Event on the Final Closing Balance Sheet Date, to the extent not included in the Net Working Capital adjustment described in this Section 3.3(c).

(d)           Special One-Year Adjustments.

(i)            Post-Closing.  On or before the one (1) year anniversary of the Closing Date, Buyer will deliver to the Holder Representative a written statement (the “Proposed Adjustment Statement”) setting forth all ISO settlement amounts, utility invoices, imbalance amounts, customer refunds and all supply-related items, including rebates and renewable energy certificates of the USG&E Companies that relate to operations of the USG&E Companies prior to the Economic Closing Date and if included in the initial calculation of Final Working Capital would have changed the Final Working Capital.  The Adjustment Statement shall include a calculation of the aggregate net adjustment to the Final Working Capital represented by items described in the immediately preceding sentence (the “Adjustment Amount”).  If the Holder Representative disputes any items included in the Adjustment Statement, the Holder Representative shall deliver to Buyer written notice of such dispute (the “Adjustment Objection Notice”) within thirty (30) days of receipt of the Proposed Adjustment Statement, which shall list with reasonable specificity the Holder Representative’s points of disagreement with, and proposed revisions to, the Proposed Adjustment Statement.

(ii)           Dispute Resolution.  In the event of a dispute regarding the Proposed Adjustment Statement, Buyer and the Holder Representative will work in good faith to resolve such dispute within thirty (30) days of Holder Representative’s timely delivery of an Adjustment Objection Notice.  If they are unable to resolve all matters subject to dispute within 30 days, any matters that remain disputed will be identified in writing and submitted to Independent Accountants selected in accordance with the procedure set forth in Section 3.3.(c)(ii), which Independent Accountants will make a final and binding determination as to such matter or matters.  As soon as practicable, the Independent Accountants will send to the Holder Representative and Buyer its written determination as to such disputed matter or matters, which, absent manifest error having a material effect, will be binding on the Parties and deemed final as of the date delivered to the Holder Representative and Buyer.  The fees, expenses and costs of the Independent Accountants in connection with such review and report shall be borne by Holder Representative and Buyer in proportion to the amounts by which their respective proposed calculations of the Adjustment Amount as initially submitted to the Independent Accountant differed from the Independent Accountant’s final calculation of the Adjustment.

(iii)          Payments.  Upon the earlier of (A) resolution of all disagreements, if any, related to the Proposed Adjustment Statement and (B) if the Holder Representative does not deliver an Adjustment Objection Notice to Buyer within thirty (30) days of receipt of the Proposed Adjustment Statement, the date that is thirty-one (31) days after the Holder Representative’s receipt of the Proposed Adjustment Statement (such date, the “Final Adjustment Date”), the Proposed Adjustment Statement, as and if modified by Buyer and the Holder Representative pursuant to written agreement between Buyer and the Holder Representative, or as modified by the Independent Accountants pursuant to a written report, will be binding on the Parties and will be referred to as the “Final Adjustment Statement.”  If the Adjustment Amount on the Final Adjustment Statement is a positive number (i.e., an increase in Final Working Capital), the Surviving Corporation will deposit with the Exchange Agent the entire Adjustment Amount for distribution and payment to the Company Holders in accordance with their Fully-Diluted Percentages within five (5) Business Days after the Final Adjustment Date.  If the Adjustment Amount on the Final Adjustment Statement is a negative number (i.e., a decrease in Final Working Capital), then the entire Adjustment Amount will be paid by the Company Holders to the Surviving Corporation pursuant to a Pro Rata Sharing Event on the Final Adjustment Date.

3.4.          Mailings to Company Holders and Related Matters.

(a)           Company Stockholders.  Pursuant to Section 7.21 of this Agreement, promptly following the Agreement Date and, in accordance with Section 262(d)(1) of the DGCL, not less than 20 days prior to the Company Meeting at which the Merger is submitted to the Company Stockholders for approval, the Company will mail or cause to be mailed to each Company Stockholder that has not signed this Agreement, the Proxy Statement  that, among other disclosures set forth therein, (i) notifies such Company Stockholders of the Company Meeting for purposes of approving this Agreement, (ii) provides instructions for the execution and delivery thereof to surrender such Company Stockholder’s stock certificates (or, in lieu thereof, a lost certificate indemnity agreement), in exchange for the applicable portion of the Adjusted Net Merger Consideration in accordance with the terms of this Agreement, and (iii) in compliance with Section 262 of the DGCL, notifies Company Stockholders that are entitled to appraisal rights with respect to the Merger that appraisal rights are available pursuant to Section 262 of the DGCL.

(b)           Company Warrantholders.  Promptly following the Agreement Date, the Company shall provide each Company Warrantholder with any notice required under the terms of the Company Warrant.

3.5.          Exchange Procedures.

(a)            Exchange Procedure.

(i)            On the date hereof, the Company and the Exchange Agent shall enter into an exchange agent agreement substantially in the form attached hereto as Exhibit I (the “Exchange Agent Agreement”).

(ii)           Upon providing to the Exchange Agent certificates representing Company Stock and such other documents as may be reasonably required by Buyer or the Exchange Agent, a Company Stockholder, at the Effective Time, shall be entitled to receive in exchange therefor a portion of the Adjusted Net Merger Consideration in accordance with Sections 3.6(b) and 3.6(c) (and reflected on the Payment Schedule), and the certificates so surrendered shall forthwith be cancelled.  No interest shall be paid or shall accrue on any amounts payable upon surrender of any Company Stock.  There shall be no further registration or transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(iii)          Upon providing to the Exchange Agent all documents as may be reasonably required by Buyer or the Exchange Agent, a Company SAR Grantee, at the Effective Time, shall be entitled to receive in exchange therefore, a portion of the Adjusted Net Merger Consideration in accordance with Section 3.6(d) (and reflected on the Payment Schedule), and all of such Company SAR Grantee’s Company SARs shall forthwith be cancelled.  No interest shall be paid or shall accrue on any amounts payable upon cancellation of any Company SARs.

(iv)          Upon providing to the Exchange Agent with such documents as may be reasonably required by Buyer or the Exchange Agent, a Company Warrantholder shall, at the Effective Time, be entitled to receive in exchange therefor a portion of the Adjusted Net Merger Consideration in accordance with Section 3.6(e) (and reflected on the Payment Schedule).  No interest shall be paid or shall accrue on any amounts payable upon assignment of any Company Warrants.

(b)           Lost Certificates.  If any certificate or other instrument representing Company Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as may be imposed by the Exchange Agent, and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate or instrument, the Exchange Agent shall pay and deliver in respect of such lost, stolen or destroyed certificate or other instrument the applicable portion of the Adjusted Net Merger Consideration without interest.

(c)           Withholding Rights.  To the extent required by the Code or other applicable Tax Law, (i) Buyer may deduct and withhold from amounts otherwise payable to Company Holders under this Agreement and (ii) the Company or the Surviving Corporation, as applicable, shall deduct and withhold from amounts otherwise payable to recipients of Company Employee Payments, such amounts (if any) that the Company, Buyer or any Affiliate of Buyer (including the Surviving Corporation) may be required to deduct and withhold.  Prior to withholding by Buyer or any Affiliate of Buyer (including the Surviving Corporation), Buyer shall inform and use commercially reasonable efforts to consult with the Holder Representative to ensure withholding is required by the Code or other applicable Tax Law.  To the extent amounts are so withheld by the Company, Buyer or any Affiliate of Buyer (including the Surviving Corporation), such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Company Holders or the recipients of Company Employee Payments, as applicable.

(d)           Unclaimed Funds.  Any portion of the Adjusted Net Merger Consideration that remains unclaimed by Company Holders 12 months after the Closing Date shall be delivered to the Surviving Corporation, and thereafter any Company Holders who have not theretofore complied with this Article 3 shall thereafter look only to Buyer and the Surviving Corporation for payment of their claim for Adjusted Net Merger Consideration as unsecured creditors.  None of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Adjusted Net Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.6.          Effect of the Merger on Securities of Merger Sub and the Company.

(a)           Merger Sub.  At the Effective Time, each share of stock of Merger Sub that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one share of Class A Common of the Surviving Corporation.

(b)           Preferred Stock.  At the Effective Time, each share of Preferred Stock that is outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:

(i)            the Preferred Share Liquidation Preference applicable to such series of Preferred Stock;

(ii)           the product of the Per Share Closing Consideration multiplied by the applicable Preferred Conversion Ratio, which amount (A) in the case of Legacy Holders, shall be satisfied out of (I) the Legacy Holder Representative Fund Amount deposited with the Legacy Holder Representative pursuant to Section 3.3(a)(iii), in accordance with Section 3.9, (II) funds deposited with the Legacy Escrow Agent pursuant to Section 3.3(a)(v), in accordance with the terms of the Legacy Escrow Agreement, and (III) funds deposited with the Exchange Agent pursuant to Section 3.3(a)(vi), in accordance with the terms of the Exchange Agent Agreement, in each case in the proportions set forth on the Payment Schedule, and (B) in the case of the Sellers, shall be satisfied out of (I) funds deposited with the Exchange Agent pursuant to Section 3.3(a)(vi), in accordance with the terms of the Exchange Agent Agreement, (II) the Sellers Notes delivered to the Exchange Agent pursuant to Section 3.3(a)(vii), and (III) the trust units of Crius Stock delivered to the Exchange Agent pursuant to Section 3.3(a)(viii), in each case in the proportions set forth on the Payment Schedule;

(iii)          the product of (1) the amount released from the Holder Representative Fund Amount and payable to the Company Holders (if any) divided by the Aggregate Fully-Diluted Capital Stock, multiplied by (2) the applicable Preferred Conversion Ratio.

(c)           Common Stock.  At the Effective Time, each share of Common Stock that is outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:

(i)            the Per Share Closing Consideration, which amount (A) in the case of Legacy Holders, shall be satisfied out of (I) the Legacy Holder Representative Fund Amount deposited with the Legacy Holder Representative pursuant to Section 3.3(a)(iii), in accordance with Section 3.9, (II) funds deposited with the Legacy Escrow Agent pursuant to Section 3.3(a)(v), in accordance with the terms of the Legacy Escrow Agreement, and (III) funds deposited with the Exchange Agent pursuant to Section 3.3(a)(vi), in accordance with the terms of the Exchange Agent Agreement, in each case in the proportions set forth on the Payment Schedule, and (B) in the case of the Sellers, shall be satisfied out of (I) funds deposited with the Exchange Agent pursuant to Section 3.3(a)(vi), in accordance with the terms of the Exchange Agent Agreement, (II) the Sellers Notes delivered to the Exchange Agent pursuant to Section 3.3(a)(vii), and (III) the trust units of Crius Stock delivered to the Exchange Agent pursuant to Section 3.3(a)(viii), in each case in the proportions set forth on the Payment Schedule; and

(ii)           the amount released from the Holder Representative Fund Amount and payable to the Company Holders (if any) divided by the Aggregate Fully-Diluted Capital Stock.

(d)           Company SARs.  At the Effective Time, each Company SAR that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:

(i)            the Per Share Closing Consideration minus the grant price specified in the award agreement granting the Company SAR Grantee the Company SAR; and

(ii)           the amount released from the Holder Representative Fund Amount and payable to the Company Holders (if any) divided by the Aggregate Fully-Diluted Capital Stock.

(e)           Company Warrants.  At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:

(i)            the Per Share Closing Consideration minus the exercise price for such Company Warrant; and

(ii)           the amount released from the Holder Representative Fund Amount and payable to the Company Holders (if any) divided by the Aggregate Fully-Diluted Capital Stock.

(f)            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who is entitled to demand and properly demands payment for such Company Stockholder’s shares pursuant to, and who has complied in all material respects with Sections 262 of the DGCL, including without limitation, making a written demand on the Company for appraisal within twenty (20) days after the mailing of the Proxy Statement in accordance with Section 262(d)(2) of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Adjusted Net Merger Consideration, but instead shall be only entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares, unless and until such Company Stockholder shall have failed to perfect or shall have effectively withdrawn, waived or lost such Company Stockholder’s right under the DGCL.  If any such Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such Company Stockholder shall be treated, at the Company’s sole discretion, as a share of Company Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the applicable portion of the Adjusted Net Merger Consideration in accordance with Sections 3.6.(b) and (c).  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.  The Company shall give prompt notice to Buyer of any demands received by the Company for appraisal of shares of the Company Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Buyer make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

3.7.          Tax Treatment.  Buyer and the Company Holders agree and intend that, to the extent permitted by applicable Law, (a) the Merger shall be treated as a taxable purchase by Buyer of the Company Stock, Company Warrants and Company SARs and (b) Sellers will report the recognition of gain on the disposition of Company Stock in the Merger under the installment sale method of reporting pursuant to Code Section 453.  All Parties shall report the transactions under this Agreement consistently with the intended Tax treatment for all Tax purposes unless otherwise required by applicable Law.

3.8.          Holder Representative Fund Amount.

(a)           Notwithstanding anything to the contrary contained in this Article 3, the Holder Representative Fund Amount shall be funded at Closing in accordance with Section 3.3(a) from the portion of the Cash Consideration otherwise payable to the Company Holders hereunder. Accordingly, the portion of the Cash Consideration payable at Closing to the Company Holders shall be reduced by their proportionate share of the Holder Representative Fund Amount (as set forth in the calculation of the Adjusted Net Merger Consideration). Any amount released from the Holder Representative Fund Amount and payable to the Company Holders shall be allocated among the Company Holders in proportion to the shares of the Aggregate Fully-Diluted Capital Stock held by them.

(b)           The Holder Representative Fund Amount shall be held by the Holder Representative as agent and for the benefit of the Company Holders in a segregated client account. As soon as practicable following the final resolution of all claims for indemnification and the expiration of all applicable periods in which claims for indemnification may be brought, the Holder Representative shall distribute the remainder of the Holder Representative Fund Amount (if any) to the Company Holders in accordance with their Fully-Diluted Percentages. For Tax purposes, the Holder Representative Fund Amount shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing.

3.9.         Legacy Holder Representative Fund Amount and Legacy Escrow Amount.

(a)           Notwithstanding anything to the contrary contained in this Article 3, each of the Legacy Holder Representative Fund Amount and the Legacy Escrow Amount shall be funded at Closing in accordance with Section 3.3(a) from the portion of the Cash Consideration otherwise payable to the Legacy Holders hereunder.  Accordingly, the portion of the Cash Consideration payable at Closing to the Legacy Holders shall be reduced by their proportionate share of (i) the Legacy Holder Representative Fund Amount and (ii) the Legacy Escrow Amount (as set forth in the Payment Schedule).  Any amount released from either the Legacy Holder Representative Fund Amount or the Legacy Escrow Account and payable to the Legacy Holders shall be allocated among the Legacy Holders in proportion to the shares of Aggregate Fully-Diluted Capital Stock held by them.

(b)           The Legacy Holder Representative Fund Amount shall be held by the Legacy Holder Representative as agent and for the benefit of the Legacy Holders in a segregated client account. As soon as practicable following the expiration of all applicable periods in which claims for indemnification against the Legacy Holders may be brought (or earlier if otherwise agreed by the Legacy Holders), the Legacy Holder Representative shall distribute the remainder of the Legacy Holder Representative Fund Amount (if any) to the Legacy Holders.  For Tax purposes, the Legacy Holder Representative Fund Amount shall be treated as having been received and voluntarily set aside by the Legacy Holders at the time of Closing.

(c)           Following the completion of any payments required to be made pursuant to Section 3.3(c) (Working Capital) and Section 3.3(d) (One Year Adjustment), to the extent that amounts incurred and paid by the Legacy Holders under such sections in the aggregate have not exceeded $450,000, then Buyer and the Legacy Holder Representative will issue joint written instructions to the Legacy Escrow Agent to release to the Legacy Holder Representative for the benefit of the Legacy Holders an amount equal to $450,000 minus such payments.

(d)           Following the five (5) year anniversary of the Closing, to the extent that there are remaining funds included in the Legacy Escrow Account and there are no active claims in respect of such account, Buyer and the Legacy Holder Representative will issue joint written instructions to the Legacy Escrow Agent to release any remaining funds in the Legacy Escrow Account to the Legacy Holder Representative for the benefit of the Legacy Holders.

3.10.        Dividends and Distributions.  No dividends or other distributions with respect to trust units of Crius Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered certificates of Company Stock until such certificates are properly surrendered in accordance with the provisions of Section 3.5.  Following such surrender, there shall be paid, without interest, to the record holder of the trust units of Crius Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such trust units of Crius Stock with a record date equal to the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such trust units of Crius Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of trust units of Crius Stock, all trust units of Crius Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

3.11.        Fractional Unit.  No fraction of a trust unit in respect of the Equity Consideration will be issued by virtue of the Merger, and any fractional trust unit shall be rounded down to the nearest whole trust unit.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise noted in this Article 4, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

4.1.          Organization.  Each USG&E Company is a corporation duly formed and validly existing under the laws of its state of incorporation.  Each USG&E Company (a) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (b) is duly qualified or registered as a foreign corporation to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.  Schedule 4.1 contains a true and correct list of the jurisdictions in which each USG&E Company is qualified or registered to do business as a foreign corporation.

4.2.          Authorization.  The Company has full power and authority to execute and deliver this Agreement and any Ancillary Document to which it is a party and to perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject, in the case of consummation of the Merger, to the USG&E Holder Approval.  The Company represents and warrants that this Agreement has been, and the Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3.          Capital Stock.  As of the Agreement Date, the entire authorized capital stock of the Company consists of: 100,000,000 shares of Class A Common, 507,500 shares of Class B Common, 708,891 shares of Series A Preferred, 32,200.362 shares of Series B Preferred, 8,216.191 shares of Series C Preferred, 8,216.191 shares of Series D Preferred, 6,349.106 shares of Series E Preferred, 1,534.884 shares of Series F Preferred, 1,534.884 shares of Series G Preferred, one share of Series H Preferred, 32,200.362 shares of Series I Preferred, 8,216.191 shares of Series J Preferred, 1,534.884 shares of Series K Preferred, 10,000 shares of Series L Preferred and one (1) share of Series M Preferred. All of the issued and outstanding shares of each USG&E Company have been duly authorized and are validly issued, fully paid and non-assessable.  Except as provided on Schedule 4.3, there are no (i) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, preemptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any USG&E Company, other than as contemplated by this Agreement; (ii) outstanding contracts or other agreements of any USG&E Company to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any USG&E Company, or securities or obligations of any kind convertible into any shares of the Company Stock; (iii) dividends that have accrued or been declared but are unpaid on the Company Stock; and (iv) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company.  The number of Fully-Diluted Common Shares with respect to each Company Holder and the Fully-Diluted Percentage associated with such Company Holder, in each case, set forth on Exhibit D, are true, correct and complete.  The information and amounts set forth in clause (iv) of the definition of Payment Schedule, as delivered by the Company to Buyer prior to the Closing pursuant to Section 3.2 is, as of the Closing, true, correct and complete.

4.4.          Subsidiaries.  Except as set forth on Schedule 4.4, no USG&E Company currently owns, directly or indirectly, any capital stock or other equities, securities or interests in any other Person.  The Company is the true, lawful record and beneficial owner of all of the issued and outstanding capital stock of ESPI.  ESPI is the true, lawful record and beneficial owner of each of the ESPI Subsidiaries.  The Company is the true, lawful record and beneficial owner of its respective shares of issued and outstanding capital stock of the Drilling Companies.

4.5.          Absence of Restrictions and Conflicts.

(a)           Except as set forth on Schedule 4.5(a), the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and the fulfillment by the Company of and compliance by the Company with the terms and conditions of this Agreement and the Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under (i) any term or provision of the Company Organizational Documents; (ii) any judgment, decree or order of any Governmental Authority to which a USG&E Company is a party or by which a USG&E Company or its Assets and Properties are bound; or (iii) any Law applicable to a USG&E Company, excluding from the foregoing clauses (i), (ii) and (iii), any violation, breach, default, acceleration or creation of a right which would not reasonably be expected to be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.

(b)           Except as provided on Schedule 4.5(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or third party is required with respect to any USG&E Company in connection with the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated thereby, except where the failure to obtain such consent would not reasonably be expected to be material, individually or in the aggregate, to the USG&E Companies or the ability of the USG&E Companies to fulfill and comply with the terms and conditions of this Agreement and the Ancillary Documents.

4.6.         Title to Properties.  Each USG&E Company has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of its material real properties and other tangible assets necessary for the conduct of its business in the Ordinary Course of Business and except for Permitted Liens.  With respect to all leases under which any USG&E Company leases any real property, there is not any existing default by the applicable USG&E Company or, to the Knowledge of the Company, the counterparties thereto or any event that, with notice or lapse of time or both, would become a default by the applicable USG&E Company or the counterparties thereto, other than defaults under such leases that would not reasonably be expected to be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.  Schedule 4.6 contains a list of all (i) owned real property of any USG&E Company and (ii) leases for real property of any USG&E Company, in each case, including the name of the lessee, lessor, a description of the property, and lease payments, as applicable.

4.7.          Financial Statements.

(a)           The Company has provided to Buyer (i) the consolidated audited balance sheet of the USG&E Companies as of December 31, 2016, December 31, 2015 and December 31, 2014 and the related states of income and cash flows (or the equivalent) for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the USG&E Companies as of March 31, 2017, and the related statements of income and cash flows (or the equivalent) for the three month period then ended (clauses (i) and (ii) collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP in all material respects throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals and income Taxes (none of which footnote disclosures or changes would, alone or in the aggregate, be material to the Business, operations, Assets and Properties, liabilities, financial condition, operating results, value, cash flow or net worth of the USG&E Companies taken as a whole),  and present fairly in all material respects the financial condition of the USG&E Companies and their assets and Liabilities as of such dates and the results of operations of the USG&E Companies for such periods.  Except as set forth in the Financial Statements or on Schedule 4.7(a), there are no extraordinary or material non-recurring items of income or expense (other than items occurring in the Ordinary Course of Business) during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

(b)           Immediately following the Closing, the Company will have no Indebtedness other than as specifically set forth in Schedule 3.3(a)(i), which Indebtedness shall remain with the Company through the Closing.

4.8.          Absence of Certain Changes.  Since December 31, 2016 and except as set forth in Schedule 4.8, there has not been (i) any Material Adverse Effect on the USG&E Companies, or (ii) any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of One Hundred Thousand Dollars ($100,000.00).

4.9.          Legal Proceedings.

(a)           Except as set forth in Schedule 4.9, there are no suits, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, relating to or involving any USG&E Company, the Business, or the Assets and Properties of any USG&E Company before any Governmental Authority or other third party, which, if finally determined adversely, are reasonably likely to be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.  No USG&E Company is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that is reasonably likely to be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.  No USG&E Company is a debtor in a bankruptcy proceeding.  There is no involuntary bankruptcy petition pending against any USG&E Company.

(b)           Any suits, actions, claims, arbitration, proceedings or investigations active at any time during 2015 or 2016 between the Company, on the one hand, and the Pennsylvania Public Utility Commission or Merrill Corporation (or any Affiliate thereof), on the other hand, have been settled.

(c)           To the Knowledge of the Company, the office of the Attorney General of the State of New York has not offered, proposed or discussed any specific settlement amount to the Company or any of its Affiliates in respect of the subpoena from the Attorney General of the State of New York and requests of information to New York Gas & Electric and related tolling agreements and draft Assurance of Discontinuance.

4.10.        Compliance with Law and Permits.  As of the date of this Agreement, each USG&E Company is in possession of all Permits necessary for it to own, lease and operate its Business, Assets and Properties or to carry on its business as it is now being conducted consistent with past practice in compliance with applicable Laws, and all such Permits are in full force and effect, except where the failure to hold any such Permit, or the failure of such Permits to be in full force and effect, would not be reasonably expected to be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.  Except as set forth on Schedule 4.10, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or termination would not be reasonably expected to be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.  Except as set forth on Schedule 4.10, no USG&E Company is in violation of, and since December 31, 2013, no USG&E Company has violated any applicable Law, except for any violation or possible violation that has not and would be material, individually or in the aggregate, to the USG&E Companies, taken as a whole.  Except as set forth on Schedule 4.10, to the Knowledge of the Company, there is no pending or threatened investigation with respect to any actual or alleged violation of any applicable Law.  This Section 4.10 does not relate to matters with respect to Taxes; labor, employment and benefits Laws; Environmental Laws or energy regulatory and marketing compliance, which are exclusively the subject of Sections 4.12, 4.13 through 4.15, 4.18, and 4.19, respectively.

4.11.        Company Contracts.

(a)           Schedule 4.11(a) sets forth a true, correct and complete list of the following contracts to which any USG&E Company is a party (the “Company Contracts”):

(i)            all bonds, surety bonds, Capital Leases, letters of credit, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money, hedging arrangements or otherwise evidencing Indebtedness of any USG&E Company;

(ii)           all leases relating to real property or other leases or licenses involving any Assets or Properties involving an annual commitment or payment of more than Seventy-Five Thousand Dollars ($75,000) individually by any USG&E Company;

(iii)          any contract or agreement requiring the payment by any USG&E Company of a sum in excess of One Hundred Fifty Thousand Dollars ($150,000) for capital expenditures or the acquisition or construction of fixed assets;

(iv)          any contract or agreement with any agent, broker, distributor or similar representative that (A) is not terminable without penalty on thirty (30) calendar days or less notice or which have a term of at least twelve (12) months or (B) requires payments by the USG&E Companies in an aggregate amount greater than One Hundred Thousand Dollars ($100,000);

(v)           all Customer Contracts or contracts with vendors or suppliers (other than utilities included in subsection (vi) below) that involve an amount in excess of Five Hundred Thousand Dollars ($500,000) (for Customer Contracts) and Two Hundred Fifty Thousand Dollars ($250,000) (for vendor contracts) per year;

(vi)          any contract with any Governmental Authority or with a public utility company or any other Person (A) for the sale or purchase of electric power, (B) for the sale of electric power or other energy-related product or service to any residential, commercial or industrial customer, (C) that is a master agreement for electric power supply, (D) that is a hedging or derivative instrument or agreement or (E) that is an agreement for the purchase or sale of natural gas, renewable energy certificates, environmental attributes, or any other energy-related product or service;

(vii)         any contract or agreement for employment of any Person with a USG&E Company or providing for retention bonuses, severance, termination or similar pay to any employee of any USG&E Company;

(viii)        any contract or agreement that materially limits or restricts the ability of any USG&E Company to compete or otherwise conduct its business, offer or sell certain products, provide services on an exclusive basis or granting a most favored nation status or similar rights;

(ix)          any contract or agreement between any USG&E Company and its Affiliate;

(x)           any contract pursuant to which any USG&E Company (i) obtains any right to use, or covenant not to be sued under, any Intellectual Property (other than any license for commercial off-the shelf computer software that is generally available on nondiscriminatory pricing terms) or (ii) grants any right to use, or covenant not to be sued under, any Intellectual Property;

(xi)          all guarantees, letters of credit, bonds, cash deposits, cash margining agreements and similar instruments given by (x) any USG&E Company or (y) a third party for the benefit of any USG&E Company and in the case of this clause (y), a list of the total credit support obligations therein;

(xii)         any partnership, joint venture or other similar arrangement involving a sharing of profits, losses, costs, or Liabilities;

(xiii)        any contract relating to the acquisition or disposition of any corporation, partnership, limited liability company or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit (whether by merger, sale of stock, sale of assets or otherwise);

(xiv)        any contract relating to the voting of shares or other equity interests of any of the USG&E Companies or the election of managers or directors of any of the USG&E Companies;

(xv)         any settlement, conciliation or similar contract requiring payments in excess of $100,000 with respect to the resolution of claims with any Person and pursuant to which outstanding obligations must be satisfied by any of the USG&E Companies after the Agreement Date; and

(xvi)        any contract or agreement that is material to the business of the USG&E Companies, taken as a whole, and is not otherwise disclosed pursuant to the foregoing clauses (i) through (xv).

(b)           True, correct and complete copies of all Company Contracts have been made available to Buyer; provided, however, that in the case of forms of Customer Contracts as provided to Buyer, the terms and conditions included therein reflect, in all material respects, the terms and conditions in executed Customer Contracts which are based on such forms.  The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the rights of the applicable USG&E Company thereunder.  There are no existing material defaults, or breaches by the applicable USG&E Company, under any Company Contract and, to the Knowledge of Company, there are no such material defaults with respect to any third party to any Company Contract.

4.12.        Tax Returns; Taxes.  Except as set forth on Schedule 4.12:

(a)           All Tax Returns required to be filed by or with respect to the USG&E Companies have been properly and timely prepared and filed, and all such Tax Returns are true, correct and complete in all material respects.  There are no liens on any of the assets of the Company for Taxes that are not Permitted Liens.  No claim has ever been made in writing by any Governmental Authority that any USG&E Company is or may be subject to Tax in a jurisdiction where such USG&E Company does not file Tax Returns.

(b)           Each USG&E Company has timely paid all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by it (unless such USG&E Company is contesting such Taxes in good faith through proper proceedings).

(c)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from any USG&E Company for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(d)           No audit or other proceeding by any Governmental Entity is ongoing with respect to any Taxes due from any USG&E Company and no USG&E Company has received any written notice threatening such an audit or other proceeding.

(e)           No USG&E Company is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the USG&E Companies or a commercial agreement the primary subject matter of which is not Taxes) pursuant to which it will have any obligation to make any payments on account of indemnification for Taxes of another Person after the Closing Date.  No USG&E Company has any Liability as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company is the parent, or as a transferee or successor.

(f)            No USG&E Company has been, at any time, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).

(g)           No USG&E Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Section 355 of the Code in the preceding five (5) years.

(h)           No USG&E Company will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Code §§481(a) or 482 (or any corresponding or similar provision of federal, state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Code §7121 (or any corresponding or similar provision of federal, state, local or foreign Tax Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Code §108(i) (or any corresponding or similar provision of federal, state, local or foreign Tax Law).  Neither the Company nor its Subsidiaries is or has been a party to any "reportable transaction" as defined in Code §6707A and Regulation §1.6011-4.

(i)             No USG&E Company has applied for a Tax ruling, request for ruling or closing agreement relating to such USG&E Company that could affect such Company’s Liability for any Tax for any period prior to, on or after the Closing Date.

All matters listed on Schedule 4.12 shall constitute Indemnified Taxes subject to indemnification, notwithstanding that they are included in the Disclosure Schedules.

4.13.        Officers and Employees.  Schedule 4.13 contains a true and complete list as of the Agreement Date of (a) all of the officers of the USG&E Companies, specifying their position, date of hire, work location, and current annual rate of compensation and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the USG&E Companies, specifying their position, date of hire, work location and current annual rate of compensation.  Except as set forth on Schedule 4.13 and except for the Employee Plans and Benefit Arrangements, no USG&E Company is a party to or bound by any employment contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship in respect to any officer, employee or former employee, consultant or independent contractor.

4.14.        Employee Plans and Benefit Arrangements.  Schedule 4.14 sets forth a list of each Employee Plan and each Benefit Arrangement, copies or descriptions of which have previously been made available to Buyer.  Additionally, the Company has made available to Buyer (i) the most three recent Annual Reports Form 5500 series for each applicable Employee Plan, and (ii) the most recent IRS determination or opinion letter for each applicable Employee Plan.  Neither the Company nor any ERISA Affiliate, either currently or at any time during the six (6) year period ending on the date hereof, maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability or potential Liability under or with respect to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any plan subject to Title IV of ERISA. Neither any USG&E Company nor any ERISA Affiliate has incurred or reasonably expects to incur any Liability under Title IV of ERISA.  To the Knowledge of the Company, no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Plan that could subject any USG&E Company to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA that has a Material Adverse Effect on the USG&E Companies.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service as to qualified status and, to the Knowledge of the Company, no event has occurred that is likely to adversely affect such qualified status.  Each Employee Plan and each Benefit Arrangement has been maintained in substantial compliance with its terms and all applicable law, except any such violation that does not have a Material Adverse Effect on the USG&E Companies.  No Employee Plan is a “multiple employer welfare plan” or “multiple employer welfare arrangement” within the meaning of Section 514(b)(6) of ERISA.  Except as required under Section 4980B of the Code or similar state law, the USG&E Companies do not have any obligation to provide health benefits to any current or former employee post-retirement. Since January 1, 2005, each Employee Plan and each Benefit Arrangement that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409A of the Code.  Except for the Company Employee Payments (exclusive of any dollar limitation set forth in the definition thereof) and as otherwise set forth on Schedule 4.14, the  consummation of transaction contemplated by this Agreement alone, or in combination with any additional or subsequent events, will not give rise to any Liability under any Employee Plan or Benefit Arrangement, including Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, stockholder or other service provider of the Company under any Employee Plan or Benefit Arrangement or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

4.15.        Labor Relations and Employees.  There have never been collective bargaining or other labor union contracts applicable to any employees of the USG&E Companies.  There is no labor dispute, strike, work stoppage or lockout or, to the Knowledge of the Company, threat thereof by or with respect to any employee of the USG&E Companies.  To the Knowledge of the Company, there are no grievances or complaints outstanding or threatened against any USG&E Company, except in each case such as would not reasonably be expected to have a Material Adverse Effect on the USG&E Companies. Since January 1, 2013, there have not been any “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any local or state Law, hereinafter the “WARN Act”), by any USG&E Company that would create any obligations under the WARN Act in relation to any plant closings or mass layoffs of employees. Each USG&E Company has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and workplace health and safety at its facilities and work sites and in other work areas, and no USG&E Company is liable for any arrears of wages or penalties for failure to comply with any of the foregoing, in each case, that would reasonably be expected to cause any USG&E Company to incur any material Liability.  No USG&E Company has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap in its employment conditions or practices that would reasonably be expected to cause any USG&E Company to incur any material Liability.  Except as described on Schedule 4.15, there are no racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the Knowledge of the Company, threatened against any USG&E Company before any Governmental Entity (nor, to the Knowledge of the Company, does any valid basis therefor exist), in each case, that would reasonably be expected to cause any USG&E Company to incur any material Liability.  Each USG&E Company has complied, and remains in compliance, in all material respects with all applicable federal and state Laws mandating the provision of programs offering hazard recognition training to its employees or employees of its customers.  No USG&E Company is in violation of any Laws concerning retention or classification of independent contractors that would reasonably be expected to cause any USG&E Company to incur any material Liability.

4.16.        Intellectual Property.

(a)           Schedule 4.16(a) identifies: (a) each patent or registration that has been issued to any USG&E Company with respect to any of the Intellectual Property; (b) each pending patent application or application for registration which the Company has made with respect to any of the Intellectual Property; and (c) each material license or similar agreement that any USG&E Company has granted to any third party with respect to any of the Intellectual Property; and (d) each registered trademark and service mark and trade name owned by any USG&E Company.  Except as set forth on Schedule 4.16(a), with respect to each item of Intellectual Property required to be identified on Schedule 4.16(a): (i) the item is not subject to any outstanding injunction, judgment, order, decree or ruling prohibiting the USG&E Companies’ use thereof; (ii) no action, suit or proceeding is pending that challenges the legality, validity, enforceability, use or ownership of the item; and (iii) the USG&E Companies are the owner of all right, title and interest in such Intellectual Property free and clear of any Liens.

(b)           Schedule 4.16(b) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to a written license or agreement.  Copies of all such material licenses and agreements have been made available to Buyer.  With respect to each such item of Intellectual Property required to be identified on Schedule 4.16(b): (x) the license or agreement covering the item is legal, valid, binding, enforceable by the applicable USG&E Company, and in full force and effect in all material respects; and (y) the applicable USG&E Company is not in default or material breach of the license or agreement and has not received any notice that any USG&E Company is in default or material breach; and (z) no USG&E Company has granted any sublicense or similar right with respect to the license or agreement.  To the Knowledge of the Company, the Intellectual Property owned by the USG&E Companies and the business methods and operations of the USG&E Companies as in effect prior to Closing do not violate, breach or infringe the patent, trademark, copyright or other intellectual property rights of any other Person.

(c)           Except as set forth on Schedule 4.16(c), the USG&E Companies own, free of Liens (other than Permitted Liens), or have a valid and binding license or right to use, all Intellectual Property material to the conduct of the Business as currently conducted.

(d)           To the Knowledge of the Company: (i) none of the USG&E Companies have experienced any incident in which personally identifiable information of the USG&E Companies’ customers was stolen or improperly accessed and there are no facts indicating the occurrence of such an incident, including any breach of security suffered by the USG&E Companies with respect to such information or any written notices or complaints received by the USG&E Companies from any Person regarding improper use or disclosure of personally identifiable information, except as individually or in the aggregate would not reasonably be expected to be material to the Business of the USG&E Companies; and (ii) the collection, use, storage, processing, import, export and disclosure of personally identifiable information or other protected information relating to individuals by the USG&E Companies have complied with, and are currently in compliance with, their respective privacy policies and all Laws relating to data collection, use, privacy or protection, except as individually or in the aggregate would not reasonably be expected to be material to the Business of the USG&E Companies.

4.17.        Customer Relations.  To the Knowledge of the Company, no USG&E Company has received any notice to the effect that any (i) customer whose business is material to such USG&E Company, or (ii) group of customers, in either case, intends to terminate its business relations with such USG&E Company: (a) as a result of the transactions contemplated by this Agreement, or (b) otherwise, other than any terminations that would not have a Material Adverse Effect on such USG&E Company or USG&E Companies taken as a whole.  To the Knowledge of the Company, no events or circumstances have occurred which would be reasonably likely to result in (A) any material customer or (B) material group of customers, terminating its or their business relations with a USG&E Company.

4.18.        Environmental Liability.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or as set forth on Schedule 4.18, (a) each USG&E Company is in material compliance with all Environmental Permits and Environmental Laws for the operation of such USG&E Company as presently conducted; (b) during the past three (3) years, each USG&E Company has held all Environmental Permits and materially complied with the terms of all Environmental Laws applicable to the operations of such USG&E Company as conducted at such time; (c) no USG&E Company has received any written notice that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of Hazardous Materials, nor is any USG&E Company participating as a potentially responsible party in connection with any such investigation or cleanup; (d) to the Knowledge of the Company, there have been no Hazardous Materials generated by any USG&E Company that are the subject of a response action pursuant to Environmental Law; (e) to the Knowledge of the Company, no USG&E Company has caused a release of Hazardous Materials at properties that it has owned or leased, for which response actions are required pursuant to Environmental Law; and (f) the Company has made available to Buyer all environmental assessment reports currently in the possession of the USG&E Companies that address properties the USG&E Companies have owned or leased.

4.19.        Regulatory Matters.  Except as set forth on Schedule 4.9 or Schedule 4.19:

(a)           No USG&E Company is engaged, or has been engaged, in any activity, including wholesale sales of electricity or natural gas, that could subject the USG&E Company to: (a) regulation as a “gas corporation”, an “electric corporation”, an “electric utility”, an “electric utility company”, a “gas utility”, a “gas utility company”, a “public utility”, a “public utility company” or similar entity under the laws administered by or the regulations of any state, (b) regulation as a “public utility” under the FPA, except to the extent that the USG&E Company, as of the date of this Agreement, is a “public utility” under the FPA by reason of any FERC consent or approval that permits the USG&E Company, as applicable, to charge market-based rates for its wholesale sale of energy, capacity or ancillary services, (c) regulation as a “natural gas company” under the Natural Gas Act, as amended, and the regulations and orders thereunder (all collectively, the “NGA”), (d) regulation as a “public utility company”, “gas utility company”, an “electric utility company” or a “holding company,” as those terms are defined under the Public Utility Holding Company Act of 2005, and the regulations and orders thereunder (all collectively, “PUHCA”), (e) an actual violation of any rule, regulation, order, tariff, or requirement under any of the FPA, the NGA or the PUHCA, or (f) regulation under any public utilities code or any other applicable law regarding its authority to incur indebtedness or grant liens on, or otherwise transfer, sell, lease, license or otherwise dispose of, its property.

(b)           Each of the Company, ESPI, MAG&E and CTG&E is, and is duly authorized to be, an “energy service company” or other retail electric or natural gas supplier (an “ESCO”) under the law of the jurisdiction(s) in which it conducts, or is authorized to conduct, business, and holds all necessary approvals and authorizations to sell electricity and/or natural gas at retail for delivery in such jurisdictions and to be and act as an ESCO consistent with all applicable law.  Schedule 4.19(b) sets forth (i) all retail electric and natural gas supplier licenses and (ii) each FERC market-based tariff for each such USG&E Company. Such USG&E Companies are in material compliance with such licenses and tariffs and the Laws related thereto and no such USG&E Company is subject to any material refund liability with respect to such licenses and tariffs.

(c)           Each of the Company, ESPI, MAG&E and CTG&E is in material compliance with the governmental regulations and orders applicable to it as an ESCO in all jurisdictions in which it conducts, or is authorized to conduct, business as an ESCO (all collectively, the “ESCO Requirements”).

(d)           The status and standing of each of the Company, ESPI, MAG&E and CTG&E as an ESCO consistent with the ESCO Requirements is not subject to review, challenge, termination, revocation, decertification, discipline, or penalty in any proceeding, whether pending, threatened, or anticipated (and whether or not such USG&E Company, as applicable, has received formal or written or other notice thereof).

(e)           No USG&E Company has been advised or received notice of any kind (whether formal or informal or written or verbal) or has any Knowledge of any proceeding, investigation, or inquiry, whether pending, threatened, or asserted, in which it is or is expected to be claimed that the Company’s, ESPI’s, MAG&E’s or CTG&E’s authorization to be and to act as an ESCO is subject to challenge, non-renewal, termination, or limitation not otherwise generally applicable to an ESCO or otherwise relates to the sales or marketing practices of the Business.

(f)            Each USG&E Company is not, and has not been advised or received notice of any kind (whether formal or written or not) of any proceeding, whether pending, threatened, or asserted, in which it is, or is expected to be claimed that the USG&E Company is, subject to: (a) regulation as a “gas corporation”, an “electric corporation”, an “electric utility”, an “electric utility company”, a “gas utility”, a “gas utility company”, a “public utility”, a “public utility company” or similar entity under the laws administered by or the regulations of any state, (b) regulation as a “public utility” under the FPA, except to the extent that the USG&E Company, as of the date of this Agreement, is a “public utility” under the FPA by reason of FERC consent or approval that permits the USG&E Company to charge market-based rates for its wholesale sale of energy, capacity or ancillary services, (c) regulation as a “natural gas company” under the NGA, (d) regulation as a “public utility company”, “gas utility company”, an “electric utility company” or a “holding company,” as those terms are defined under PUHCA, (e) an actual violation of any rule, regulation, order, tariff, or requirement under any of the FPA, the NGA or the PUHCA, or (f) regulation under any public utilities code or any other applicable law regarding its authority to incur Indebtedness or grant liens on, or otherwise transfer, sell, lease, license or otherwise dispose of, its property.

4.20.        Transactions with Affiliates.  Except as set forth in Schedule 4.20, no officer or director of any USG&E Company, or any Affiliate of an officer or director of any USG&E Company (other than a publicly held corporation whose stock is traded on a national securities exchange or quotation market in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) has any interest in: (a) any contract, arrangement or understanding with, or relating to, any USG&E Company or its Assets and Properties; (b) any loan, arrangement, understanding, agreement or contract for or relating to any USG&E Company or its Assets and Properties; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any USG&E Company.  Schedule 4.20 sets forth a complete list of all contracts between any USG&E Company and another USG&E Company or any other Affiliate.

4.21.        Company Employee Payments.  Schedule 4.21 contains a detailed listing of all Company Employee Payments (exclusive of any severance and other payments described in clause (iii) of the definition thereof, and subject to additional payments to be determined following the Effective Time and within ninety (90) days following the Closing), including, with respect to each Company Employee Payment, the payee, the amount of such bonus or payment (if a fixed amount), and the name of the plan under which such Company Employee Payment is being granted or paid.  Except for the Company Employee Payments set forth on Schedule 4.21 or any severance or other payments required to be made as a result of Buyer’s determination as to whose employment should or should not be continued as provided in Section 7.14(a) hereof, there are no special bonuses, severance or other similar compensation (discretionary or otherwise) payable to any employee of the Company in connection with or arising out of the transactions contemplated hereby.

4.22.        Brokers, Finders and Investment Bankers.  Except as provided on Schedule 4.22, none of the USG&E Companies have employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

4.23.        Insurance.  Each insurance policy covering any of the USG&E Companies or any of the Assets and Properties is set forth on Schedule 4.23 (the “Insurance Policies”) and is in full force and effect.  None of the USG&E Companies have received written notice from any insurer or agent of any intent to cancel, cancellation or termination of any such Insurance Policy.  Except as set forth on Schedule 4.23, there is no claim by any of the USG&E Companies pending under any Insurance Policy.  None of the Insurance Policies or the coverages provided thereunder has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights in writing.

4.24.        Customers.

(a)           Except as provided on Schedule 4.24(a), none of the USG&E Companies have in effect any rebate, concession or similar promotion, program, plan or policy in which any Customer participated that would require the payment of an award in the future of any benefit to such Customer in respect of service in a prior period.

(b)           Except as set forth on Schedule 4.24(b), no material commissions or payments reasonably likely to exceed $25,000 with respect to all Customer Contracts in the aggregate are owed to any Person except those arising in the Ordinary Course of Business.

(c)           Except as set forth on Schedule 4.24(c), each of the USG&E Companies has performed all Customer Contracts in material compliance with their terms and each such Contract is in compliance with all applicable Laws.

(d)           Except for any deviations that would reasonably be expected to result in a change of Liabilities or valuation of less than $5,000 or $500,000 in the aggregate, the Run-out Schedule, as of the date hereof and as of the Run-out Update Date, is true, correct and complete in all material respects.

(e)           The Mace Book, delivered concurrently with this Agreement, is true, correct and complete in all material respects as of April 30, 2017, except that such schedule redacts all individual names, account numbers, service numbers and service addresses for each Customer.

(f)            The Mace Book provided to Buyer pursuant to Section 7.18 is true, correct and complete in all material respects as of the Closing Date.

4.25.        APP. As of the date hereof and as of the Closing Date, American Power Partners, LLC, a Delaware limited liability company (“APP”), has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).  As of the Closing Date, APP, and the business and assets of such entity, have been discontinued in all respects.

4.26.        Agents and Brokers. Schedule 4.26 includes a list of the name of each agent, broker, distributor or similar representative of the Company and amounts paid to such Person within the 12 months prior to the Agreement Date.

4.27.        USG&E Solar and TXG&E.  USG&E Solar and TXG&E have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

4.28.        No Other Company Representations or Warranties.

Except for the representations and warranties set forth in Article 5, or any representations or warranties set forth in any Ancillary Document, the Company hereby acknowledges and agrees that none of Buyer, CSF or Crius Energy Trust, their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person:

(a)           has made or is making any other express or implied representation or warranty with respect to any such entity or any of its subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement; or

(b)           will, other than for fraud or willful misconduct, have or be subject to any Liability or indemnification obligation or other obligation of any kind or nature to the Company or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to, or the use by, the Company or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any information provided or made available to any of them by Buyer, CSF or Crius Energy Trust or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of any transaction contemplated by this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF CRIUS ENERGY TRUST, BUYER AND MERGER SUB

Crius Energy Trust, Buyer and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

5.1.         Organization of Crius Energy Trust, Buyer and Merger Sub.  Crius Energy Trust is an unincorporated open-ended limited purpose trust duly established, settled, organized and validly existing and in good standing under the laws of the Province of Ontario and has all requisite power and authority to own its properties and assets, and to carry on its business as now being conducted. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2.          Authorization.  Each of the Administrator, Crius Energy Trust, Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party, to perform its obligations under this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated by this Agreement and any Ancillary Documents to which it is a party.  The execution and delivery by Crius Energy Trust, Buyer and Merger Sub of this Agreement and Ancillary Documents to which it is a party, the performance by Crius Energy Trust, Buyer and Merger Sub of their obligations under this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions provided for in this Agreement and the Ancillary Documents to which it is a party have been duly and validly authorized by all necessary organizational action on the part of Crius Energy Trust, Buyer and Merger Sub respectively.  This Agreement has been and, as of the Closing Date, the Ancillary Documents to which each of Crius Energy Trust , Buyer and Merger Sub are a party will be, duly executed and delivered by Crius Energy Trust, Buyer and Merger Sub and do or will, as the case may be, constitute the valid and binding agreements of Crius Energy Trust, Buyer and Merger Sub, enforceable against Crius Energy Trust, Buyer and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3.          Capital Stock.

(a)           As of the Agreement Date, the entire authorized capital stock of Crius Energy Trust consists of an unlimited number of trust units of Crius Stock, and the other types of securities of Crius Energy Trust, including notes (including redemption notes), options, rights, warrants or other securities convertible into or exercisable for trust units of Crius Stock or other securities of Crius Energy Trust (including convertible debt securities, subscription receipts and installment receipts which are authorized and may be issued by the trustee of Crius Energy Trust is unlimited. As of the Agreement Date, the entire authorized and outstanding capital stock of Crius Energy Trust consists of 40,086,451 trust units of Crius Stock and 72,728 deferred trust units convertible into 72,728 trust units of Crius Stock.  All of the issued and outstanding trust units of Crius Stock have been duly authorized and are validly issued, fully paid and non-assessable.  Other than the subscription receipts in connection with transactions contemplated by this Agreement and except as provided on Schedule 5.3(a), there are no (i) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, preemptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Crius Stock, other than as contemplated by this Agreement; (ii) outstanding contracts or other agreements of Crius Energy Trust to purchase, redeem or otherwise acquire any outstanding units of the Crius Stock, or securities or obligations of any kind convertible into any units of the Crius Stock; (iii) distributions that have accrued or been declared but are unpaid on the Crius Stock; and (iv) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Crius Energy Trust.

(b)           All trust units of Crius Stock to be issued as the Equity Consideration in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

5.4.          No Voting Agreement.  Except as disclosed to MVC in writing, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of Crius Energy Trust.

5.5.          Required Filings and Consents.  The execution, delivery and performance of this Agreement by Crius Energy Trust, Buyer and Merger Sub and the consummation by Crius Energy Trust,  Buyer and Merger Sub of the transactions contemplated by this Agreement do not and will not require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or third party other than as set forth on Schedule 5.5 and filings pursuant to Regulation D under the 1933 Act and applicable state securities laws, which have been made or will be made in a timely manner.

5.6.          Licensed, Registered or Qualified.  Each of  the Administrator, Crius Energy Trust, Buyer and Merger Sub is licensed, registered or qualified as an extra-provincial, foreign corporation or an extra-provincial partnership, as the case may be, in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities by it make such licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all applicable Laws, rules and regulations of each such jurisdiction.

5.7.          Legal Proceedings.  There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Administrator, Crius Energy Trust, Buyer or Merger Sub, threatened against any of the property or assets thereof, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may result in Crius Energy Trust, Buyer or Merger Sub having a Material Adverse Effect, and none of Crius Energy Trust, Buyer or Merger Sub is subject to any judgement, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, may result in a Material Adverse Effect or the ability of Crius Energy Trust, Buyer or Merger Sub to perform its obligations under this Agreement.

5.8.         Non-Contravention.  The execution, delivery and performance of this Agreement by Crius Energy Trust, Buyer and Merger Sub and the consummation by Crius Energy Trust, Buyer and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a)           conflict with, or result in any breach of any provision of the organizational documents of Crius Energy Trust, Buyer or Merger Sub;

(b)           result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any contract to which Crius Energy Trust, Buyer or any of its subsidiaries, including Merger Sub, is a party or may be bound except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing  or which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or Crius Energy Trust’s, Buyer’s or Merger Sub’s ability to perform its obligations hereunder; or

(c)           violate the provisions of any Law applicable to either Crius Energy Trust, Buyer or its subsidiaries, including Merger Sub, in such a manner as would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated hereby or the ability of Crius Energy Trust, Buyer or Merger Sub to perform its obligations hereunder.

5.9.         Financing.  Buyer has or will have at Closing available funds sufficient to consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. There are no conditions precedent or other contingencies to such funding.

5.10.        Financial Statements and Canadian Securities Filings.

(a)           Each of the consolidated balance sheets of Crius Energy Trust and the related consolidated statements of income (loss), statements of unitholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, filed for the last three (3) financial years by Crius Energy Trust with the Canadian Securities Administrators under Canadian Securities Regulations (collectively, “Crius Securities Reports”) as of the date filed  (A) complied in all material respects with the applicable requirements under applicable Canadian Securities Regulations and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such Crius Securities Report (including the related notes and schedules thereto) fairly presents the consolidated financial position of Crius Energy Trust as of its date, and each of the statements of income or results of operations and changes in unitholders’ equity and cash flows in such Crius Securities Reports (including any related notes and schedules thereto) fairly presents the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Crius Energy Trust for the periods to which they relate, in each case in accordance with IFRS consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(b)           For the last three (3) years, Crius Energy Trust has filed all Crius Securities Reports required to be filed under applicable Law.  As of their respective filing dates or the filing dates of amendments, the Crius Securities Reports complied as to form in all material respects with the requirements of applicable Canadian Securities Regulations, and none of the Crius Securities Reports as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Crius Energy Trust is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Toronto Stock Exchange and no order ceasing or suspending trading in any securities of Crius Energy Trust or prohibiting the trading of any of Crius Energy Trust issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of Crius Energy Trust, threatened.

5.11.        Reporting Issuer.  Crius Energy Trust is a reporting issuer under applicable Laws in each of the provinces and territories of Canada; Crius Energy Trust is not in default in any material respect of any requirement of applicable Laws nor is it included in a list of defaulting reporting issuers maintained by the Canadian Securities Administrators. In particular, without limiting the foregoing, Crius Energy Trust is in compliance at the date hereof with its obligations to make timely disclosure of all material changes relating to it and, other than in respect of material change reports previously filed on a confidential basis and thereafter made public or material change reports previously filed on a confidential basis and in respect of which no material change ever resulted, no such disclosure has been made on a confidential basis and there is no material change relating to Crius Energy Trust which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the transaction contemplated by this Agreement constitutes a material change.

5.12.       Ownership of Properties.  Crius Energy Trust and Buyer are the legal and beneficial owners, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever of the properties, business and assets or the interests in the properties, business or assets referred to as owned by it in the Crius Securities Reports, and all agreements under which Crius Energy Trust holds an interest in a property, business or asset are in good standing according to their terms.

5.13.       Absence of Undisclosed Liabilities.  Except as reflected in the Crius Securities Reports (including the financial statements included therein) and except as arising hereunder, Crius Energy Trust has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at December 31, 2016, other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Crius Securities Reports or in connection with this Agreement, all debts, liabilities, guarantees and obligations of Crius Energy Trust incurred since December 31, 2016 to the date hereof have been incurred in the Ordinary Course of Business and are usual and normal in amount, both individually and in the aggregate.

5.14.        Status as a Unit Trust and Mutual Fund Trust.  Crius Energy Trust qualifies as a “unit trust” and a “mutual fund trust” within the meaning of the Tax Act. Crius Energy Trust, Buyer and Merger Sub have no intention to conduct their affairs other than in a manner consistent so as to continue to qualify Crius Energy Trust as a “unit trust” and a “mutual fund trust” under the Tax Act, and in the case of the Crius Energy Trust, in property in which a “mutual fund trust” is permitted by the Tax Act to invest, and Crius Energy Trust has no intention to have any other undertaking or carry on any other activity or business. Crius Energy Trust is not, and intends to conduct its affairs after the Closing Date so as to not be, a “SIFT trust” within the meaning of the Tax Act.

5.15.       Absence of Changes.  Except as set forth in the Crius Securities Reports, since December 31, 2016, (a) Crius Energy Trust has conducted its businesses, in all material respects, only in the ordinary course consistent with past practice; and (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Crius Energy Trust.

5.16.        Continuous Disclosure.  All information which has been prepared by Crius Energy Trust relating to Crius Energy Trust, Buyer, Merger Sub and the business, property and liabilities of Crius Energy Trust and publicly disclosed, including in the Crius Securities Reports was, as of the respective dates of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading, and to the knowledge of Crius Energy Trust, all information which has been prepared by Crius Energy Trust relating to Crius Energy Trust, Buyer and Merger Sub and the business, property and liabilities of Crius Energy Trust and provided to the Company was, as of the respective dates of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading. All disclosure filings required to be made by Crius Energy Trust pursuant to applicable Laws have been made and such disclosure and filings were true and accurate in all material respects as at the respective dates thereof.

5.17.        No Other Representations or Warranties

Except for the representations and warranties set forth in Article 4 and Article 6 or any representations or warranties set forth in any Ancillary Document, the Administrator, Crius Energy Trust, Buyer and Merger Sub hereby acknowledge and agree that none of the USG&E Companies or MVC (in respect of Article 6), or their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person:

(a)           has made or is making any other express or implied representation or warranty with respect to any USG&E Company or Seller or any of its subsidiaries or their respective business or operations, including with respect to any information provided or made available to Buyer, Merger Sub, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer, Merger Sub, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement; or

(b)           will, other than for fraud or willful misconduct, have or be subject to any Liability or indemnification obligation or other obligation of any kind or nature to Buyer, Merger Sub, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to, or the use by, Buyer, Merger Sub, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any information provided or made available to any of them by the Company, MVC, the USG&E Companies or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of any transaction contemplated by this Agreement.

5.18.        Brokers, Finders and Investment Bankers.  Other than as set forth on Schedule 5.18, none of Buyer, Merger Sub or any of their respective officers, directors, employees or Affiliates, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF MVC

Except as otherwise noted in this Article 6, MVC hereby represents and warrants to Buyer and Merger Sub as follows:

6.1.          Authorization.  MVC has full power and authority to execute and deliver this Agreement and any Ancillary Document to which it is a party and to perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject, in the case of consummation of the Merger, to the USG&E Holder Approval.  MVC represents and warrants that this Agreement has been, and the Ancillary Documents to which it is a party will be as of the Closing Date, duly executed and delivered by MVC and do or will, as the case may be, constitute valid and binding agreements of MVC, enforceable against MVC in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

6.2.          Absence of Restrictions and Conflicts.

(a)           The execution, delivery and performance by MVC of this Agreement and the Ancillary Documents to which MVC is a party, the consummation of the transactions contemplated by this Agreement and such Ancillary Documents, and the fulfillment by MVC of and compliance by MVC with the terms and conditions of this Agreement and such Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under (i) any term or provision of the governing documents of MVC (if applicable); (ii) any judgment, decree or order of any Governmental Authority to which MVC is a party or by which MVC or its Assets and Properties are bound; or (iii) any Law applicable to MVC, excluding from the foregoing clauses (i), (ii) and (iii), any violation, breach, default, acceleration or creation of a right which would not reasonably be expected to be material, individually or in the aggregate, to MVC, taken as a whole.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or third party is required with respect to MVC in connection with the execution, delivery or performance by MVC of this Agreement or the Ancillary Documents to which it is a party or the consummation of the transactions contemplated thereby, except where the failure to obtain such consent would not reasonably be expected to be material, individually or in the aggregate, to MVC or the ability of MVC to fulfill and comply with the terms and conditions of this Agreement and such Ancillary Documents.

6.3.          Title to Interests. MVC is the beneficial and record owner of the Company Stock as set forth opposite MVC’s name on Schedule 6.3, free and clear of all Liens (other than restrictions on transfer arising under securities Laws). Other than as set forth on Schedule 6.3, MVC does not have any (a) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, rights of first offer, preemptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any USG&E Company; or (b) outstanding Contracts or other agreements of any USG&E Company to purchase or otherwise acquire any outstanding shares of the capital stock of any USG&E Company, or securities or obligations of any kind convertible into any shares of the capital stock of any USG&E Company.

6.4.          Brokers, Finders and Investment Bankers.  Except as provided on Schedule 6.4, MVC has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

6.5.         Securities Laws Matters.  MVC (i) is acquiring its portion of the Equity Consideration and Seller Notes (collectively, the “Securities”) solely for investment with no present intention to distribute any of such Securities to any Person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any such Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act of 1933, as amended (the “1933 Act”) and any other applicable securities Laws, (iii) is an “accredited investor” (as that term is defined by Rule 501(a) of Regulation D under the 1933 Act), and (iv) (x) has had access to and has received such financial and other information regarding Crius Energy Trust and the Securities, as applicable, that it deems necessary to make an informed investment decision regarding such Securities and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment and (y) can bear the economic risk of an investment in the Securities indefinitely (including total loss of its investment).

6.6.          No Other Representations or Warranties

Except for the representations and warranties set forth in Article 5 or any representation or warranties set forth in any Ancillary Document, MVC hereby acknowledges and agrees that none of Buyer, CSF or Crius Energy Trust, their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person:

(a)            has made or is making any other express or implied representation or warranty with respect to any such entity or any of its subsidiaries or their respective business or operations, including with respect to any information provided or made available to MVC or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to MVC or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement; or

(b)           will, other than for fraud or willful misconduct, have or be subject to any Liability or indemnification obligation or other obligation of any kind or nature to MVC or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to, or the use by, MVC or any of its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any information provided or made available to any of them by Buyer, CSF or Crius Energy Trust or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of any transaction contemplated by this Agreement.

7.	CERTAIN COVENANTS AND AGREEMENTS

7.1.          Conduct of Business Pending the Closing.  For the period commencing on the Agreement Date and ending on the earlier of the Closing Date and the Termination Date, the Company will cause each USG&E Company, except as expressly required by the terms of this Agreement or as otherwise consented to in advance in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), to (a) conduct its business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws; (b) use reasonable best efforts to keep available the services of its present employees and independent contractors and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with the USG&E Companies; and (c) except as provided in the budget of the USG&E Companies provided to Buyer, make no capital expenditure in excess of  One Hundred Thousand Dollars ($100,000) in the aggregate without prior notification to Buyer and not, except as otherwise set forth on Schedule 7.1:

(a)           amend or cancel any of the USG&E Companies’ Organizational Documents;

(b)           authorize for issuance, issue, transfer or sell or agree or commit to transfer, issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or repurchase, redeem or otherwise acquire any Company Stock or any other securities or equity equivalents (including any options or appreciation rights);

(c)           declare, issue, make or pay any dividend or other distribution of assets other than cash to equityholders in respect of the Company Stock or any other securities or equity equivalents (including any options or appreciation rights) (provided that any such permitted dividend may be effected only after 48 hours prior written consent to Buyer, not to be unreasonably withheld, conditioned or delayed);

(d)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e)           (i) incur or assume any Indebtedness, contingent or otherwise except in the Ordinary Course of Business, or  issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, except in the Ordinary Course of Business, (iii) make any loans, advances or capital contributions to or investments in any Person, other than travel advances to employees in the Ordinary Course of Business, or (iv) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon, except for Liens existing on the Agreement Date or created thereafter in the Ordinary Course of Business;

(f)            except as may be required by Law, in the Ordinary Course of Business or pursuant to the terms of an Employee Plan or Benefit Arrangement as in effect on or prior to the Agreement Date, (i) enter into, grant, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, equity equivalent, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, fund or other arrangement for the benefit or welfare of any manager, officer, contractor or employee of the USG&E Companies in any manner or (ii) increase in any manner the compensation or fringe benefits of any manager, officer, contractor or employee of the USG&E Companies or pay any benefit not required by any Employee Plan as in effect as of the date hereof;

(g)           (i) enter into any offshoring agreement or other agreement for the relocation of operational or business processes used in the Business to any foreign jurisdiction or (ii) hire or terminate the employment, without cause, of any individual by the USG&E Companies (or transfer the employment of any individual employed by the USG&E Companies so as to cause such individual to no longer be employed by the USG&E Companies) whose annual base compensation is $50,000 or above, or transfer the employment of or otherwise cause any individual not currently employed by the USG&E Companies to become employed by the USG&E Companies with an annual base compensation of $50,000 or above;

(h)           acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions outside of the Ordinary Course of Business;

(i)             initiate any significant new or revised marketing campaign without consulting with Buyer with respect thereto;

(j)            (A) acquire, by merger, consolidation or acquisition of equity securities or assets, any corporation, partnership or other business organization or division thereof or any equity interest therein, or (B) enter into any contract, other than in the Ordinary Course of Business, which would be material to the USG&E Companies;

(k)           (i) enter into, amend or modify in any material respect, waive any rights under or terminate any Company Contract, (x) which could reasonably be expected to be materially adverse to any of the USG&E Companies, (y) outside of the Ordinary Course of Business, or (z) for the purpose of positively affecting the operational or financial results of the Business prior to the Closing Date that negatively affects the operational or financial results of the Business after the Closing Date; (ii) amend or modify, in any material respect, or waive any rights under or terminate any Permit; or (iii) enter into any trades for purposes other than hedging;

(l)            settle or compromise any pending or threatened claim (including, without limitation, making payments required by the terms of such settlement or compromise), in an amount in excess of $10,000 individually or $100,000 in the aggregate, except for settlements and compromises that would be permitted by Section 9.4 which settlements and compromises shall be permitted prior to Closing to the extent that such settlement or compromise does not negatively affect the business of either Buyer (or its Affiliates) or any USG&E Company in any material respect after the Closing Date;

(m)          revalue in any material respect any of the Assets and Properties, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(n)           materially change the level and quality of customer service provided to customers;

(o)           materially change the billing, collection or credit policies and procedures applicable to customers;

(p)           materially change the pricing policies of the USG&E Companies other than in the Ordinary Course of Business;

(q)           cancel, terminate or otherwise modify any of the Insurance Policies listed on Schedule 4.23;

(r)            agree to any amendment, restatement, supplement or modification of or to the Macquarie Financing Agreements in any material respect, except in order to increase hedge limits as needed for the USG&E Companies to hedge its retail customer load in the Ordinary Course of Business;

(s)           amend or modify any risk management policies set forth in the risk management policy approved by the board of the Company in the form attached hereto as Exhibit J (“Risk Management Policy”) and none of the USG&E Companies will enter into any transactions that are inconsistent with the Risk Management Policy;

(t)            materially amend or modify any of the forms of Customer Contracts attached hereto as Exhibit C; or

(u)           enter into any contract or otherwise commit any of the USG&E Companies to do any of the foregoing prohibited activities.

7.2.          Additional Covenants.  Except as otherwise expressly provided in this Agreement or as described on Schedule 7.2, and except as prohibited by Law, during the period from the date hereof through the Closing, the Company will cause the USG&E Companies to:

(a)           take all commercially reasonable actions to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof;

(b)           promptly notify Buyer of any material incident in which, to the  Knowledge of the Company, personally identifiable information or other similarly protected information of any of the USG&E Companies’ customers has been stolen or improperly accessed;

(c)           promptly notify Buyer of any regulatory or litigation notices, material customer complaints or pattern of customer complaints;

(d)           ensure that the Macquarie Financing Agreements remain in full force and effect until Closing and the USG&E Companies do not cause (x) a breach with or without the passage of time, the giving of notice or both, or default of the Macquarie Financing Agreements or (y) the occurrence of an event that would constitute a breach with or without the passage of time, the giving of notice or both, or default of the Macquarie Financing Agreements;

(e)           promptly provide Buyer with any material notices received by any of the USG&E Companies from Macquarie of any default or written notice alleging an event of default under the Macquarie Financing Agreements;

(f)            promptly provide Buyer with any filings or notices sent or received by any of the USG&E Companies relating to the bankruptcy filing or other proceedings of the Drilling Companies;

(g)           provide (i) semi-monthly updates to Buyer (and will permit representatives of Buyer to be present for semi-monthly risk management committee meetings as an observer and on a non-voting basis), including reasonably detailed support materials and a copy of the Hedge Book, in respect of the Company’s compliance with its Risk Management Policy and (ii) monthly updates of the Mace Book (to be completed and delivered to Buyer no later than the twenty-fifth (25th) calendar day of each calendar month); and

(h)           comply in all material respects with the Risk Management Policy.

(i)            as soon as reasonably practicable following the date of this Agreement, and in any event, prior to the Closing, initiate any legal action or proceeding as may be determined by the Company (including filing for bankruptcy protection for the Drilling Companies under the provisions of Chapter 7 or Chapter 11 of title 11 of the United States Code (11 U.S.C. § 101 et. seq. (2006)), as amended (the “Bankruptcy Code”)) in order to enable the USG&E Companies and the Drilling Companies to extricate the USG&E Companies from any interest therein or any liability associated with the Drilling Companies.  The USG&E Companies and the Holder Representative are hereby authorized to take any action necessary in any such action or proceeding in furtherance of such purpose; provided, however, that the Company shall obtain the approval of Buyer prior to initiating any legal action or proceeding (other than a bankruptcy proceeding under Chapter 7 or Chapter 11 of the Bankruptcy Code), which approval shall not be unreasonably withheld or delayed.

7.3.          Inspection and Access to Information.

(a)           During the period commencing on the Agreement Date and ending on earlier of the Closing Date and the Termination Date, the Company will, and will cause each of the USG&E Companies to, afford Buyer and those of its accountants, investment bankers, counsel, environmental consultants and other authorized representatives, who need such access in order to allow Buyer to pursue the transactions contemplated hereunder (each such person, a “Representative”) reasonable access during normal business hours and upon reasonable advance notice (but no less than one Business Day’s advance notice) to the USG&E Companies’ personnel, properties, contracts, books and records and other financial, operating and other data and information as Buyer may reasonably request.  The foregoing covenant will not require any of the USG&E Companies or the Drilling Companies to provide Buyer with access to any personnel, properties, contracts, books and records or other financial, operating or other data and information (i) that the Company believes in good faith may be subject to any contractual confidentiality obligation, provided that the Company uses commercially reasonable efforts to obtain consent to waive such obligation, (ii) that may be covered by any attorney-client, work product or similar legal privilege or (iii) that permit Buyer to conduct any Phase II or other invasive environmental testing procedures, including conducting soil, ground water, air emissions or other testing relating to any real property owned or leased by any of the USG&E Companies or the Drilling Companies.

(b)           Buyer agrees that, without the prior consent of the Company, neither Buyer nor any of Buyer’s Representatives will have any discussion, correspondence or other contact or communication, or otherwise cause any of the foregoing to be initiated with any employee of any USG&E Company or any Drilling Company or any customer, supplier or equity holder (other than MVC) of any USG&E Company or any Drilling Company concerning the Business or the transactions contemplated hereunder other than with or in the presence of the senior management of the Company and its designated representatives and with the prior written consent of the Company or in the ordinary course of Buyer’s business.

(c)           If the Parties do not consummate the transactions contemplated hereunder, then, for a period of forty-two (42) months after the Agreement Date, Buyer will not (and will not assist or encourage others to) solicit the services, as employee, consultant or otherwise, of any Person who serves as a senior management employee of any USG&E Company between the Agreement Date and the Termination Date; provided, however, that the foregoing shall not prevent Buyer or its Affiliates from (x) conducting general solicitations or advertising activities not targeted at any such employees, (y) conducting solicitations involving such employees who are terminated by the applicable USG&E Company not less than six (6) months prior to the commencement of such solicitation, or (z) hiring any such employee referenced in (x) or (y) or who contacts Buyer, its Affiliates or Representatives without the solicitation prohibited above.

(d)           The Company makes no representation or warranty as to the accuracy of any information provided pursuant to this Section 7.3, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article 4.

7.4.          Restricted Use of Confidential Information.  Buyer acknowledges and agrees that the Confidentiality and Nondisclosure Agreement, dated as of December 18, 2015, between Buyer and the Company (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, all information provided in any form to Buyer or any of its Representatives pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.4 shall nonetheless continue in full force and effect.

7.5.          Notices of Certain Events.

(a)           Each Party shall promptly notify the other Parties of any notice or other communication of a material nature from any Governmental Authority in connection with the transactions contemplated hereby; and

(b)           The Company will promptly notify Buyer of any action, suit, claim, investigation, any bankruptcy petition filed or pending in which any USG&E Company is the debtor or alleged debtor, or proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any USG&E Company that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 4.9 or that relates to the consummation of the transactions contemplated hereby.

7.6.          Adjusted Net Merger Consideration. Prior to the Closing, (a) Crius Energy Trust and CSF will cause to be transferred to Buyer an amount equal to the Cash Purchase Price plus the Cash Deposit Amount (as adjusted herein), (b) Crius Energy Trust will cause to be transferred to Buyer that number of trust units of Crius Stock equal to the Equity Consideration and (c) Buyer will contribute the cash and equity set forth in clauses (a) and (b) to Merger Sub as a capital contribution in order to pay the Adjusted Net Merger Consideration at the Closing.

7.7.          Commercially Reasonable Efforts; Further Assurances; Cooperation.

(a)           Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to fulfill its own express obligations under this Agreement as promptly as practicable, but in any event on or prior to the Closing Date, in accordance with the terms hereof.  To the extent that any Party (the “Assisting Party”) assists any other Party to fulfill the other Party’s obligations hereunder, such cooperation is solely voluntary and such cooperation, or the lack thereof, shall not be the basis of any claim, Liability, remedy or right of termination under this Agreement or otherwise, unless the action or inaction of the Assisting Party otherwise constitutes a breach of an express provision of this Agreement.

(b)           Each Party will give all notices to third parties required to be given by such Party hereunder and use its commercially reasonable efforts (in consultation with the other Parties, when appropriate) to obtain all third-party consents required to be obtained by such Party hereunder; provided, however, that neither the Company nor Buyer will be required to offer or pay any consideration or make any agreement or understanding affecting the USG&E Companies or their Assets and Properties in order to obtain any third party consents, approvals or waivers.

7.8.          Equity Interests.  The Company will not, and will cause each of the USG&E Companies to not, issue, sell or otherwise permit to become outstanding, or authorize the creation, amendment or modification of, any existing or additional equity interests of any of the USG&E Companies, including any securities or obligations convertible or exercisable or exchangeable for equity interests or any rights in respect thereof, except (a) pursuant to any agreements entered into prior to the Agreement Date that are disclosed on Schedule 7.8, and (b) in respect of the exercise of Company SARs and Company Warrants outstanding as of the Agreement Date in accordance with their terms.

7.9.          Public Announcements.  Neither the Company nor Buyer will issue (or cause or permit any of the USG&E Companies to issue) any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other (which consent will not be unreasonably withheld), except as may be required by applicable Law.  Notwithstanding anything in this Section 7.9 to the contrary, the Company and Buyer may mutually agree to issue a press release and/or make public statements (together or independently) regarding this Agreement and the transactions contemplated hereby upon Closing and will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements whether or not required by applicable Law.  Except for communications authorized in accordance with this Section 7.9, all Parties shall keep the terms of this Agreement and the transactions contemplated hereby confidential.

7.10.        Tax Matters.

(a)            Liability for Taxes.

(i)            The Company Holders will be liable for and will pay, and will severally (and not jointly and severally) indemnify Buyer against, without duplication, all Taxes imposed on the USG&E Companies, or for which the USG&E Companies may otherwise be liable (and for any associated losses, costs and expenses): (i) for any taxable year or period that ends on or before the Closing Date, (ii) with respect to any taxable period of the USG&E Companies that begins on or before and that ends after the Closing Date (any such period, a “Straddle Period”), for the portion of such Straddle Period ending on and including the Closing Date (together, with clause (i), the “Pre-Closing Tax Periods”), (iii) as a result of being or having been a member of any affiliated, consolidated, combined, or unitary group on or prior to the Closing Date (including pursuant to Treasury regulation §1.1502-6 or any analogous or similar state, local or non-U.S. Law), as a result of entering into a Tax sharing, Tax indemnity, Tax allocation or similar agreement (other than this Agreement) with another Person prior to the Closing or as a result of transferee or successor Liability arising in respect of a transaction undertaken prior to the Closing, and (iv) arising from the breach of any representation contained in Section 4.12, in each case only to the extent that such Taxes exceed the amount identified as a Liability for Taxes in the calculation of Final Working Capital or the amount of such indemnified Taxes taken into account in determining Indebtedness (such indemnified Taxes in clauses (i) through (iv) of this Section 7.10.(a), “Indemnified Taxes”); provided, however, that Company Holders shall have no obligation to indemnify Buyer against any Taxes (or any associated losses, costs or expenses) resulting from (x) a Code Section 338 election with respect to the Merger or (y) any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business.

(ii)           For purposes of Section 7.10.(a)(i), whenever it is necessary to determine the Liability for Taxes of the USG&E Companies for a Straddle Period, the determination of the Taxes of the USG&E Companies for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning the day after the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of day after the Closing Date and, subject to this Section 7.10.(a)(ii), items of income, gain, deduction, loss or credit of the USG&E Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the USG&E Companies were closed at the close of business on the Closing Date (and that the taxable period of any partnership or other pass-through entity in which the USG&E Companies hold a beneficial interest shall be deemed to terminate at such time), provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, and further provided that the Aggregate Company Transaction Expenses shall be apportioned to the Pre-Closing Tax Period to the extent permitted by applicable Tax Law.  Notwithstanding the foregoing, in the case of property Taxes and other Taxes imposed on a periodic basis with respect to the assets of a USG&E Company or otherwise measured by the level of any item, the amount of Taxes allocable to the portions of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)           Tax Returns.  Buyer will timely prepare or cause to be prepared, and shall timely file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the USG&E Companies (or their items of taxable gain, income, loss, credit or deduction) for Pre-Closing Tax Periods but for which the Tax Returns are properly due after the Closing Date.  All Tax Returns that are filed in accordance with this Section 7.10.(b) will be prepared and filed in a manner consistent with past practices, unless such position is contrary to the Code or other applicable Tax Law.  At least forty-five (45) days prior to the due date for any such income Tax Return, Buyer shall provide a draft to the Holder Representative for review and comment, and Buyer shall accept any reasonable comments provided by Holder Representative in writing within fifteen (15) days thereafter.  With respect to all other Tax Returns filed in accordance with this Section 7.10(b), Buyer shall use commercially reasonable efforts to provide a copy of such Tax Returns ten (10) days prior to, but not later than ten (10) days after, the due date of such Tax Returns, and Buyer shall accept any reasonable comments provided by Holder Representative in writing with respect to such Tax Returns.

(c)           Assistance and Cooperation.  After the Closing Date:

(i)            Buyer and the Holder Representative (and their Affiliates) will timely sign and deliver any certificates or forms that may be necessary or appropriate to establish an exemption from (or otherwise reduce) or file Tax Returns or other reports with respect to sales, transfer and similar Taxes in respect of the transactions contemplated by this Agreement;

(ii)           Any such sales, transfer and similar Taxes shall be paid by Buyer;

(iii)          Buyer and the Holder Representative (and their Affiliates) will assist each other in preparing and filing any Tax Returns relating to Taxes of the USG&E Companies for Pre-Closing Tax Periods;

(iv)          Buyer and the Holder Representative (and their Affiliates) will fully cooperate with each other in preparing for any Audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the USG&E Companies;

(v)          Buyer and the Holder Representative (and their Affiliates) will make available to each other and to any Governmental Authority with respect to Taxes, as reasonably requested, all information, records, and documents relating to Taxes of the USG&E Companies; and

(vi)          Buyer will furnish the Holder Representative and its Affiliates with copies of all material correspondence received from any Governmental Authority in connection with any Audit or information request concerning the USG&E Companies to the extent that any indemnification obligation of the Company Holders under this Agreement may be triggered by such Audit or information request.

(d)           Audit.  In the event of any investigation, audit, litigation or similar inquiry by any Governmental Authority regarding any USG&E Company’s Taxes or Tax Returns (an “Audit”) for any taxable period that could give rise to an indemnity claim against the Company Holders under this Agreement, the Holder Representative shall have the right to control such Audit with respect to those issues for which an indemnity claim may be sought (using Tax counsel reasonably acceptable to Buyer); provided, that such issues can be readily separated from other issues for which indemnity may not be sought, and provided further the Holder Representative acknowledges in writing the indemnity obligations of the Company Holders.   Buyer may participate in any such Audit at its own cost, and the Holder Representative will consult with Buyer in good faith as to the negotiation and settlement of such Audit. Buyer will (i) promptly notify the Holder Representative of such Audit, and (ii) promptly provide the Holder Representative all material information and documents reasonably requested by the Holder Representative with respect to the Audit and the subject matter thereof (including but not limited to executing any required powers of attorney and providing reasonable access to the USG&E Companies’ records and personnel); provided, that the failure of Buyer to provide prompt notice or access to documents, records or personnel shall not affect the indemnity obligations of the Company Holders except to the extent that the ability of the Company Holders to contest such Audit have been prejudiced thereby.  Neither Buyer nor the Holder Representative shall consent to any settlement or other disposition of any Audit that reasonably could be expected to result in any Liability to any Company Holder without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).   In the event that the Holder Representative elects not to assume control of an Audit pursuant to this Section 7.10.(d), Buyer shall be entitled to control the conduct and settlement of such Audit in its reasonable discretion.  Buyer agrees that it will not, and will not cause or permit the USG&E Companies to, amend any of the USG&E Companies’ Tax Returns for Pre-Closing Tax Periods or make any Tax election that has retroactive effect to any such year, in each case without the prior written consent of the Holder Representative, provided, however, that in the event a retroactive change in Tax Law results in such USG&E Company’s Tax position on an originally filed Tax Return being invalid, the prior written consent of the Holder Representative to such amendment shall not be unreasonably withheld (but only as to that portion of the amendment of the Tax Return that is affected by such retroactive change in Tax Law).

(e)           Pre-Closing Tax Matters.  From the date of this Agreement through the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably condition, withheld or delayed, the USG&E Companies shall not make, revoke or change any material Tax election, amend any Tax Return or file or surrender a claim for Tax refund relating to the USG&E Companies, settle or compromise any Tax Liability of the USG&E Companies, enter into any material contract in respect of Taxes with any Governmental Authority, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the USG&E Companies or change any method of Tax accounting of the USG&E Companies.  Prior to the Closing Date, all Tax sharing, indemnity, allocation or similar agreements relating to the USG&E Companies shall be terminated as to the USG&E Companies without any continuing Liability of the USG&E Companies.

(f)            Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Section 7.10, shall be unconditional and absolute and will remain in effect without limitation as to time; provided, however, that Buyer’s sole recourse for breaches of this Section 7.10 shall be a Pro Rata Sharing Event.

(g)           Tax Refunds and Related Matters. The Parties acknowledge and agree that: (i) any Tax refunds received by the USG&E Companies resulting from the net operating losses (x) arising in a post-Closing period, including as a result of such net operating losses being carried back to a period prior to the Closing Date or (y) arising in a pre-Closing period to the extent being carried forward to a period after the Closing Date, in each case, are not for the account of the Company Holders, and any such Tax refunds are solely for the account of the USG&E Companies or their Affiliates (including, after the Closing, Buyer), (ii) any Tax refunds received by the USG&E Companies with respect to a taxable period ending on or prior to the Closing Date, to the extent not described in clause (i) of this sentence are not for the account of the USG&E Companies or their Affiliates (including, after the Closing, Buyer) and such Tax refunds are solely for the account of the Company Holders and (iii) Buyer will pay the Exchange Agent the amount of any Tax refunds referred to in clause (ii) above for distribution and payment to the Company Holders in accordance with their Fully-Diluted Percentages within ten (10) days after receipt thereof.  Notwithstanding anything to the contrary herein, any Tax refunds taken into account in determining Net Working Capital shall be solely for the account of the USG&E Companies or their Affiliates (including, after the Closing, Buyer).

7.11.        Hart-Scott-Rodino.

(a)           The Company and Buyer will each file or cause to be filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) any  required to be filed under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated under it (the “HSR Act”) with respect to the transaction contemplated under this Agreement, as well as any other filings required under the Antitrust Laws of any other jurisdiction, as soon as practicable following the Agreement Date, but in any event within five (5) Business Days following the Agreement Date with respect to filings required under the HSR Act and within ten (10) Business Days following the Agreement Date for any filings required under any other Antitrust Law. Buyer and the Company will each pay 50% of any required fees to the applicable Government Authority with jurisdiction over the enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) the applicable filing fee required in connection with any HSR Act notification or other antitrust filing required in connection with this Agreement.  The Company and the Buyer will, and will cause its Affiliates to, consult and cooperate with the other party as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, (iii) respond promptly to any request for additional information made by either of the FTC or DOJ, and (iv) use their commercially reasonably efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.  For purposes of this Agreement, “Antitrust Laws” shall mean the HSR Act and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(b)           Subject to applicable Laws and subject to all applicable privileges, including the attorney‑client privilege, the Company and Buyer will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law, and shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Antitrust Entity regarding any such filings or this transaction.

7.12.        FERC.

(a)           The Company and Buyer will file or cause to be filed with FERC a single joint application pursuant to FPA Section 203 as is necessary to obtain required FERC approval for the consummation of the transactions contemplated by this Agreement, as soon as practicable following the Agreement Date, but in any event within ten (10) Business Days following the Agreement Date.  The initial draft of such application will be prepared by the Company’s counsel.

(b)           The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto, and shall have the joint right to approve such filings. FERC counsel engaged by the Parties shall be jointly responsible for and shall execute the filing, and, once approved by the Parties, counsel for the Company shall undertake the actual filing. Both counsel for the Company Holders and the Buyer shall manage all communications with FERC with respect to the FPA Section 203 application. To the maximum extent practicable and consistent with the provisions of this subsection and with FERC staff directions, the Parties will have their respective FERC counsel included in all communications with FERC staff concerning the FPA Section 203 application, including to the extent practicable in preparations for such communications. The Parties shall cooperate with one another to respond promptly to any requests for additional information made by FERC and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party shall bear its own costs incurred in connection with the FERC filing; provided, however, that if FERC requires or requests the submission of a statistical or economic competition or market-power study or screen analysis, under 18 C.F.R. Part 33 or otherwise, the cost of such study shall be borne one-half by the Buyer and one-half by the Holder Representative.

7.13.        Directors’ and Officers’ Indemnification and Insurance.

(a)            In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any present or former director, officer or employee of any USG&E Company (together, each a “Current Party” and collectively, the “Current Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Closing (including with respect any action or failure to take action occurring in connection with the approval of this Agreement and the consummation of the transaction contemplated hereby), Buyer will cause the USG&E Companies to, from and after the Closing, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by any of (i) applicable Law, (ii) the relevant USG&E Company’s Organizational Documents as in effect as of the date hereof, and (iii) any indemnity agreements applicable to any such Current Party or any contract between a Current Party and a USG&E Company, in each case, in effect on the date of this Agreement as disclosed in Schedule 7.13(a), against any losses, claims, damages, Liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Current Party), judgments, fines and amounts paid in settlement incurred by such Current Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that unless otherwise provided in any relevant indemnification agreement or any provision of the Company Organizational Documents, the USG&E Companies will not be liable for any settlement effected without the USG&E Companies’ prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.  In the event any claim under this Section 7.13 is asserted or made by a Current Party, any determination required to be made with respect to whether such Current Party’s conduct complies with the standards set forth under applicable Law will be made by independent legal counsel selected by such Current Party and reasonably acceptable to the USG&E Companies. In the event any claim, action, suit, or proceeding is brought against any Current Party, Buyer will, and will cause the USG&E Companies to, use all reasonable best efforts to assist in the vigorous defense of such matter, provided that neither Buyer nor the USG&E Companies may settle, compromise or consent to the entry of any judgment in any claim, action, suit, or proceeding (and in which indemnification could be sought by such Current Party hereunder) without the prior written consent of such Current Party if and to the extent the claimant seeks any non-monetary relief from such Current Party.

(b)           The Company will purchase prior to the Closing, and Buyer will cause the USG&E Companies to maintain after the Closing, a directors and officers liability tail policy covering the pre-Closing directors and officers of the USG&E Companies for a period of six (6) years immediately following the Closing Date and for such longer period as necessary to ensure coverage through the final disposition of any claim or claims asserted during such six (6) year period.  The insurance purchased pursuant to this Section 7.13.(b) will be prepaid in full at or prior to the Closing by the Company and will be non-cancelable.

(c)           The provisions of this Section 7.13 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Current Party and its successors and representatives after the Closing, and their rights under this Section 7.13 are in addition to, and will not be deemed to be exclusive of, any other rights to which a Current Party is entitled, whether pursuant to Law, contract or the Company Organizational Documents as in effect immediately prior to the Closing.

(d)           Following the Closing, Buyer will cause the USG&E Companies to include and maintain in effect in their respective Company Organizational Documents for a period of six (6) years after the Closing, provisions regarding the limitation of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses that are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such Company Organizational Documents as in effect as of the date hereof.

(e)           If any USG&E Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, such USG&E Company will cause proper provisions to be made so that the successors and assigns of such USG&E Company (or acquiror of such assets) will assume all of the obligations of such USG&E Company set forth in this Section 7.13.

7.14.        Employees; Benefit Plans; Partial Year Bonus.

(a)           At least three (3) Business Days prior to the Closing, Buyer will provide the Company Holders a list of employees of the USG&E Companies that Buyer wishes to continue to employ following the Closing with such employees who elect to continue employment with the USG&E Companies and continue employment with the applicable USG&E Company as of the Closing Date (including employees on temporary leave as of the Closing) hereafter referred to as the “Continuing Employees”. The Company Holders, pursuant to the provisions of Article 3 hereof with respect to the treatment of Company Employee Payments, shall pay, discharge, and be responsible for all severance liabilities for any terminated employee of the USG&E Companies who is not a Continuing Employee (including any employee who declines to continue their employment with Buyer prior to the Closing Date) and for any Continuing Employee who is terminated by Buyer within ninety (90) days following the Closing, up to an aggregate amount of $1,000,000.

(b)           At or prior to the Closing, the Company shall pay or cause to be paid all Company Employee Payments (exclusive of any severance payments or other payments described in clause (iii) of the definition thereof that are not known as of the Closing) to employees of the USG&E Companies.

(c)           Effective as of the day immediately preceding the Closing Date (and contingent upon the Closing becoming effective), the Company shall terminate all defined contribution plans maintained by the Company (collectively, the “Company 401(k) Plans”) and each Continuing Employee shall be eligible to rollover their account balance (including, during the sixty (60) day period immediately following the Closing Date, any outstanding loan) in such Company 401(k) Plan to a defined contribution plan intended to be qualified under Code maintained by Buyer.  Effective as of the Closing Date, the Company shall terminate all Employee Plans and Benefit Arrangements (other than the Company 401(k) Plans). The Company will take such action to ensure that the Company 401(k) Plans and each other terminated employee benefit plan are in documentary and operational compliance with the requirements of the Code and ERISA as of the date of such plan’s termination.

(d)           The Buyer shall cause the Continuing Employees to be eligible to participate Buyer’s employee benefit plans, programs or policies as in effect on the Closing Date (the “Buyer Benefit Plans”) as provided to other similarly situated employees of Buyer.  With respect to such Buyer Benefit Plans, Buyer shall (i) recognize all time of service of the Continuing Employees with the USG&E Companies (collectively, “Company Service”) as if such service were with Buyer, for eligibility and vesting purposes and (ii) cause the applicable Buyer Benefit Plans providing group health, vision, dental, life insurance, disability, vacation or paid time off benefits to recognize the Company Service of each Continuing Employee for purposes of benefit accrual and determining vacation or paid time off, in each case as applicable, under such Buyer Benefit Plans and (iii) use commercially reasonable efforts to waive or cause to be waived any waiting periods and pre-existing condition limitations to the extent the same are not applicable under the Employee Plans or Benefit Arrangements prior to the Closing and (iv) use commercially reasonable efforts to credit the Continuing Employees for all out-of-pocket maximum expenditures and deductible expenses, co-payments and other out-of-pocket expenses incurred by the Continuing Employees under the comparable Employee Plan or Benefit Arrangement in the year in which the Closing occurs. Notwithstanding the foregoing, nothing in this Section 7.14 shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Buyer generally.

(e)           The Company Holders shall bear all of the liabilities, obligations and costs relating to, and shall indemnify, defend and hold harmless Buyer from and against, any claims by or in respect of any employee of the USG&E Companies relating to the employment or termination of employment with an USG&E Company on or before the Closing Date, including under any employee benefit, plan, program or arrangement of the Company but not including any claim related to Buyer’s determination as to whose employment should or should not be continued as provided in subsection (a) hereof.

(f)            Nothing in this Section 7.14 shall be construed as an amendment of, or undertaking to amend, any Employee Plan or Benefit Arrangement  to prevent the amendment or termination of any Employee Plan or Benefit Arrangement  in accordance with its terms.  Nothing in this Section 7.14 shall limit the right of Buyer or its Affiliates to terminate the employment of any Continuing Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under an Employee Plan or Benefit Arrangement.  The Parties acknowledge and agree that all provisions contained in this Section 7.14 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including any employees, former employees, any participant in any Buyer Benefit Plan, Employee Plan or Benefit Arrangement or any beneficiary thereof or (ii) to continued employment with any of Buyer or its Affiliates, or particular benefits or coverage in any Buyer Benefit Plan, Employee Plan or Benefit Arrangement.

7.15.        Run-out Schedule.  On the date that is five (5) Business Days prior to the Closing Date, the Company shall provide Buyer with a Run-out Schedule updated as of the Run-out Update Date.

7.16.       Fees and Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly set forth herein, all expenses incurred by any Party or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the Party incurring those Expenses.

7.17.        Superior Proposal.

(a)           Promptly following the execution of this Agreement, the Company shall, and shall cause the USG&E Companies and its and their respective directors, officers and Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Buyer and its Affiliates) conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf to any Person (other than Buyer and its Affiliates). The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which the Company, any USG&E Company or any of their respective controlled Affiliates is a party with any Person (other than Buyer and its Affiliates) with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall use reasonable best efforts to enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement, including seeking injunctions to prevent any breaches of any such agreement.

(b)           Subject to the other terms of this Section 7.17, the Company shall not, and shall cause the USG&E Companies and its and their respective directors, officers and Representatives not to, directly or indirectly, do any of the following: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, or that would reasonably be expected to lead to, an Acquisition Proposal, (ii)  furnish any non-public information regarding any of the Company or any USG&E Company to any Person (other than Buyer, its Affiliates, and any of their Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii)  engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv)  approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (vi) enter into any letter of intent or agreement in principle or any contract with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal or (vii) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

(c)           Notwithstanding anything to the contrary in this Agreement, if at any time prior to the Closing, (i) the Company receives, after the date of this Agreement, a bona fide written Acquisition Proposal that was not solicited after the date of this Agreement, (ii) such Acquisition Proposal did not result from a breach of 7.17.(a) or 7.17.(b) of this Agreement, and (iii) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor, each of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, then, prior to the Closing, the Company may terminate this Agreement in accordance with Section 10.1.(b)(ii), provided that it shall first comply with Section 7.17.(d) and this Section 7.17.(c).  In no event shall the Company or any of its Affiliates or its Representatives participate in discussions or negotiations with the Person (and its or their directors, officers and Representatives and potential financing sources) making such Acquisition Proposal regarding such Acquisition Proposal until this Agreement has been terminated and the Company shall promptly (and in any event within forty-eight hours) advise Buyer of the receipt of any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, proposal or offer, and the material terms and conditions thereof). The Company shall keep Buyer informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Acquisition Proposal, proposal or offer, including furnishing copies of all offer letters, written proposals or similar documents, in each case, offering or proposing to effect an Acquisition Proposal.

(d)           The Board of Directors of the Company shall not terminate this Agreement in accordance with Section 7.18(c) and Section 10.1(b)(ii) unless: (A) the Company has first provided Buyer ten (10) Business Days’ prior written notice advising Buyer it intends to terminate this Agreement, with such notice setting forth the material terms of the applicable Superior Proposal, (B) during such ten (10) Business Day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith any written proposal by Buyer to amend the terms and conditions of this Agreement in a manner that would cause the applicable Superior Proposal to cease to be a Superior Proposal (C) if Buyer has revised the terms of this Agreement in a manner that would cause the applicable Superior Proposal to cease to be a Superior Proposal, the Company shall be obligated to reaffirm its obligations to enter into this Agreement.  If, after complying with clauses (A) - (C) of this Section 7.17.(d), this Agreement has not been amended in a manner that would cause the applicable Superior Proposal to cease to be a Superior Proposal, then, at the end of the ten (10) Business Day period required by clause (B) above, the Board of Directors of the Company may terminate this Agreement in accordance with Section 10.1.(b)(ii), provided that the Company act in good faith to consummate the transactions set forth in the applicable Superior Proposal.

(e)           Any action taken or not taken by any officer or director of the Company or any of the USG&E Companies or any financial advisor of the Company or any of the USG&E Companies that if taken or not taken by the Company would constitute a breach of this Section 7.17, shall be deemed a breach of this Agreement by the Company. If the Company becomes aware of any action taken or not taken by any Representative of the Company or any of the USG&E Companies that if taken or not taken by the Company would constitute a breach of this Section 7.17, the Company shall take all necessary action to cause such Representative to immediately cease the taking of, or cause to be taken, such action.

7.18.        Mace Book.  No more than five (5) Business Days prior to the Closing Date, the Company shall update the Mace Book, substantially in the format delivered to Buyer as of the date of this Agreement (but without redactions), to reflect current information as of the Closing Date.

7.19.        Supplements to Disclosure Schedules.  From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules for the Company hereto with respect to any matter hereafter arising or of which it becomes aware after the Agreement Date (each a “Schedule Supplement”), including one or more Schedule Supplements to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein; provided, however, that subject to the following sentence, each such event described in any Schedule Supplement shall be disregarded and not taken into account with respect to the determination of (i) Buyer’s right to indemnification pursuant to Article 8 and (ii) whether the conditions to the Closing set forth in Section 8.2.(a) have been satisfied.  In the event that a portion of a Schedule Supplement is delivered as a result of an event or action occurring between the date hereof and the Closing Date, and such event or action was consented to by Buyer in accordance with the procedures set forth in Section 7.1 or was the type of event or action that did not require Buyer’s consent solely because it was below the applicable threshold set forth in Section 7.1, then such portion of such Supplement that relates to such event or action shall be considered (and not disregarded) for all purposes hereunder.

7.20.        Preparation of Filings.

(a)           The Company will use its commercially reasonable efforts to promptly furnish to Buyer all such information, financial statements or other documentation (including consents) concerning the Company as may reasonably be requested by Buyer in connection with the preparation and filing of, and obtaining a receipt for, any preliminary prospectus or final prospectus (including any amendments and supplements thereto) and any other ancillary documents in respect thereof with the Canadian Securities Administrators (collectively, the “Prospectus Materials”). Without limiting the generality of the foregoing, the Company shall: (i) cooperate with the Buyer to facilitate the timely preparation and filing of the Prospectus Materials; (ii) as promptly as reasonably practicable, prepare and furnish information to be included in the Prospectus Materials, including but not limited to, any financial statements and financial data of the type required under the applicable securities legislation; (iii) use its commercially reasonable efforts to cause the officers, directors, employees, representatives and advisors, including legal and accounting advisors of the Company, to provide to the Buyer all cooperation reasonably requested by the Buyer that is necessary, proper or advisable in connection with the preparation and filing of the Prospectus Materials; (iv) promptly notify the Buyer of any correspondence from any applicable securities commission and/or regulatory authority and any applicable securities exchange in connection with the preparation and filing of the Prospectus Materials; (v) cooperate with the Buyer in corresponding with any applicable securities commission and/or regulatory authority in connection with the Prospectus Materials, including but not limited to the preparation of response letters to comment letters from any securities commission and/or regulatory authority, as applicable; and (vi) cooperate with the Buyer in corresponding with any applicable securities exchange in connection with the Prospectus Materials, including but not limited to the preparation of listing applications with the Toronto Stock Exchange.

(b)           Buyer will furnish to the Company all information concerning Buyer as may reasonably be requested by the Company in connection with the preparation of the Proxy Statement.

7.21.        Proxy; Company Meeting.

(a)           The Company shall promptly prepare a letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to the Company Stockholders in connection with the Merger (including any amendments or supplements) (collectively, the “Proxy Statement”), and promptly thereafter shall mail the Proxy Statement to the Company Stockholders.

(b)           The Company shall duly and properly, in accordance with the DGCL, notice and convene, and thereafter shall cause to occur, a meeting of the Company Stockholders (the “Company Meeting”) for purposes of approval of this Agreement, including the Merger, and at such meeting shall submit to such Company Stockholders a motion contemplating the adoption of the USG&E Holder Approval. Except in the case of termination of this Agreement pursuant to Section 10.1(b)(ii)  in the event of a Superior Proposal, the Board of Directors of the Company shall recommend that the Company Stockholders approve this Agreement, including the Merger, and shall not withdraw or modify in any manner adverse to Buyer any such recommendation. In connection with the Company Meeting, the Board of Directors of the Company shall (a) deliver the Proxy Statement (or cause the Proxy Statement to be delivered) to each holder of record of Company Stock as of the applicable record date; and (b) take such actions (including delivering such amendments and supplements to the Proxy Statement as may be reasonably necessary or appropriate) to cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

8.	CONDITIONS TO CLOSING

8.1.         Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the Closing and the transactions contemplated to occur at or after Closing will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)           Injunction.  There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as provided in this Agreement.

(b)           HSR Act.  The Parties shall have completed and filed the notification and report forms necessary under the HSR Act, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)           FERC.          The Parties have obtained any required approval of FERC under Section 203 of the FPA.

(d)           Other Approvals.  Buyer and the Company have received all other material authorizations of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement.

(e)           USG&E Holder Approval.  The Company has received the USG&E Holder Approval.

(f)            Regulatory Approvals.  Crius Energy Trust has received approval or conditional approval subject to official notice of issuance, of the Toronto Stock Exchange for (i) the issuance and listing of the Crius Stock to be issued to fund the Equity Consideration, and (ii) the issuance and listing of the securities of Crius Energy Trust in connection with an equity raise (the “Crius Equity Raise”) sufficient to enable Merger Sub, together with other funds to be provided to Merger Sub by Buyer prior to the Closing, to fund the aggregate Cash Purchase Price and Cash Deposit Amount.

(g)           Canadian Securities Exemption. The distribution of the trust units of Crius Stock forming part of the Equity Consideration being exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws and shall not be subject to resale restrictions under applicable Canadian securities laws (other than as applicable to control persons).

8.2.         Conditions to Buyer’s and Merger Sub’s Obligations.  The obligations of Buyer and Merger Sub to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company set forth in Article 4 and the representations and warranties of MVC set forth in Article 6 (in each case, other than the Fundamental Representations and those in Sections 4.3, 4.9 and 4.10) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), in each case, without giving effect to materiality, Material Adverse Effect or similar qualifiers in such representations and warranties, except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date) and (iii) the representations and warranties of the Company set forth in Sections 4.3, 4.9 and 4.10 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), in each case, without giving effect to materiality, Material Adverse Effect or similar qualifiers in such representations and warranties, except for such failures to be true and correct as would not, individually or in the aggregate, be material.

(b)           Covenants.  The Company has performed in all material respects each and every covenant and agreement required to be performed by it hereunder at or prior to the Closing.

(c)           Consents.  The Company has obtained executed, written consents or waivers of the third parties set forth in Schedule 8.2(c).

(d)           Dissenters’ Rights.  Company Stockholders holding no less than eighty seven and one half percent (87.5%) of the outstanding shares of Company Stock shall have returned fully and duly executed Letters of Transmittal (which Letters of Transmittal include a waiver of dissenters’ rights under the DGCL).

(e)           Deliveries.  The Company shall have complied with its delivery obligations set forth under Section 8.4.

(f)            QRCE.  Buyer has received evidence reasonably acceptable to it that QRCE as of the Closing Date will equal or exceed 350,000.

(g)           The Company has obtained duly executed amendments, restatements, supplements or other modifications of or to the Macquarie Financing Agreements as required to ensure that the consummation of the transactions contemplated by this Agreement does not constitute a breach of or default under any of the Macquarie Financing Agreements.

8.3.         Conditions to the Company’s Obligations.  The obligations of the Company to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Buyer and Merger Sub set forth in Article 5 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), in each case, without giving effect to materiality, Material Adverse Effect or similar qualifiers in such representations and warranties, except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect.

(b)           Covenants.  Buyer and Merger Sub have performed in all material respects all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

(c)           Consents.  Buyer and Merger Sub have obtained any third party consents required to be procured by them for consummation of the transactions contemplated hereunder as described in Schedule 8.3(c).

(d)           Payment of Adjusted Net Merger Consideration.  Merger Sub has delivered the Adjusted Net Merger Consideration as directed by Section 3.3.

(e)           Deliveries.  Buyer and Merger Sub shall have complied with their delivery obligations set forth under Section 8.5.

8.4.         Deliveries by the Company.  At or prior to the Closing (except as set forth below), the Company shall deliver, or cause to be delivered, the following to Buyer and Merger Sub:

(a)           a closing certificate certifying compliance with the conditions set forth in Section 8.2;

(b)           the consents obtained by the Company under Section 8.2.(c) above;

(c)           an appropriate certification, in form and substance reasonably acceptable to Buyer, providing that the Company is not a U.S. real property holding corporation for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Affidavit”), with timely notice of the FIRPTA Affidavit to be filed with the IRS in a form and manner prescribed by applicable Treasury regulations;

(d)           executed resignations of each director and officer of each of the USG&E Companies, effective as of the Effective Time;

(e)           all amendments, supplements or other modifications to the Macquarie Financing Agreements required to be delivered by the Company pursuant to Section 8.2(c) above;

(f)            the Payment Schedule pursuant to the delivery requirements set forth in Section 3.2;

(g)           the Mace Book pursuant to Section 7.18;

(h)           the Exchange Agent Agreement, duly executed by the Company and each other party thereto;

(i)            the Legacy Escrow Agreement, duly executed by the Company and each other party thereto (other than the Buyer);

(j)            customary payoff letters and lien release documentation reasonably satisfactory to the Buyer relating to all Indebtedness of the USG&E Companies set forth on Schedule 3.3(a)(i) and the termination of all Liens on any Assets and Properties securing any such Indebtedness;

(k)           a good standing certificate of each of the USG&E Companies, issued by the Secretary of State of the applicable governing jurisdiction of such entity, dated not more than ten (10) days prior to the Closing Date;

(l)            a secretary’s certificate, certifying as to the resolutions adopted by the Company authorizing the transactions contemplated by this Agreement;

(m)          all other documents, instruments and writings required to be delivered by the Company and the Holder Representative to Buyer or Merger Sub at or prior to the Closing pursuant to this Agreement;

(n)           a duly executed lock-up agreement by each Seller, in form and substance satisfactory to the Buyer and Crius Energy Trust, acting reasonably, prohibiting such Seller, without the prior written consent of the underwriters to the Crius Equity Raise, from selling any Crius Stock received by such Seller as part of their Equity Consideration through the facilities of the Toronto Stock Exchange or any other securities trading platform for a period of (i) four months from the Closing Date for each Seller other than MVC, and (ii) six months from the Closing Date for MVC; and

(o)           such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably acceptable to Buyer, as Buyer may reasonably request to effect the transactions contemplated by this Agreement.

8.5.          Deliveries by Buyer and Merger Sub to the Company.  At the Closing, Buyer (or Merger Sub as specifically provided) shall deliver, or cause to be delivered, the following to the Company (or the Holder Representative as specifically provided):

(a)           a closing certificate certifying compliance with the conditions set forth in Section 8.3;

(b)           by Merger Sub, the Adjusted Net Merger Consideration pursuant to Section 3.3 (to include, (i) the Seller Notes (issued by the Surviving Corporation) in lieu of any cash in respect of the Debt Purchase Price and (ii) the Equity Consideration (to the Holder Representative));

(c)           the Legacy Escrow Agreement, duly executed by the Buyer;

(d)           the Seller Notes Security Agreement, duly executed by the Company;

(e)           the Crius Trust Guaranty, duly executed by Crius Energy Administrator Inc., as administrator for and on behalf of Crius Energy Trust;

(f)            a certificate from the transfer agent of Crius Energy Trust as to the number of trust units of Crius Stock issued and outstanding as at a date no more than two Business Days prior to the Closing Date;

(g)           all other documents, instruments and writings required to be delivered by Buyer or Merger Sub to the Company and the Holder Representative at or prior to the Closing pursuant to this Agreement; and

(h)           such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably acceptable to the Company, as the Company may reasonably request to effect the transactions contemplated by this Agreement.

9.	INDEMNIFICATION

9.1.          Indemnification Obligations to Buyer.

(a)           From and after the Closing Date, subject to the limitations set forth in this Article 9, the Company Holders will, severally (and not jointly and severally) on a pro rata basis based on their Fully-Diluted Percentages, indemnify and hold harmless Buyer and each of its Representatives and Affiliates (including, for the avoidance of doubt, the Surviving Entity) and each of their respective heirs, executors, insurers, successors and assigns (collectively, the “Buyer Indemnified Parties”), pursuant to a Pro Rata Sharing Event, except as otherwise set forth in this Article 9, from, against and in respect of any and all claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and judgments and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses), arising out of or relating to (without duplication):

(i)            any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in any of the Ancillary Documents;

(ii)           any breach of any covenant, agreement or undertaking made by the Company in this Agreement or in any of the Ancillary Documents;

(iii)          any Liabilities relating to or arising from the matters set forth on Schedule 9.1(a)(iii), notwithstanding that they are included in Schedule 4.9 or otherwise in the Disclosure Schedules;

(iv)          any Excess Regulatory Liabilities;

(v)           the Drilling Companies, including without limitation any costs, liabilities or obligations arising from any bankruptcy filing (if any);

(vi)          any fraud or willful misconduct of the Company in connection with this Agreement or the Ancillary Documents;

(vii)         Indemnified Taxes; and

(viii)         any Liabilities set forth on Schedule 9.1(a)(viii).

(b)           MVC will severally (and not joint and severally) indemnify and hold harmless the Buyer Indemnified Parties solely from the outstanding amount under the Seller Notes allocated to MVC plus any accrued and unpaid interest to MVC, except as otherwise set forth in this Article 9, from, against and in respect of any and all claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and judgments and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses), arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by MVC in this Agreement or in any of the Ancillary Documents or (ii) any breach of any covenant, agreement or undertaking made by MVC in this Agreement or in any of the Ancillary Documents.

(c)           The claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Buyer Indemnified Parties described in Section 9.1.(a) and 9.1.(b), as to which the Buyer Indemnified Parties are entitled to indemnification hereunder, are hereinafter referred to as the “Buyer Losses.”  For purposes of Section 9.1.(a) and 9.1.(b), a breach of a representation or warranty contained in this Agreement or any Ancillary Document shall be deemed to exist if such representation or warranty is inaccurate or breached as of the date such representation or warranty is made or deemed made pursuant to this Agreement.  In no event shall any dollar threshold expressly set forth in the representations and warranties in Article 4 be ignored for purposes of determining the accuracy of any representation or warranty hereunder.

9.2.          Indemnification Obligations of Buyer.

(a)           From and after the Closing Date, subject to the applicable limitations set forth in this Article 9, Buyer will indemnify and hold harmless the Company Holders and each of their Representatives and Affiliates and each of their respective heirs, executors, insurers, successors and assigns (collectively, the “Holder Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and judgments and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(i)            any breach or inaccuracy of any representation or warranty made by Buyer, Merger Sub or Crius Energy Trust in this Agreement or in any of Ancillary Documents;

(ii)           any breach of any covenant, agreement or undertaking made by Buyer, Merger Sub (arising prior to the Closing), the Surviving Corporation (arising after the Closing) or Crius Energy Trust in this Agreement or in any of Ancillary Documents; and

(iii)          any fraud or willful misconduct of Buyer, Merger Sub or Crius Energy Trust in connection with this Agreement or Ancillary Documents.

(b)           The claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Holder Indemnified Parties described in this Section 9.2 as to which the Holder Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Holder Losses.”  For purposes of Section 9.2.(a), a breach of a representation or warranty contained in this Agreement or any Ancillary Document shall be deemed to exist if such representation or warranty is inaccurate or breached as of the date such representation or warranty is made or deemed made under this Agreement.

9.3.          Direct Claims.

(a)           Except as otherwise provided herein, in order for a Buyer Indemnified Party or a Holder Indemnified Party (each, as the case may be, an “Indemnified Party”) to make a proper claim for indemnification hereunder, such Indemnified Party must, within the Claims Period, give to the Party from which indemnification is being sought under Section 9.1 or Section 9.2 hereof, as applicable (each, an “Indemnifying Party”) a notice in writing (a “Claim Notice”) describing in reasonable detail any claim for indemnification hereunder and the facts giving rise to such claim.  The Indemnified Party must further include in such Claim Notice the amount or the method of computation of the amount of such claim (to the extent then known), and a reference to the provision or provisions of this Agreement pursuant to which such claim is made, including the representation, warranty or covenant with respect to which such claim is being made or other basis for such claim; provided, that the specification in such Claim Notice or any such amount or the method for computation of the amount of such claim will in no way limit the amount of Buyer Losses or Holder Losses, as applicable, to which such Indemnified Party is entitled to indemnification hereunder in respect of such claim.

(b)           If an Indemnified Party sends a Claim Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any disputed claim within 30 days after the Indemnifying Party’s receipt thereof.

(c)           Notwithstanding the foregoing, this Section 9.3 does not apply with respect to a claim made by a Person that is not a Buyer Indemnified Party or a Holder Indemnified Party (any such Person, a “Third Party Claimant”) against an Indemnified Party, which claims are governed by Sections 9.4, or claims with respect to Audits, which claims are governed by Section 7.10.(d).

(d)           If the Company Holders collectively, as opposed to any individual Company Holder (including any Seller), are the Indemnified Parties or the Indemnifying Parties, then (i) the Holder Representative will act on behalf of the Company Holders for all matters with respect to any such claims, including without limitation, that Buyer shall give a Claim Notice to the Holder Representative in lieu of notifying the Company Holders directly and the Holder Representative will give a Claim Notice to Buyer on behalf of the Company Holders and (ii) to the extent the Company Holders are the Indemnifying Parties for any such indemnified claim, the Buyer shall cause each relevant USG&E Company to assign, pledge, transfer and convey all of the claims, demands, causes of action or charges of any nature (asserted and unasserted) that any such USG&E Company may have against any third party in respect of such indemnified claim to the Holder Representative to act on behalf of the Company Holders for all matters relating thereto.

9.4.          Third Party Claims.

(a)           Promptly after receipt by an Indemnified Party under this Article 9 of a Claim Notice by a Third Party Claimant of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment for any Buyer Losses or Holder Losses (as the case may be), such Indemnified Party will notify the Indemnifying Party (if such claim relates to the Company Holders collectively, as opposed to any individual Company Holders, then Buyer shall give the Claim Notice to the Holder Representative in lieu of notifying the Company Holders directly), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in prejudice to the Indemnifying Party.

(b)           The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to accept full responsibility (subject to the limitations set forth in Sections 9.6 and 9.7) for any Buyer Losses or Holder Losses (as the case may be) resulting from such audit, investigation, action or proceeding, and to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred (subject to the limitations set forth in Section 9.6); provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  Without limiting the foregoing, the Holder Representative may, at its option, continue to assume the defense or settlement of the proceedings set forth on Schedule 9.4(b) on behalf of the Company which defense and settlement shall not require the consent of Buyer provided that the costs and expenses associated with the defense and settlement of such proceedings is not more than one hundred ten percent (110%) the Specified Settlement Amount.  Any and all Liabilities associated with the proceedings set forth on Schedule 9.4(b) (including, without limitation, any costs and expenses associated with the defense or settlement thereof) shall be the sole responsibility the Buyer up to the Specified Settlement Amount; provided, however, that the Company Holders shall remain responsible for any Excess Regulatory Liabilities in accordance with Section 9.1(a) hereof.  If such Liabilities, in the aggregate, are less than the Specified Settlement Amount, the Surviving Corporation shall pay the difference to the Exchange Agent for distribution to the Company Holders in accordance with their respective Fully-Diluted Percentages.

(c)           The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.4.(a).  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates, (iv) the liability arising from such claims, individually or in the aggregate, could be expected to be less than $2,000,000 and the aggregate claims made by Buyer or Buyer Indemnified Parties under this Agreement is less than $2,000,000, (v) the Indemnifying Party provides written notice of no less than three (3) Business Days to the Indemnified Party with respect to the terms of such settlement or consent prior to execution or agreement thereof and (vi) such settlement or consent does not negatively affect the business of either Buyer (or its Affiliates) or any USG&E Company in any material respect; provided, however, that an Indemnifying Party may settle any matter set forth on Schedule 4.12 to the extent that such settlement or consent does not negatively affect the business of either Buyer (or its Affiliates) or any USG&E Company in any material respect after the Closing Date.

(d)           In the event an Indemnified Party claims a right to payment pursuant to this Agreement, other than pursuant to Section 9.4.(a), such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice will specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim by mutual agreement or mediation.  If the Indemnified Party and the appropriate Indemnifying Party fail to establish the merits and amount by way of mutual agreement or mediation they will establish the merits and amount by way of litigation.  Within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will cause to be provided to the Indemnified Party payment for such claim in the respective manner set forth in this Agreement for such Indemnifying Party.

(e)           This Section 9.4 shall not apply to claims with respect to Audits, which claims shall be governed by Section 7.10.(d).

9.5.          Claims Period. For purposes of this Agreement, a “Claims Period” is the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.  The Claims Period for all claims under this Agreement will begin on the Closing Date and terminate on the eighteen (18) month anniversary of the Closing Date, except that the Claims Period for indemnification claims (i) for breaches of the Fundamental Representations and Fundamental Capitalization Representation will begin on the Closing Date and terminate on the ten (10) year anniversary of the Closing Date, (ii) for breaches of the representations in Section 4.10, Section 4.19.(a)-(f), pursuant to Section 9.1.(a)(iv) or pursuant to Section 9.1(a)(viii) will begin on the Closing Date and terminate on the three (3) year anniversary of the Closing Date, (iii) pursuant to Section 9.1.(a)(v) will begin on the Closing Date and terminate on the five (5) year anniversary of the Closing Date, (iv) pursuant to Section 9.1(a)(iii) or Section 9.1.(a)(vi) will survive for the applicable statute of limitations (taking into account any extensions), (v) for breaches of the Special Representations and pursuant to Section 9.1.(a)(vii) will begin on the Closing Date and terminate on the later of (A) sixty (60) days after the expiration of the latest applicable statute of limitations (taking into account any extensions) or (B) the five (5) year anniversary of the Closing Date, and (vi) for breaches of covenants will begin on the Closing Date and survive until fully performed.

9.6.          Limitation on Indemnity.

(a)          Notwithstanding anything to the contrary set forth herein, the Indemnified Parties shall not make a claim against the Company Holders or Buyer, as applicable, for indemnification for Buyer Losses or Holder Losses, as the case may be, under this Agreement unless and until the aggregate amount of such Buyer Losses or Holder Losses, as the case may be, exceeds $500,000 (the “Basket”), in which event the Indemnified Parties may claim indemnification for all Buyer Losses or Holder Losses, as the case may be, including those credited toward the Basket; provided, however, that this Section 9.6.(a) shall not apply to Section 9.1(a)(ii)-(vii), the Fundamental Representations, the Fundamental Capitalization Representation or Section 9.2(a)(ii) and (iii).

(b)           Any amount payable pursuant to this Article 9 shall (retroactively if necessary, resulting in a prompt refund to the Indemnifying Party): (i) be decreased to the extent of any insurance proceeds actually received by the Indemnified Party in respect of an indemnifiable Holder Loss or Buyer Loss, as applicable, and (ii) be reduced by any actual recoveries from third Persons pursuant to indemnification or otherwise in respect thereto.

(c)           In the event that any claim against an Indemnifying Party hereunder results in an actual Tax benefit to the Indemnified Party by reason of a deduction or adjustment for Tax purposes in respect of the losses, damages or other costs underlying such claim, which deduction or adjustment is currently realized, including by reason of a carryback to a prior taxable year, for the taxable year in which such losses, damages or other costs are paid or accrued, the Indemnifying Party will be entitled to a credit against any Liability hereunder in the amount by which any Taxes of the Indemnified Party are actually or could potentially be reduced by reason of such deduction or adjustment allowed the Indemnified Party for any payment, settlement or satisfaction of such claim, or due to the losses, damages or other costs underlying such claim (net of any incremental Taxes actually incurred by the Indemnified Party as a result of the same claim).

(d)           The indemnification provided in this Article 9 shall be the exclusive post-Closing remedy available to any Party for any breach of any representation, warranty or covenant (other than, in the case of covenants, matters that on their face require payments in certain circumstances to include break fees, among other things) by any other Party contained herein or in any of the documents contemplated hereby, except as provided in Section 7.10 as to Tax matters, Section 11.5 with respect to indemnification of the Holder Representative by the Company Holders, in Section 12.5 with respect to indemnification of the Legacy Holder Representative by the Legacy Holders, except for adjustment in Section 3.3(c) and except for cases of fraud or willful misconduct.  The foregoing shall not limit or otherwise restrict MVC or any Seller from making any claim directly against the Surviving Corporation or Crius Energy Trust under the Seller Notes, the Seller Notes Security Agreement or Crius Trust Guaranty.

(e)            The parties agree that any indemnification payment made under this Article 9 shall be treated as an adjustment to the Adjusted Net Merger Consideration for all Tax purposes unless otherwise required by applicable Law.

(f)            Notwithstanding anything to the contrary contained herein, solely for the purposes of determining the amount of Buyer Losses and Holder Losses in connection with a breach of a representation or warranty set forth in this Agreement, but not with respect to determining whether the breach occurred, each representation and warranty (other than that contained in Section 4.8, 4.11(a)(xvi), 4.17, 5.15) shall be read without regard and without giving effect to any materiality or material adverse effect standard or similar qualification contained in such representation or warranty.

9.7.          Recovery Limited.  The total amount of Buyer Losses for which Buyer Indemnified Parties, collectively, may claim or receive indemnification at any time shall not exceed $10,000,000 (the “Cap”), and no Buyer Indemnified Party may recover Buyer Losses from any source other than pursuant to a Pro Rata Sharing Event.  Notwithstanding the immediately preceding sentence:

(a)          The Company Holders shall be responsible for payment of Buyer Losses in respect of breaches of the Fundamental Capitalization Representation, recovery for which will be initially obtained based on a Pro Rata Sharing Percentage; provided, however, that in the event that Buyer Losses under this Article 9 exceed the Cap, the Sellers shall be solely responsible for additional payment of Buyer Losses in respect of breaches of the Fundamental Capitalization Representation in excess of the Cap severally (and not jointly and severally) in proportion to the Fully-Diluted Common Shares held by each Seller as compared to the aggregate Fully-Diluted Shares of all Sellers as a reduction of the aggregate amount outstanding under the Seller Notes and any accrued and unpaid interest on the Seller Notes held by the Sellers in an amount not to exceed $4,000,000 in excess of the Cap in the aggregate.

(b)          The Company Holders shall be responsible for payment of Buyer Losses in respect of any indemnity obligations under Section 9.1(a)(v), recovery for which will be initially obtained based on a Pro Rata Sharing Percentage; provided, however that in the event that Buyer Losses under this Article 9 exceed the Cap, the Sellers shall be solely responsible for additional payment of Buyer Losses in respect of Section 9.1(a)(v) in excess of the Cap severally (and not jointly and severally) in proportion to the Fully-Diluted Common Shares held by each Seller as compared to the aggregate Fully-Diluted Shares of all Sellers as a reduction of the aggregate amount outstanding under the Seller Notes and any accrued and unpaid interest on the Seller Notes held by the Sellers in an amount not to exceed $2,500,000 in excess of the Cap in the aggregate.

(c)          In addition to the provisions set forth in Section 9.7(a), the Cap shall not apply to Section 9.1(a)(vi), and in the event that Buyer Losses exceeded the Cap, the Sellers shall be solely responsible for additional payment of Buyer Losses in respect of Section 9.1(a)(vi) in excess of the Cap severally (and not jointly and severally) in proportion to the Fully-Diluted Common Shares held by each Seller as compared to the aggregate Fully-Diluted Shares of all Sellers as a reduction of the aggregate amount outstanding under the Seller Notes and any accrued and unpaid interest on the Seller Notes held by the Sellers.

(d)          For the avoidance of doubt, the exceptions to the Cap set forth in Sections 9.7(a)-(c) (i) provide for recovery by the Buyer Indemnified Parties in excess of the Cap subject to the applicable Claims Period, and (ii) are exclusive of each other and the amounts set forth therein may be recovered separately in excess of the Cap.  Should the Buyer Indemnified Parties recover Buyer Losses in respect of any (i) breaches of the Fundamental Capitalization Representation or (ii) indemnity obligations under Sections 9.1(a)(v) or (vi), in connection with a Pro Rata Sharing Event, and following such time, the Cap is exceeded, the Parties agree to reallocate the amounts previously recovered from the Company Holders to permit the Buyer Indemnified Parties to recover amounts from the Sellers in excess of the Cap as permitted by Sections 9.7(a)-(c) so long as the aggregate amounts so recovered do not exceed the Cap and the applicable amounts allowed in excess of the Cap are permitted by Sections 9.7(a)-(c).

(e)          No Indemnified Party may recover an amount in excess of such Party’s actual losses hereunder.  No Buyer Indemnified Party may recover any Buyer Losses to the extent such amount was treated as a reduction in calculating Final Working Capital (except as specifically set forth in Section 7.10(a)(i)).  Notwithstanding anything in this Agreement to the contrary, other than with respect to claims brought by Third Party Claimants, in no event shall any Company Holder be liable under this Agreement for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated, nor shall any Company Holder be liable under this Agreement for any loss or damage of any kind that relates to the business of Buyer and its Affiliates (other than, after the Closing, the USG&E Companies) or the operation thereof.

(f)           For the avoidance of doubt, the provisions of this Article 9 shall not be the sole and exclusive remedy in cases of fraud or willful misconduct in connection with this Agreement or the Ancillary Documents.

10.	TERMINATION

10.1.        Termination.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of Buyer and the Company;

(b)           by the Company, if:

(i)            Buyer has breached any representation, warranty or agreement contained in this Agreement in any material respect, which breach would enable the Company not to consummate the transactions contemplated hereby under Section 8.3;

(ii)           the Board of Directors of the Company desires to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal that has been received and considered by the Board of Directors of the Company; provided, that the procedures set forth in Section 7.17 regarding such Superior Proposal are followed; or

(iii)          the transactions contemplated by this Agreement have not been consummated on or before 11:59 pm New York City time on September 1, 2017; provided, that (A) the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1.(b)(iii) if the Company’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, and (B) the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(iii) if all conditions to Closing have been satisfied or are immediately capable of satisfaction at Closing (assuming the reasonable, good faith cooperation of the Parties) other than the conditions set forth in Sections 8.1.(b), 8.1.(c)) and 8.1.(d).

(c)           by Buyer, if

(i)            the Company has breached any representation, warranty or agreement contained in this Agreement in any material respect, which breach would enable Buyer not to consummate the transactions contemplated hereby under Section 8.2; or

(ii)           the transactions contemplated by this Agreement have not been consummated on or before 11:59 pm New York City time on September 1, 2017; provided, that (A) Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1.(c)(ii) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, or if the failure to close is due to a failure of the closing condition set forth in Section 8.1.(b), and (B) Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) if all conditions to Closing have been satisfied or are immediately capable of satisfaction at Closing (assuming the reasonable, good faith cooperation of the Parties) other than the conditions set forth in Sections 8.1.(b), 8.1.(c)) and 8.1.(d).

(d)           by Buyer or the Company, if the Necessary Stockholder Approval shall not have been obtained at the Company Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken.

The date on which a termination pursuant to this Section 10.1 occurs shall be referred to herein as the “Termination Date.”

10.2.        Opportunity to Cure.  Notwithstanding anything to the contrary herein:

(a)           The Company may not terminate this Agreement pursuant to Section 10.1.(b)(i) unless the Company has given Buyer written notice of the Company’s intent to terminate this Agreement at least ten (10) days prior to the date of such intended termination, during which period Buyer shall have the opportunity to cure such breach, and, if cured, the Company may not terminate this Agreement for such cured breach pursuant to Section 10.1.(b)(i); and

(b)           Buyer may not terminate this Agreement pursuant to Section 10.1.(c)(i) unless Buyer has given the Company written notice of Buyer’s intent to terminate this Agreement at least ten (10) days prior to the date of such intended termination, during which period the Company shall have the opportunity to cure such breach, and, if cured, Buyer may not terminate this Agreement for such cured breach pursuant to Section 10.1.(c)(i).

10.3.        Effect of Termination.

(a)           In the event of termination of this Agreement pursuant to Section 10.1, there shall be no Liability or obligation on the part of any Party hereto other than as provided in this Section 10.3 and this Agreement shall forthwith become void (except Sections 7.3.(c), 7.4, 10.1, 10.3 and 13); provided, however, that nothing herein shall relieve any Party from liabilities for damages incurred or suffered by any other Party as a result of willful breach of any covenants or other agreements set forth in this Agreement (it being understood that if the Closing does occur, Article 9 will provide the sole remedy hereunder for a breach of any representation or warranty).

(b)           If the Company terminates this Agreement pursuant to Section 10.1.(b)(i), then within five Business Days after such termination, Buyer will pay to the Company $7,000,000 as liquidated damages unless the event or condition permitting termination of this Agreement pursuant to Section 10.1.(b)(i) is the refusal of any Governmental Authority to provide any consent required for the consummation of the transactions contemplated by this Agreement, in which case no liquidated damages shall be payable pursuant to this Section 10.3.(b).  Notwithstanding the foregoing, regardless of whether the Company may terminate this Agreement pursuant to Section 10.1.(b)(i), in no event will the fee referenced in this clause (b) be paid if at such time, the Company has breached any representation, warranty or agreement contained in this Agreement in any material respect, which breach would permit the Buyer not to consummate the transactions contemplated hereby pursuant to the terms of this Agreement.

(c)           If the Buyer terminates this Agreement pursuant to Section 10.1.(c)(i) or the Company terminates this Agreement pursuant to Section 10.1.(b)(ii), then within five Business Days after such termination, the Company will pay to Buyer $7,000,000 as liquidated damages unless the event or condition permitting termination of this Agreement pursuant to Section 10.1.(c)(i) is the refusal of any Governmental Authority to provide any consent required for the consummation of the transactions contemplated by this Agreement, in which case no liquidated damages shall be payable pursuant to this Section 10.3.(c).  If the Buyer or the Company terminates this Agreement pursuant to Section 10.1(d), then within five Business Days after such termination, the Company will pay to Buyer $1,500,000.  Notwithstanding the foregoing, regardless of whether Buyer may terminate this Agreement pursuant to Section 10.1(c)(i) or the Company may terminate this Agreement pursuant to Section 10.1.(b)(ii), in no event will the fee referenced in this clause (c) be paid if at such time, the Buyer has breached any representation, warranty or agreement contained in this Agreement in any material respect, which breach would permit the Company not to consummate the transactions contemplated hereby pursuant to the terms of this Agreement (for the avoidance of doubt, this sentence shall not apply in the event of a termination pursuant to Section 10.1.(d)).

11.	HOLDER REPRESENTATIVE

11.1.        Designation and Replacement of the Holder Representative.  The Parties have agreed that it is desirable to designate a representative to act on behalf of the Company Holders to represent the interests of the Company Holders with respect to all matters arising under this Agreement and the Exchange Agent Agreement.  The Parties have designated MVC as the initial Holder Representative, and approval of this Agreement by the Necessary Stockholder Approval shall constitute ratification and approval of such designation.  The Holder Representative may resign at any time, and may be removed by the vote of Persons that collectively owned shares of Company Stock that constituted the Necessary Stockholder Approval immediately prior to the Effective Time (or, in the case of a vote occurring prior to the Effective Time, by the vote of Persons that collectively own shares of Company Stock constituting the Necessary Stockholder Approval as of such time) (the Majority Holders”); provided, however, that such resignation or removal of the Holder Representative shall not be effective unless and until (i) a successor Holder Representative has been appointed and accepts such position and executes a joinder to this Agreement to comply with the terms hereof as the Holder Representative and (ii) written notice thereof has been provided to Buyer.  Any successor Holder Representative shall be deemed automatically to be the “Holder Representative” under this Agreement and the Exchange Agent Agreement.

11.2.        Authority and Rights of the Holder Representative.  The Holder Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Company Holders except as expressly provided herein.  Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to:

(a)           act according to the terms of this Agreement and the Ancillary Documents in the absolute discretion of the Holder Representative (but not to vote on any matter requiring a vote of the Company Stockholders);

(b)           represent the Company Holders and their respective successors with respect to all matters arising under this Agreement and the Ancillary Documents, including, after the Closing, to negotiate and enter into amendments to this Agreement and the Exchange Agent Agreement for and on behalf of the Company Holders and make all decisions required or allowed to be made by the Holder Representative pursuant to the provisions hereof and thereof (including the right to defend, settle, compromise or take any other action with respect to any matter for which Buyer seeks indemnification under Article 9;

(c)           to retain a portion of the Cash Consideration in the amount of the Holder Representative Fund Amount as a reserve against the payment of expenses incurred in its capacity as the Holder Representative;

(d)           to incur and pay out of the Holder Representative Fund Amount expenses, including fees of attorneys, accountants and other advisers, incurred in good faith by the Holder Representative in its capacity as such pursuant to the transactions contemplated by this Agreement, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; and

(e)           in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or any Ancillary Document.

11.3.        Certain Agreements of Company Holders.  Each Company Holder, by virtue of the approval of the Merger and the adoption of this Agreement (and not by virtue of any other act of such Company Holder), (a) agrees that all actions taken by the Holder Representative under this Agreement or any Ancillary Document shall be binding upon such Company Holder and such Company Holder’s successors as if expressly confirmed and ratified in writing by such Company Holder, (b) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Holder Representative taken in good faith under this Agreement or the Exchange Agent Agreement and (c) grants the Holder Representative full power and authority to interpret all terms and provisions of this Agreement and any Ancillary Document and to consent to any amendment hereof or thereof on behalf of such Company Holder and its successors.  The Holder Representative shall at all times be entitled to (but not required to) rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction unless the Holder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Holder Representative against the costs, expenses and liabilities that may be incurred by the Holder Representative in responding to such direction.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Holder Representative shall be permitted to communicate with the Company Holders, including in electronic form.

11.4.        Representations and Warranties of the Holder Representative.  The Holder Representative represents and warrants to Buyer and Merger Sub as of the date of this Agreement and as of the Closing as follows:

(a)           The Holder Representative has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware.

(b)           The Holder Representative has the requisite organizational power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the necessary organizational action of the Holder Representative, and no other organizational procedure on the part of the Holder Representative is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by the Holder Representative, and this Agreement constitutes a legal, valid and binding obligation of the Holder Representative, enforceable against the Holder Representative in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)           There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of the Holder Representative, investigations, pending before or by any Governmental Authority or, to the knowledge of the Holder Representative, threatened, against the Holder Representative that, if determined adversely, could have a material adverse effect on the ability of the Holder Representative to enter into and perform its obligations under this Agreement.  There is no unsatisfied judgment or any open injunction binding upon the Holder Representative which could have a material adverse effect on the ability of the Holder Representative to enter into and perform its obligations under this Agreement.

11.5.        Limitation of Liability; Indemnification.

(a)           To the maximum extent permissible by Law, the Holder Representative shall incur no liability of any kind to any Company Holder or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Holder Representative, except with respect to its own willful misconduct or gross negligence.  Holder Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Company Holder or other party.  In all questions arising under this Agreement or any of the Ancillary Documents, Holder Representative may rely on the advice of counsel, accountants or other skilled persons, and Holder Representative will not be liable to the Company Holders or any other Person for anything done, omitted or suffered in good faith by Holder Representative based on such advice of counsel, accountants or other skilled persons, as the case may be.

(b)           The Company Holders shall, severally and not jointly, on a pro rata basis based on their Fully-Diluted Percentages, indemnify, defend and save harmless Holder Representative and its members, managers, directors, officers, agents and employees (the “Holder Representative Indemnitees”), in an aggregate amount not to exceed the Cash Consideration received by each Company Holder, from and against any and all losses arising out of or in connection with Holder Representative’s execution and performance of this Agreement and the Exchange Agent Agreement, or otherwise in connection with acting as the Holder Representative, in each case as such loss is incurred; provided, that in the event that any such loss or any portion thereof is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of any Holder Representative Indemnitee, Holder Representative shall repay to the Company Holders the amount of such indemnified loss attributable to such gross negligence or willful misconduct.  If not paid directly to the Holder Representative by the Company Holders, any such losses may be recovered by the Holder Representative from the Holder Representative Fund Amount; provided, that while this section allows the Holder Representative to be paid from the Holder Representative Fund Amount, this does not relieve the Company Holders from their obligation to promptly pay such losses as such losses are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. The Company Holders acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of Holder Representative or the termination of this Agreement.

(c)           Holder Representative is hereby granted a lien on, right of set-off against and security interest in the Holder Representative Fund Amount for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

(d)           Notwithstanding anything in this Agreement to the contrary, in no event shall Holder Representative be liable under this Agreement or the Exchange Agent Agreement to the Company Holders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if Holder Representative has been advised of the likelihood of such loss or damage, no matter the form of action.

(e)           Buyer, Merger Sub, and their respective Representatives and Affiliates shall be entitled to rely on the full power of Holder Representative to act hereunder, and under any other Ancillary Document, on behalf of the Company Holders and shall not be liable in any way whatsoever for any action that Buyer, Merger Sub, or any of their respective Representatives or Affiliates takes or omits to take in reliance upon such Holder Representative’s power and authority.

12.	LEGACY HOLDER REPRESENTATIVE

12.1.        Designation and Replacement of the Legacy Holder Representative.  The Parties have agreed that it is desirable to designate a representative to act on behalf of the Legacy Holders to represent the interests of the Legacy Holders with respect to all matters arising under this Agreement and the Exchange Agent Agreement with respect to the Legacy Holder Representative Fund.  The Parties have designated James B. Wiser, as the initial Legacy Holder Representative, and approval of this Agreement by the Necessary Stockholder Approval shall constitute ratification and approval of such designation.  The Legacy Holder Representative may resign at any time, and may be removed by the vote of Persons that collectively owned shares of Company Stock that constituted the Necessary Stockholder Approval (excluding shares of Company Stock owned by Sellers) immediately prior to the Effective Time (or, in the case of a vote occurring prior to the Effective Time, by the vote of Persons that collectively own shares of Company Stock constituting the Necessary Stockholder Approval (excluding shares of Company Stock owned by Sellers) as of such time) (the “Legacy Majority Holders”); provided, however, that such resignation or removal of the Legacy Holder Representative shall not be effective unless and until (i) a successor Legacy Holder Representative has been appointed and accepts such position and executes a joinder to this Agreement to comply with the terms hereof as the Legacy Holder Representative and (ii) written notice thereof has been provided to Buyer.  Any successor Legacy Holder Representative shall be deemed automatically to be the “Legacy Holder Representative” under this Agreement and the Exchange Agent Agreement.

12.2.        Authority and Rights of the Legacy Holder Representative.  The Legacy Holder Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement; provided, however, that the Legacy Holder Representative shall have no obligation to act on behalf of the Legacy Holders except as expressly provided herein.  Without limiting the generality of the foregoing, the Legacy Holder Representative shall have full power, authority and discretion to:

(a)           act according to the terms of this Agreement and the Ancillary Documents in the absolute discretion of the Legacy Holder Representative (but not to vote on any matter requiring a vote of the Company Stockholders);

(b)           represent the Legacy Holders and their respective successors with respect to all matters arising under this Agreement and the Ancillary Documents that relate to the Legacy Holder Representative Fund Amount and the Legacy Escrow Amount,  including, after the Closing, to negotiate and enter into amendments to this Agreement, the Legacy Escrow Agreement and the Exchange Agent Agreement for and on behalf of the Legacy Holders and make all decisions required or allowed to be made by the Legacy Holder Representative pursuant to the provisions hereof and thereof;

(c)           to retain a portion of the Cash Consideration in the amount of the Legacy Holder Representative Fund Amount as a reserve against the payment of expenses incurred in its capacity as the Legacy Holder Representative;

(d)           to incur and pay out of the Legacy Holder Representative Fund Amount and the Legacy Escrow Amount expenses, including fees of attorneys, accountants and other advisers, incurred in good faith by the Legacy Holder Representative in its capacity as such pursuant to the transactions contemplated by this Agreement, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; and

(e)           in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the matters described in Sections 12.2.(b)-(d) above.

12.3.        Certain Agreements of Legacy Holders.  Each Legacy Holder, by virtue of the approval of the Merger and the adoption of this Agreement (and not by virtue of any other act of such Legacy Holder), (a) agrees that all actions taken by the Legacy Holder Representative with respect to the matters described in Section 12.2 of this Agreement or any Ancillary Document shall be binding upon such Legacy Holder and such Legacy Holder’s successors as if expressly confirmed and ratified in writing by such Legacy Holder, (b) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Legacy Holder Representative taken in good faith under this Agreement or the Exchange Agent Agreement and (c) with respect to the matters described in Section 12.2, grants the Legacy Holder Representative full power and authority to interpret all terms and provisions of this Agreement and any Ancillary Document and to consent to any amendment hereof or thereof on behalf of such Company Holder and its successors.  The Legacy Holder Representative shall at all times be entitled to (but not required to) rely on any directions received from the Legacy Majority Holders; provided, however, that the Legacy Holder Representative shall not be required to follow any such direction unless the Legacy Holder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Legacy Holder Representative against the costs, expenses and liabilities that may be incurred by the Legacy Holder Representative in responding to such direction.  The Legacy Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Legacy Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Legacy Holder Representative shall be permitted to communicate with the Company Holders, including in electronic form.

12.4.        Representations and Warranties of the Legacy Holder Representative.  The Legacy Holder Representative represents and warrants to Buyer and Merger Sub as of the date of this Agreement and as of the Closing as follows:

(a)           The Legacy Holder Representative is an individual resident of the State of Florida.

(b)           This Agreement has been duly and validly executed and delivered by the Legacy Holder Representative, and this Agreement constitutes a legal, valid and binding obligation of the Legacy Holder Representative, enforceable against the Legacy Holder Representative in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)           There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of the Legacy Holder Representative, investigations, pending before or by any Governmental Authority or, to the knowledge of the Legacy Holder Representative, threatened, against the Legacy Holder Representative that, if determined adversely, could have a material adverse effect on the ability of the Legacy Holder Representative to enter into and perform his obligations under this Agreement.  There is no unsatisfied judgment or any open injunction binding upon the Legacy Holder Representative which could have a material adverse effect on the ability of the Legacy Holder Representative to enter into and perform his obligations under this Agreement.

12.5.        Limitation of Liability; Indemnification.

(a)           To the maximum extent permissible by Law, the Legacy Holder Representative shall incur no liability of any kind to any Company Holder or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Legacy Holder Representative, except with respect to its own willful misconduct or gross negligence.  Legacy Holder Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Company Holder or other party.  In all questions arising under this Agreement or any of the Ancillary Documents, Legacy Holder Representative may rely on the advice of counsel, accountants or other skilled persons, and Legacy Holder Representative will not be liable to the Company Holders or any other Person for anything done, omitted or suffered in good faith by Legacy Holder Representative based on such advice of counsel, accountants or other skilled persons, as the case may be.

(b)           The Legacy Holders shall, severally and not jointly, on a pro rata basis based on their Fully-Diluted Percentages adjusted to reflect the exclusion of the Sellers, indemnify, defend and save harmless Legacy Holder Representative and its members, managers, directors, officers, agents and employees (the “Legacy Holder Representative Indemnitees”), in an aggregate amount not to exceed the Cash Consideration received by each Legacy Holder, from and against any and all losses arising out of or in connection with Legacy Holder Representative’s execution and performance of this Agreement and the Exchange Agent Agreement, or otherwise in connection with acting as the Legacy Holder Representative, in each case as such loss is incurred; provided, that in the event that any such loss or any portion thereof is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of any Legacy Holder Representative Indemnitee, Legacy Holder Representative shall repay to the Legacy Holders the amount of such indemnified loss attributable to such gross negligence or willful misconduct.  If not paid directly to the Legacy Holder Representative by the Legacy Holders, any such losses may be recovered by the Legacy Holder Representative from the Legacy Holder Representative Fund Amount; provided, that while this section allows the Legacy Holder Representative to be paid from the Legacy Holder Representative Fund Amount, this does not relieve the Legacy Holders from their obligation to promptly pay such losses as such losses are suffered or incurred, nor does it prevent the Legacy Holder Representative from seeking any remedies available to it at law or otherwise. The Legacy Holders acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of Legacy Holder Representative or the termination of this Agreement.

(c)           Legacy Holder Representative is hereby granted a lien on, right of set-off against and security interest in the Legacy Holder Representative Fund Amount for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

(d)           Notwithstanding anything in this Agreement to the contrary, in no event shall Legacy Holder Representative be liable under this Agreement or the Exchange Agent Agreement to the Company Holders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if Legacy Holder Representative has been advised of the likelihood of such loss or damage, no matter the form of action.

(e)           Buyer, Merger Sub, and their respective Representatives and Affiliates shall be entitled to rely on the full power of Legacy Holder Representative to act hereunder, and under any other Ancillary Document, on behalf of the Legacy Holders and shall not be liable in any way whatsoever for any action that Buyer, Merger Sub, or any of their respective Representatives or Affiliates takes or omits to take in reliance upon such Legacy Holder Representative’s power and authority.

13.	MISCELLANEOUS

13.1.        Notices.  All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or sent by registered or certified mail (return receipt requested) or by reputable national courier (with evidence of delivery and postage and other fees prepaid) or facsimile or electronic mail as follows:

If to Buyer, Merger Sub, CSF or Crius Energy Trust:

c/o Crius Energy, LLC
535 Connecticut Avenue
6th Floor
Norwalk, CT 06854
Attention: Barbara Clay, General Counsel
Facsimile: 203-560-4477
E-Mail: bclay@criusenergy.com

With a copy to (which shall not constitute notice):

Baker Botts L.L.P.
1299 Pennsylvania Ave., NW
Washington, DC 20004

Attention: Elaine M. Walsh
Facsimile: 202-585-1042
E-Mail:  elaine.walsh@bakerbotts.com

If to the Company:

David Weinberg
Chief Financial Officer
U.S. Gas & Electric, Inc.
3700 Lakeside Drive, 6th Floor
Miramar, FL 33027
Facsimile: 305-947-5797
E-Mail: dweinberg@usgande.com

With a copy to (which shall not constitute notice):

Nicholas Giannasca
Davis Wright Tremaine LLP
1251 Avenue of the Americas, 21st Floor
New York, NY 10020
Facsimile: 212-379-5229
E-Mail: nicholasgiannasca@dwt.com

If to the Holder Representative:

Puneet Sanan
Managing Director
MVC Capital, Inc.
287 Bowman Avenue, 2nd Floor
Purchase, NY 10577
Facsimile: 914-701-0315
E-Mail: psanan@mvccapital.com

If to the Legacy Holder Representative:

James B. Wiser
16960 Timberlakes Drive,
Fort Myers, FL 33908
Telephone: 716-863-8651
E-Mail: jimwiser@aol.com

or to such other place and with such other copies as any Party hereto may designate as to itself by written notice to the others.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  In the case of transmission by electronic mail or facsimile transmission, such matter will be deemed received upon transmission on a Business Day (or otherwise the next Business Day) as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission).

13.2.        Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

13.3.        Assignment; Successors in Interest.  No assignment or transfer by any Party of its rights and obligations under this Agreement may be made except with the prior written consent of each other Party to this Agreement; provided, however, that this sentence shall not apply to an assignment by Buyer to its Affiliates, which, for the avoidance of doubt, includes Affiliates that control Buyer, it being understood that any such assignment by Buyer shall not relieve Buyer of its obligations under this Agreement.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

13.4.        Number; Gender.  Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

13.5.        Captions.  The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references to Schedules are references to Schedules to this Agreement.

13.6.        Controlling Law; Amendment.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to choice of law rules of any jurisdiction.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties signed on behalf of each Party.

13.7.       Consent to Jurisdiction, Etc.  EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH ANY DISAGREEMENT, DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT (FOR PURPOSES OF THIS SECTION, A “LEGAL DISPUTE”) MAY ONLY BE BROUGHT IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW CASTLE AND STATE OF DELAWARE.  THE PARTIES AGREE THAT ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO ANY LEGAL DISPUTE SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT.  EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO ASSERT, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY LEGAL DISPUTE, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION 13.7 AFTER THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

13.8.       Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

13.9.        Counterparts.  This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original, and all of which counterparts taken together constitute but one and the same instrument.  Facsimile signature pages and signature pages scanned electronically will be deemed originals for all purposes and may be attached to copies of this Agreement as originals.

13.10.      Enforcement of Certain Rights.  Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement; provided, however, that the Current Parties will be deemed third party beneficiaries of the agreements and covenants set forth in Section 7.13 hereof (the “Third Party Beneficiaries”).  Notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that the agreements, covenants and provisions referred to in the immediately preceding sentence are intended for the direct and irrevocable benefit of the Third Party Beneficiaries described therein and their respective heirs and legal representatives (each, a “Third Party Beneficiary Party”), and that each Third Party Beneficiary Party, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such applicable agreements and covenants and shall have the right to enforce such agreements and covenants against Buyer, the USG&E Companies and their Affiliates in all respects fully and to the same extent as if such Third Party Beneficiary Party were a party hereto.

13.11.      Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

13.12.      Integration.  This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between the Parties, except for that certain Confidentiality Agreement, which shall remain in force and effect until the Closing or, if the Closing does not occur, until said Confidentiality Agreement expires in accordance with its terms.

13.13.      Cooperation.  After the Closing Date, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

13.14.      Privilege and Work Product.  Buyer and the Company agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence, in each case of the Company prior to the Closing, attaching in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Company Holders after the Closing and may be waived only by the Company Holders (or the Holder Representative or Legacy Holder Representative, as applicable), and not the Company, and shall not pass to or be claimed or used by Buyer or the Company, except to assert privilege as against third party claims pursuant to Section 9.4.

 [Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

VERENGO, INC.

By:	/s/ Michael Fallquist
Name: Michael Fallquist
Title: Chief Executive Officer

MACE MERGER SUB, INC.

By:	/s/ Michael Fallquist
Name: Michael Fallquist
Title: Chief Executive Officer

CRIUS ENERGY TRUST, for the limited purposes set forth herein, by its administrator, CRIUS ENERGY ADMINISTRATOR INC.

By:	/s/ Michael Fallquist
Name: Michael Fallquist
Title: Chief Executive Officer

CRIUS SOLAR FULFILLMENT, LLC, for the limited purposes set forth herein

By:	/s/ Michael Fallquist
Name: Michael Fallquist
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

U.S. GAS & ELECTRIC, INC.

By:	/s/ David Weinberg
Name: David Weinberg
Title: EVP & Chief Financial Officer

MVC CAPITAL, INC.
as a Seller and Holder Representative

By:	/s/ Michael Tokarz
Name: Michael Tokarz
Title: Chairman & Portfolio Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

JAMES B. WISER,
as Legacy Holder Representative

By:	/s/ James B. Wiser
Name: James B. Wiser
Title:

[Signature Page to Agreement and Plan of Merger]